   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 2003
                                                     REGISTRATION NO. 333-108353
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            ------------------------
                                Amendment No. 1
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                              AVONDALE MILLS, INC.
             (Exact name of registrant as specified in its charter)

            ALABAMA                                2200                                   63-0936782
(State or Other Jurisdiction of         (Primary Standard Industrial         (I.R.S. Employer Identification No.)
 Incorporation or Organization)          Classification Code Number)

                              AVONDALE INCORPORATED
            (Exact name of coregistrant as specified in its charter)

            GEORGIA                                2200                                     58-0477150
(State or Other Jurisdiction of         (Primary Standard Industrial         (I.R.S. Employer Identification No.)
 Incorporation or Organization)          Classification Code Number)

                            ------------------------

                             506 SOUTH BROAD STREET
                              MONROE, GEORGIA 30655
                                 (770) 267-2226

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                              JACK R. ALTHERR, JR.
                    VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER
                              AVONDALE MILLS, INC.
                             506 SOUTH BROAD STREET
                              MONROE, GEORGIA 30655
                                 (770) 267-2226
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:

                                 ALAN J. PRINCE
                               KING & SPALDING LLP
                              191 PEACHTREE STREET
                           ATLANTA, GEORGIA 30303-1763
                                 (404) 572-4600

                            ------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                         CALCULATION OF REGISTRATION FEE


============================================================================================================================
                                                                                                PROPOSED
                                                                                                MAXIMUM
                                                                         PROPOSED MAXIMUM      AGGREGATE
                                                       AMOUNT TO          OFFERING PRICE        OFFERING       AMOUNT OF
TITLE OF CLASS OF SECURITIES TO BE REGISTERED        BE REGISTERED         PER UNIT (1)         PRICE (1)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
10 1/4% Senior Subordinated Notes due 2013.........  $ 150,000,000             100%           $150,000,000  $       12,135(2)
----------------------------------------------------------------------------------------------------------------------------
Guarantee of 10 1/4% Senior Subordinated Notes
    Due 2013.......................................             --              --                      --            None(3)
============================================================================================================================


(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.


(2)      Previously Paid.



(3)      No fee required pursuant to Rule 457(n).


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 2003


                              AVONDALE MILLS, INC.

                                OFFER TO EXCHANGE

                                  $150,000,000
                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2013
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                       FOR
       ANY AND ALL OUTSTANDING 10 1/4% SENIOR SUBORDINATED NOTES DUE 2013
         THAT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

THE NEW NOTES

         - The terms of the new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions, exchange offer provisions and additional interest provisions relating to the old notes do not apply to the new notes.

         - The new notes will mature on July 1, 2013. The new notes will bear interest at the rate of 10 1/4% per year. We will pay interest on the new notes on January 1 and July 1 of each year, beginning January 1, 2004.

         - We may redeem some or all of the new notes at any time prior to July 1, 2008, at a specified price. We may redeem some or all of the new notes at any time on or after July 1, 2008, at the redemption prices described in this prospectus. In addition, on or before July 1, 2006, we may redeem up to 35% of the original principal amount of the new notes at 110.25% of their face amount, plus accrued and unpaid interest, if any, with the net proceeds of specified equity offerings.

         - The new notes will rank junior in right of payment to all of our existing and future senior indebtedness and equal in right of payment with all of our existing and future senior subordinated indebtedness.

         - The new notes will be fully and unconditionally guaranteed on an unsecured, senior subordinated basis by Avondale Incorporated, our parent company and sole shareholder.

         - If we experience certain changes of control, we must offer to purchase the new notes at 101% of their face amount, plus accrued and unpaid interest.

         -        The new notes will not be listed on any securities exchange.
                  Currently, there is no public market for the new notes.

THE EXCHANGE OFFER

         -        The exchange offer will expire at 5:00 p.m., New York City
                  time, on          , 2003, unless extended.

         - All old notes validly tendered and not validly withdrawn pursuant to the exchange offer will be exchanged. For each old note validly tendered and not validly withdrawn pursuant to the exchange offer, the holder will receive a new note having a principal amount equal to that of the tendered old note.

         - Tenders of old notes may be withdrawn at any time before the expiration date of the exchange offer.

         - Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.


         SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF THE FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN EXCHANGE OF OLD NOTES FOR NEW NOTES.


         WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is          , 2003.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.............................................................................     i
SUMMARY.........................................................................................................     1
RISK FACTORS....................................................................................................    10
FORWARD-LOOKING STATEMENTS......................................................................................    18
USE OF PROCEEDS.................................................................................................    19
CAPITALIZATION..................................................................................................    19
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA..................................................................    20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................    22
BUSINESS........................................................................................................    34
MANAGEMENT......................................................................................................    43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................    48
PRINCIPAL SHAREHOLDERS..........................................................................................    49
THE EXCHANGE OFFER..............................................................................................    52
DESCRIPTION OF CERTAIN INDEBTEDNESS.............................................................................    62
DESCRIPTION OF THE NEW NOTES....................................................................................    64
REGISTRATION RIGHTS.............................................................................................    90
BOOK-ENTRY; DELIVERY AND FORM...................................................................................    91
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..........................................................    93
PLAN OF DISTRIBUTION............................................................................................    93
LEGAL MATTERS...................................................................................................    94
EXPERTS.........................................................................................................    94
INDEX TO FINANCIAL STATEMENTS AND SCHEDULE......................................................................   F-1

         EACH BROKER-DEALER THAT RECEIVES NEW NOTES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF THE NEW NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, WHICH WE REFER TO AS THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF NEW NOTES RECEIVED IN EXCHANGE FOR OLD NOTES WHERE THE OLD NOTES WERE ACQUIRED BY THE BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. AVONDALE MILLS, INC. AND AVONDALE INCORPORATED HAVE AGREED THAT, FOR A PERIOD OF UP TO 180 DAYS AFTER THE CONSUMMATION OF THE EXCHANGE OFFER, OR FOR SUCH LONGER PERIOD AS PROVIDED BY THE REGISTRATION RIGHTS AGREEMENT, WE WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE. SEE "PLAN OF DISTRIBUTION."

                       WHERE YOU CAN FIND MORE INFORMATION

         Avondale Mills, Inc. and Avondale Incorporated have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the offering of the new notes. This prospectus is part of the registration statement. As described below, you may obtain from the SEC a copy of the registration statement and exhibits that Avondale Mills, Inc. and Avondale Incorporated filed with the SEC. The registration statement may contain additional information that may be important to you. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

         Avondale Incorporated currently files reports with the SEC. As a result of the exchange offer, Avondale Incorporated will be subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. In addition, under the indenture governing the old notes and the new notes, Avondale Mills, Inc. and Avondale Incorporated have agreed that during any period in which Avondale Mills, Inc. and Avondale Incorporated are not subject to the reporting and informational requirements of the Exchange Act, for so long as the new notes remain outstanding, they will distribute to the holders of the notes, copies of the financial information that Avondale Mills, Inc. and Avondale Incorporated would have been required to file with the SEC pursuant to the

Exchange Act; provided, however, that so long as Avondale Incorporated is the guarantor of the old notes or the new notes, the reports, information and other documents required to be filed and provided as described hereunder may, at Avondale Mills, Inc.'s option, be filed by and be those of Avondale Incorporated rather than Avondale Mills, Inc. This financial information shall include annual reports containing consolidated financial statements and notes thereto, together with an opinion thereon expressed by an independent public accounting firm, management's discussion and analysis of financial condition and results of operations, as well as quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year.

         The registration statement, as well as such reports, exhibits and other information filed by Avondale Mills, Inc. and Avondale Incorporated with the SEC are available to the public over the Internet at the SEC's web site at http://www.sec.gov. Please note that the SEC's website is included in this prospectus as an inactive textual reference only. The information contained on the SEC's website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also read and copy any document Avondale Mills, Inc. and Avondale Incorporated files with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

         You may request a copy of Avondale Mills, Inc.'s and Avondale Incorporated's filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

                                    Avondale Mills, Inc.
                                    506 South Broad Street
                                    Monroe, Georgia 30655
                                    Attention: Secretary
                                    Telephone: (770) 267-2226

         TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST IT NO
LATER THAN FIVE (5) BUSINESS DAYS BEFORE      , 2003, THE EXPIRATION DATE OF
THE EXCHANGE OFFER.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE ONLY OFFERING TO EXCHANGE THE OLD NOTES FOR NEW NOTES IN JURISDICTIONS WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                                     SUMMARY

         The following summary highlights selected information contained in this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document. In this prospectus, unless the context requires otherwise, references to "Avondale," "Avondale Mills," "our company," "we," "our" and "us" refer to Avondale Mills, Inc. and its subsidiaries. References to "the guarantor" and "our parent" refer to Avondale Incorporated, our parent company, sole shareholder and the guarantor of the notes. References to a "fiscal" year refer to our fiscal year, which ends on the last Friday in August, and may include 52 or 53 weeks. Whenever we refer to EBITDA in this prospectus, we have calculated it as described below under "-- Summary Consolidated Financial and Other Data."

                                   OUR COMPANY

GENERAL

         We are a leading domestic manufacturer and marketer of cotton and cotton-blend fabrics and yarns used in the production of casual apparel and, to a lesser extent, home furnishings and industrial products. We design, manufacture and market a broad line of indigo-dyed denim for both branded and private label apparel producers of denim jeans, slacks, shorts, skirts and jackets as well as non-apparel producers of denim luggage, bags and other products. We also design and manufacture an extensive line of piece-dyed sportswear and workwear fabrics. Our sportswear fabrics are marketed to both branded and private label producers of casual, or khaki, slacks, shorts and skirts. Our workwear fabrics are marketed to producers of uniforms, career apparel and other workwear (shirts, slacks and jackets) that are distributed through either the rental or retail channels. We manufacture cotton and cotton-blend yarns, which are sold to knitters and weavers of apparel fabrics. We also manufacture specialty and coated fabrics, which are sold to the apparel, home furnishings and industrial markets. In fiscal 2002, we sold our fabrics and yarns to approximately 1,200 customers, including many of the world's leading apparel companies.

         Our predecessor was founded in 1895 by the family of G. Stephen Felker, our chairman, president and chief executive officer. We currently operate 20 manufacturing facilities with locations in Alabama, Georgia, North Carolina and South Carolina. Our facilities and equipment are modern and efficient, reflecting the significant investment made in recent years to enhance our productivity, operating efficiencies and manufacturing flexibility, and to reduce our unit costs. During this time, we have closely managed our working capital and reduced our debt considerably.

         In fiscal 2002, we had net sales, EBITDA and net loss of $659.7 million, $67.9 million and ($0.1) million, respectively. For the thirty-nine weeks ended May 30, 2003, we had net sales, EBITDA and net income of $461.1 million, $52.6 million and $1.1 million, respectively. See "-- Summary Consolidated Financial and Other Data" for a discussion of EBITDA and the reconciliation of EBITDA to net income (loss).

PRODUCTS

         We conduct our business through three principal segments: apparel fabrics, yarns and other sales.

         Apparel fabrics. Our apparel fabrics consist of cotton and cotton-blend denim, sportswear and workwear fabrics and are generally manufactured to fill specific customer orders.

         We are a leading domestic manufacturer and marketer of indigo-dyed denim used in the production of branded and private label denim jeans, slacks, shorts, skirts, jackets and other denim garments. We design, often in conjunction with our customers, and manufacture a broad range of high quality, value-added denim with new and innovative colors, textures, weaves and finishes. Our denim customers include VF Corporation (the maker of the Lee, Rider, Wrangler, Rustler, Brittania, Chic and Healthtex brands), Levi Strauss & Co., or Levi's, The Gap Inc. (including Old Navy) and several large private label manufacturers.

         We are one of the largest domestic manufacturers and marketers of cotton sportswear fabrics used in the production of khaki slacks, shorts, skirts and other sportswear garments. We produce fabrics in a wide variety of styles, colors, finishes, textures and weights according to individual customer specifications, including, for example, fabrics with water and stain repellant finishes. Our sportswear fabrics customers include Levi's (the maker of the

Dockers brand), VF Corporation, Haggar Corp., Tropical Sportswear Int'l Corporation (maker of the Savane and Farah brands) and several large private label manufacturers.

         We are a leading domestic manufacturer and marketer of cotton and cotton-blend workwear fabrics used in the production of uniforms, career apparel and other workwear (shirts, slacks, jackets and other garments). Our workwear fabrics customers require durable fabrics characterized by long wear and easy care. We work closely with our customers to develop fabrics with these and other enhanced performance characteristics. Our workwear fabrics customers include Cintas Corporation, Carhartt, Inc., VF Corporation, Williamson-Dickie Mfg. Co. and American Uniform Co.

         Apparel fabric sales accounted for 78.1% and 79.2% of our net sales in fiscal 2002 and the thirty-nine weeks ended May 30, 2003, respectively.

         Yarns. We are one of the largest domestic manufacturers of cotton and cotton-blend yarns, which we use internally in the production of our woven apparel fabrics or market to knitters or weavers of apparel fabrics. Our customers use our yarns in the manufacture of a broad range of items, including apparel (T-shirts, underwear, socks and hosiery, knitted shirts, shorts and slacks, denim jeans, woven khaki slacks, and fleece sweatshirts, pants and jackets), and home furnishings. Yarn customers include Fruit of the Loom Ltd., Russell Corporation and numerous other producers of knit apparel. Our yarn sales accounted for 15.9% and 15.4% of our net sales in fiscal 2002 and the thirty-nine weeks ended May 30, 2003, respectively.

         Other. Our other sales include specialty greige and coated fabrics.

         We produce undyed, unfinished cotton and cotton-blend greige fabrics that we market to manufacturers of apparel, home furnishings and industrial products. We work with our customers to create new fabric styles and constructions and can alter our overall product mix to meet changing customer requirements. In addition, we can maintain our production levels and efficiencies by manufacturing greige fabrics for use in our apparel fabrics operation.

         We produce a variety of coated fabrics that we market to recreational, industrial and military product manufacturers. Products made from our coated fabrics include awnings, tents, boat covers and life vests. We also finish customers' fabrics on a commission basis, which enables those customers to meet short delivery schedules while minimizing inventories.

         Our other sales accounted for 6.0% and 5.4% of our net sales in fiscal 2002 and the thirty-nine weeks ended May 30, 2003, respectively.

         We are an Alabama corporation and our principal executive offices are located at 506 South Broad Street, Monroe, Georgia 30655. Our telephone number is (770) 267-2226.

                               THE EXCHANGE OFFER

         On June 30, 2003, we completed the offering of $150,000,000 aggregate principal amount of our 10 1/4% senior subordinated notes due 2013 in a transaction exempt from registration under the Securities Act. In connection with the offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to commence this exchange offer. Accordingly, you may exchange your old notes for new notes which have substantially the same terms. We refer to the old notes and the new notes together as the notes. The following is a summary of the exchange offer. For a more complete description of the terms of the exchange offer, see "The Exchange Offer" in this prospectus.

Securities Offered............................     $150,000,000 aggregate principal amount
                                                   of our 10 1/4% senior subordinated notes
                                                   due 2013, registered under the Securities Act.
                                                   The terms of the new notes offered in the
                                                   exchange offer are substantially identical to
                                                   those of the old notes, except that the transfer
                                                   restrictions, exchange offer provisions and
                                                   additional interest provisions relating to the
                                                   old notes do not apply to the new notes.

The Exchange Offer............................     We are offering new notes in exchange for a like
                                                   principal amount of our old notes. We are
                                                   offering these new notes to satisfy our
                                                   obligations under a registration rights agreement
                                                   which we entered into with the initial purchasers
                                                   of the old notes. You may tender your outstanding
                                                   notes for exchange by following the procedures
                                                   described under the heading "The Exchange Offer."
                                                   The exchange offer is not subject to any federal
                                                   or state regulatory requirements other than
                                                   securities laws.

Expiration Date; Tenders; Withdrawal..........     The exchange offer will expire at 5:00 p.m., New
                                                   York City time, on     , 2003, unless we extend it.
                                                   We do not currently intend to extend the
                                                   exchange offer. However, if we elect to
                                                   extend the exchange offer on one or more
                                                   occasions, we will not extend the exchange
                                                   offer for more than an aggregate of 30 days.
                                                   You may withdraw any old notes that you tender
                                                   for exchange at any time prior to the expiration
                                                   date of the exchange offer. We will accept any
                                                   and all old notes validly tendered and not
                                                   validly withdrawn before the expiration date. See
                                                   "The Exchange Offer--Procedures for Tendering Old
                                                   Notes" and "--Withdrawal of Tenders of Old
                                                   Notes" for a more complete description of the
                                                   tender and withdrawal period.

Material United States Federal Income Tax
Consequences..................................     Your exchange of old notes for new notes to be
                                                   issued in the exchange offer will not result in
                                                   any gain or loss to you for United States federal
                                                   income tax purposes. See "Material United States
                                                   Federal Income Tax Considerations" for a summary
                                                   of United States federal income tax consequences
                                                   associated with the exchange of old notes for new
                                                   notes and the ownership and disposition of those
                                                   new notes.

Use of Proceeds...............................     We will not receive any cash proceeds from the
                                                   exchange offer.

Exchange Agent................................     Wachovia Bank, National Association

Shelf Registration............................     If applicable interpretations of the staff of the
                                                   SEC do not permit us to effect the exchange
                                                   offer, or upon the request of any holder of old
                                                   notes under certain circumstances, we will be
                                                   required to file, and use our reasonable best
                                                   efforts to cause to become effective, a shelf
                                                   registration statement under the Securities Act
                                                   which would cover resales of old notes. See
                                                   "Registration Rights."

Consequences of Your Failure to Exchange Your
Old Notes.....................................     Old notes that are not exchanged in the exchange
                                                   offer will continue to be subject to the
                                                   restrictions on transfer that are described in
                                                   the legend on the old notes. In general, you may
                                                   offer or sell your old notes only if they are
                                                   registered under, or offered or sold under an
                                                   exemption from, the Securities Act and
                                                   applicable state securities laws. We do not
                                                   currently intend to register the old notes
                                                   under the Securities Act. Following
                                                   consummation of the exchange offer, we will
                                                   not be required to register under the
                                                   Securities Act any old notes that remain
                                                   outstanding except in the limited
                                                   circumstances in which we are obligated to
                                                   file a shelf registration statement for
                                                   certain holders of old notes not eligible to
                                                   participate in the exchange offer pursuant to
                                                   the registration rights agreement. In
                                                   addition, upon consummation of the exchange
                                                   offer, we will no longer be obligated to pay
                                                   additional interest on the old notes. If your
                                                   old notes are not tendered and accepted in the
                                                   exchange offer, it may become more difficult
                                                   for you to sell or transfer your old notes.
                                                   Interest on any old notes that are not
                                                   tendered for exchange in the exchange offer
                                                   will continue to accrue at a rate equal to 10
                                                   1/4% per year.


Consequences of Exchanging
Your Old Notes; Who May Participate
in the Exchange Offer.........................     Based on interpretations of the staff of the SEC,
                                                   we believe that you will be allowed to resell the
                                                   new notes that we issue in the exchange offer if:

                                                       -    you are acquiring the new notes in the
                                                            ordinary course of your business,

                                                       -    you are not participating in and do not
                                                            intend to participate in a distribution of
                                                            the new notes,

                                                       -    you have no arrangement or understanding
                                                            with any person to participate in a
                                                            distribution of the new notes, and

                                                       -    you are not one of our "affiliates," as defined
                                                            in Rule 405 under the Securities Act.

                                                   If any of these conditions are not satisfied, you
                                                   will not be eligible to participate in the
                                                   exchange offer, you should not rely on the interpretations of the staff of the SEC in connection with the exchange
                                                   offer and you must comply with the registration and
                                                   prospectus delivery requirements of the Securities Act
                                                   in connection with the resale of your notes.

                                                   If you are a broker-dealer and you will receive new
                                                   notes for your own account in exchange for old notes that
                                                   you acquired as a result of market-making activities or
                                                   other trading activities, you will be required to
                                                   acknowledge that you will deliver a prospectus in
                                                   connection with any resale of the new notes. See "Plan of
                                                   Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

                                                   In accordance with the foregoing conditions, if you are a
                                                   broker-dealer that acquired the old notes directly from
                                                   us in the initial offering and not as a result of market-
                                                   making activities, you will not be eligible to participate in the exchange offer.

Conditions of the Exchange Offer..............     Notwithstanding any other term of the exchange
                                                   offer, or any extension of the exchange offer, we
                                                   do not have to accept for exchange, or exchange
                                                   new notes for, any old notes, and we may
                                                   terminate the exchange offer before acceptance of
                                                   the old notes, if in our reasonable judgment:

                                                       -    the exchange offer would violate
                                                            applicable law or any applicable
                                                            interpretation of the staff of the SEC;
                                                            or

                                                       -    any action or proceeding has been
                                                            instituted or threatened in any court or
                                                            by any governmental agency that might
                                                            materially impair our ability to proceed
                                                            with the exchange offer or any material
                                                            adverse development has occurred, with
                                                            respect to us; or

                                                       -    we have not obtained any governmental
                                                            approval which we deem necessary for the
                                                            consummation of the exchange offer.

                                  THE NEW NOTES

      The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer........................................     Avondale Mills, Inc.

Notes Offered.................................     $150,000,000 aggregate principal amount of 10
                                                   1/4% Senior Subordinated Notes due 2013.

Maturity Date.................................     July 1, 2013.

Interest Payment Dates........................     January 1 and July 1 of each year, beginning
                                                   January 1, 2004.

Guarantee.....................................     The payment of principal and interest on the new
                                                   notes will be fully and unconditionally
                                                   guaranteed on an unsecured, senior subordinated
                                                   basis by Avondale Incorporated, our parent
                                                   company and sole shareholder. See "Description of
                                                   the New Notes -- Guaranty."

Ranking.......................................     The new notes will be our unsecured senior
                                                   subordinated obligations and will rank junior in
                                                   right of payment to our existing and future
                                                   senior indebtedness, including our obligations
                                                   under the revolving credit facility and the
                                                   equipment note. The guarantee by Avondale
                                                   Incorporated will rank junior to all existing and
                                                   future senior indebtedness of Avondale
                                                   Incorporated, including Avondale Incorporated's
                                                   guarantee of our obligations under the revolving
                                                   credit facility and the equipment note. Avondale
                                                   Incorporated currently conducts no business and
                                                   has no significant assets other than our capital
                                                   stock, all of which is pledged to secure Avondale
                                                   Incorporated's obligations under the revolving
                                                   credit facility. After giving pro forma effect to
                                                   the offering of the old notes and our use of the
                                                   net proceeds from the offering of the old notes,
                                                   as of May 30, 2003, we would have had
                                                   approximately $22.5 million of senior
                                                   indebtedness outstanding. This amount does not
                                                   include $57.0 million that we would have had
                                                   available for borrowing under our revolving
                                                   credit facility, all of which would be senior
                                                   indebtedness.

                                                   The new notes and the guarantee will rank equal
                                                   in right of payment with any of our or Avondale
                                                   Incorporated's current or future senior
                                                   subordinated indebtedness.

Optional Redemption...........................     We may redeem some or all of the new notes at any
                                                   time prior to July 1, 2008, at a specified
                                                   redemption price. We may redeem some or all of
                                                   the new notes at any time on or after July 1,
                                                   2008, at the redemption prices described in
                                                   "Description of the New Notes -- Optional
                                                   Redemption." In addition, on or before July 1,
                                                   2006, we may redeem up to 35% of the original
                                                   principal amount of the new notes at 110.25% of
                                                   their face amount, plus accrued and unpaid
                                                   interest, with the net proceeds of specified
                                                   equity offerings as described in "Description of
                                                   the New Notes -- Optional Redemption."

Change of Control.............................     Upon the occurrence of a change of control (as
                                                   described in "Description of the New Notes--
                                                   Change of Control"), we must offer to repurchase
                                                   the new notes at 101% of their principal amount,
                                                   plus accrued and unpaid interest to the date of
                                                   repurchase.

Restrictive Covenants.........................     The indenture governing the old notes and the new
                                                   notes contains certain covenants limiting our
                                                   ability and the ability or our restricted
                                                   subsidiaries to:

                                                   -    incur additional indebtedness;

                                                   -    pay dividends or make other distributions
                                                        on, redeem or repurchase capital stock;

                                                   -    make investments or other restricted
                                                        payments;

                                                   -    engage in transactions with affiliates;

                                                   -    issue capital stock of restricted
                                                        subsidiaries;

                                                   -    sell assets; or

                                                   -    effect a consolidation or merger.

                                                   These covenants are subject to important
                                                   exceptions and qualifications which are described
                                                   in this prospectus under the caption "Description
                                                   of the New Notes -- Certain Covenants."

                  SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

         The following summary consolidated statement of income data and summary consolidated balance sheet data as of and for each of the five fiscal years in the period ended August 30, 2002 have been derived from our audited consolidated financial statements, which have been audited by Arthur Andersen LLP as of and for the four fiscal years ended August 31, 2001 and by Crisp Hughes Evans LLP as of and for the fiscal year ended August 30, 2002. The consolidated summary financial data as of and for the thirty-nine weeks ended May 31, 2002 and May 30, 2003 were derived from our unaudited condensed consolidated financial statements and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results of operations for the thirty-nine weeks ended May 30, 2003 may not be indicative of results that may be expected for the full year. The summary consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.


                                                                                                          THIRTY-NINE WEEKS
                                                                                                                ENDED
                                                                             FISCAL YEAR                  ------------------
                                                      --------------------------------------------------   MAY 31,   MAY 30,
                                                         1998       1999      2000      2001      2002      2002      2003
                                                      ----------  --------  --------  --------  --------  --------  --------
                                                                               (IN MILLIONS, EXCEPT RATIOS)
STATEMENT OF INCOME DATA:
Net sales..........................................   $  1,064.3  $  890.9  $  836.5  $  772.8  $  659.7  $  475.2  $  461.1
Gross profit.......................................        137.3      89.7     116.3      60.9      54.0      34.4      40.5
Facility restructuring.............................          2.7       6.2        --        --       7.0       7.0       2.5
Operating income (loss)............................         86.6      45.3      77.9      27.9      18.7       5.8      17.1
Interest expense, net..............................         23.3      23.0      20.2      20.4      18.4      15.3      13.4
Discount and expenses on sales of receivables......          7.3       5.6       5.6       4.9       1.1       1.3       2.1
Other expense (income), net........................          0.5       0.5       0.5       0.8      (0.5)     (0.4)     (0.2)
Income (loss) before income taxes..................         55.4      16.3      51.6       1.8      (0.3)    (10.5)      1.7
Provision for (benefit of) income taxes............         21.1       6.3      18.6       0.5      (0.2)     (4.7)      0.7
Net income (loss)..................................         34.3      10.0      33.0       1.3      (0.1)     (5.8)      1.1
BALANCE SHEET DATA (AT PERIOD END):
Total assets.......................................   $    463.6  $  439.7  $  438.7  $  453.0  $  397.4  $  415.7  $  378.0
Long-term debt, including current portion..........        246.8     219.5     187.7     230.1     170.0     196.9     166.9
Shareholders' equity...............................        104.0     109.0     134.5     130.0     130.3     117.5     125.7
OTHER DATA:
Capital expenditures...............................   $     66.3  $   50.1  $   30.5  $   91.1  $   13.1  $    9.7  $   13.1
Depreciation and amortization......................         39.9      42.8      42.8      46.4      45.5      34.4      32.4
Net cash provided by operating activities..........         81.8      99.4      67.7      48.1      71.7      44.6      18.4
EBITDA(1)..........................................        126.6      93.9     115.5      75.5      67.9      44.0      52.6
Ratio of EBITDA to interest expense, net and
  discount and expenses on sale of receivables(1)..         4.1x      3.3x      4.5x      3.0x      3.5x      2.6x      3.4x
Ratio of total long-term debt to EBITDA(1).........         1.9x      2.3x      1.6x      3.0x      2.5x        --        --

----------

(1) EBITDA is a supplemental non-GAAP financial measure. EBITDA is defined as net income (loss) plus (a) interest expense, net, (b) provision for (benefit of)income taxes, (c) discount and expenses on sales of receivables,
    (d)depreciation and amortization, (e) non-cash portion of facility restructuring charges and (f) plus or minus, as the case may be, adjustments to cost of goods sold made under the LIFO inventory valuation method. We have presented EBITDA because we believe that it is a widely accepted financial indicator of a company's ability to service indebtedness and is used by investors and analysts to evaluate companies in our industry. EBITDA is also used as a measure for certain covenants under our revolving credit facility, our equipment note and the indenture governing the notes.

    However, EBITDA: (a) does not represent net income or cash flow from operations as defined by generally accepted accounting principles; (b) is not necessarily indicative of cash available to fund our cash flow needs;
    (c) should not be considered as an alternative to operating income, net income or cash flows from operating activities as determined in accordance with generally accepted accounting principles; and (d) should not be construed as a measure of our operating performance, profitability or liquidity. EBITDA as calculated by us is not necessarily comparable to similarly titled measures reported by other companies.

      The following table reconciles EBITDA on a consolidated basis to the line on our consolidated statement of income entitled net income (loss) for the periods presented in the table above:

                                                                                                              THIRTY-NINE
                                                                                                              WEEKS ENDED
                                                                           FISCAL YEAR                       --------------
                                                      ---------------------------------------------------    MAY 31,  MAY 30,
                                                         1998       1999       2000       2001      2002      2002     2003
                                                      ---------   --------  ---------   --------  --------   ------   -----
                                                                                     (IN MILLIONS)
Net income (loss)..................................   $    34.3   $   10.0  $    33.0   $    1.3  $   (0.1)  $ (5.8)  $ 1.1
Interest expense, net..............................        23.3       23.0       20.2       20.4      18.5     15.3    13.4
Discount and expenses on sales of receivables......         7.3        5.6        5.6        4.9       1.1      1.3     2.1
Provision for (benefit of) income taxes............        21.1        6.3       18.6        0.5      (0.2)    (4.7)    0.7
Depreciation and amortization......................        39.9       42.8       42.8       46.4      45.5     34.4    32.4
Facility restructuring (non-cash portion)..........         2.7        6.2         --         --       5.3      5.3     2.2
Adjustment of carrying value of inventories to LIFO
  basis, net of market adjustment..................        (2.0)        --       (4.7)       2.0      (2.2)    (1.8)    0.7
                                                      ---------   --------  ---------   --------  --------   ------   -----
EBITDA.............................................   $   126.6   $   93.9  $   115.5   $   75.5  $   67.9   $ 44.0   $52.6
                                                      =========   ========  =========   ========  ========   ======   =====

                      Ratio of Earnings to Fixed Charges

         The following table shows the ratio of earnings to fixed charges of our company, which includes our subsidiaries, on a consolidated basis. The ratio of earnings to fixed charges has been computed by dividing:

         -        income before income taxes plus fixed charges, by

         -        fixed charges.

         Fixed charges include interest, whether expensed or capitalized, amortization of deferred financing costs, discount and expenses on sale of receivables and the portion of capital lease payments that is representative of interest or financing charges. For fiscal 2002, earnings were insufficient to cover fixed charges by $0.4 million.

                                                                                                   THIRTY-NINE
                                                          FISCAL YEAR                              WEEKS ENDED
                                      ----------------------------------------------------        ------------
                                      1998        1999        2000        2001        2002        MAY 30, 2003
                                      ----        ----        ----        ----        ----        ------------
Ratio of earnings to fixed
 charges .......................      2.8x        1.5x        2.9x        1.1x          --            1.1x

                                  RISK FACTORS

         You should carefully consider the following information with the other information contained in this prospectus before deciding to tender your old notes in exchange for new notes pursuant to the exchange offer.

                RISKS RELATING TO OUR INDEBTEDNESS AND THE NOTES

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NEW NOTES OR THE GUARANTEE IS JUNIOR TO ALL EXISTING AND FUTURE SENIOR INDEBTEDNESS OF OUR COMPANY OR AVONDALE INCORPORATED.

         The new notes will be our unsecured, senior subordinated obligations. The new notes will be guaranteed by Avondale Incorporated, our parent company and sole shareholder, on an unsecured, senior subordinated basis. By their express terms, the new notes rank junior in right of payment to all of our existing and future indebtedness and the guarantee ranks junior in right of payment to all of Avondale Incorporated's existing and future indebtedness, other than, in either case, any indebtedness that expressly provides that it ranks equal with, or junior in right of payment to, the notes or the guarantee, as applicable. As a result, upon any distribution to our creditors or the creditors of Avondale Incorporated in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or Avondale Incorporated or our or its property, the holders of our senior indebtedness and the senior indebtedness of Avondale Incorporated will be entitled to be paid in full and in cash before any payment may be made with respect to the new notes or the guarantee.

         Avondale Incorporated currently conducts no business and has no significant assets other than our capital stock, all of which is pledged to secure Avondale Incorporated's obligations under the revolving credit facility. Thus, currently there are no resources supporting Avondale Incorporated's guarantee of the new notes that are incremental to those to which holders of the new notes already have access as our direct creditors. Avondale Incorporated's guarantee of the new notes is subordinate in right of payment to the guarantee by Avondale Incorporated of our obligations under the revolving credit facility.

         In addition, all payments on the new notes and the guarantee will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior indebtedness.

         In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or Avondale Incorporated, holders of the new notes will participate with, the holders of old notes, trade creditors and all other holders of our subordinated indebtedness and the subordinated indebtedness of Avondale Incorporated in the assets remaining after we and Avondale Incorporated have paid all of our senior indebtedness in full. However, because the indenture requires that amounts otherwise payable to holders of the old notes and the new notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the old notes and the new notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and Avondale Incorporated may not have sufficient funds or assets to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior indebtedness.

         After giving pro forma effect to the offering of the old notes and the new notes and our use of the net proceeds from the offering of the old notes, as of May 30, 2003, we would have had approximately $22.5 million of senior indebtedness outstanding. This amount does not include $57.0 million that we would have had available for borrowing under our revolving credit facility, all of which would be senior indebtedness.

COVENANTS IN OUR DEBT AGREEMENTS RESTRICT OUR ACTIVITIES AND COULD ADVERSELY AFFECT OUR BUSINESS.

         Our debt agreements, such as the indenture governing the old notes and the new notes, our revolving credit facility, our equipment note and our receivables securitization facility, contain various covenants that limit our ability and the ability of our restricted subsidiaries to engage in a variety of transactions including:

     -        incurring additional indebtedness;

     - paying dividends or making other distributions on, redeeming or repurchasing capital stock;

     -        making investments or other restricted payments;

     -        engaging in transactions with affiliates;

     -        issuing capital stock of restricted subsidiaries;

     -        selling assets; or

     -        effecting a consolidation or merger.

         These covenants limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively. In addition, our revolving credit facility requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet these tests.

         A breach of any of these covenants or other provisions in our debt agreements could result in an event of default, which if not cured or waived, could result in such debt becoming immediately due and payable. This, in turn, could cause our other debt to become due and payable as a result of cross-acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt. In addition, even if the new notes become immediately due and payable, as a result of the subordination provisions of the new notes, the holders of the new notes would not be entitled to receive any payment in respect of the new notes until all of our senior indebtedness was paid in full.

WE MAY NOT HAVE THE FUNDS NECESSARY TO FINANCE THE REPURCHASE OF THE NOTES IN CONNECTION WITH A CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

         Upon the occurrence of certain specific kinds of change of control events, the indenture requires us to make an offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest (and additional interest, if any) to the date of repurchase. However, it is possible that we will not have sufficient funds, or the ability to raise sufficient funds, at the time of the change of control to make the required repurchase of the notes. In addition, restrictions under our revolving credit facility and our other senior indebtedness may not allow us to repurchase the notes upon a change of control. If we could not refinance such senior indebtedness or otherwise obtain a waiver from the holders of such indebtedness, we would be prohibited from repurchasing the notes under the indenture. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness would not constitute a "change of control" under the indenture. See "Description of the New Notes -- Change of Control."

FUTURE DEBT THAT WE MAY INCUR COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONAL AND FINANCIAL FLEXIBILITY.

         After giving pro forma effect to the issuance of the old notes, at May 30, 2003, we would have had approximately $172.5 million of indebtedness outstanding. We would have had the ability to borrow up to an additional $57.0 million under our revolving credit facility. The indenture governing the old notes and the new notes and our other debt agreements limit, but do not prohibit, the incurrence of additional debt in the future. Our level of indebtedness could have significant consequences to our business, including the following:

         - a substantial portion of our cash flow from operations will be dedicated to paying principal and interest on our debt, thereby reducing funds available for investments, acquisitions or other purposes;

         - a significant amount of debt could make us more vulnerable to changes in economic conditions or increases in prevailing interest rates;

         - our ability to obtain additional financing for investments, acquisitions or other purposes could be impaired;

         - the increase in the amount of debt we have outstanding will make it more difficult for us to comply with some of the covenants in our debt agreements which require us to maintain specified financial ratios; and

         - we may be more leveraged than some of our competitors, which may result in a competitive disadvantage.

AN ACTIVE TRADING MARKET FOR THE NEW NOTES MAY NOT DEVELOP, WHICH MAY IMPAIR THEIR LIQUIDITY AND REDUCE THEIR MARKET PRICE.

         The new notes are a new issue of securities for which there is currently no trading market. We cannot assure you that an active trading market for the notes will develop or be sustained. We do not intend to list the notes on any national securities exchange or Nasdaq. If an active trading market for the new notes fails to develop or be sustained, the liquidity and the trading prices of the notes could be adversely affected.

         Even if an active trading market for the new notes were to develop, the new notes could trade at prices that may be lower than their face value. Whether or not the new notes trade at lower prices depends on many factors, some of which are beyond our control, including:

         -        prevailing interest rates;

         -        demand for high yield debt securities generally;

         -        general economic conditions;

         -        our financial condition, performance and future prospects; and

         -        prospects for companies in our industry generally.

         To the extent that old notes are tendered and accepted in the exchange offer, the trading market for old notes which are not tendered and for tendered-but-unaccepted old notes could be adversely affected due to the limited amount of old notes that are expected to remain outstanding following the exchange offer. Generally, when there are fewer outstanding securities of an issue, there is less demand to purchase that security, which results in a lower price for the security. Conversely, if many old notes are not tendered, or are tendered but unaccepted, the trading market for the new notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer" for further information regarding the distribution of the new notes and the consequences of failure to participate in the exchange offer.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR NEW NOTES, YOU WILL CONTINUE TO HAVE RESTRICTIONS ON YOUR ABILITY TO RESELL THEM, WHICH COULD REDUCE THEIR VALUE.

         The old notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale, or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your old notes for new notes pursuant to the exchange offer, you will not be able to resell, offer to resell, or otherwise transfer the old notes unless they are registered under the Securities Act or unless you resell them, offer to resell them or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, we will no longer be under an obligation to register the old notes under the Securities Act except in the limited circumstances provided in the registration rights agreement.

                      RISK FACTORS RELATING TO OUR BUSINESS

A DECLINE IN GENERAL ECONOMIC OR POLITICAL CONDITIONS AND THE CYCLICALITY OF THE TEXTILE INDUSTRY COULD CAUSE OUR SALES AND PROFITS TO DECLINE.

         Domestic demand for textile products, including consumer demand for textile products at the retail level, tends to vary with the business cycle of the U.S. economy as well as changes in global economic and political conditions. A decline in general economic conditions may adversely affect demand for our products, which could cause sales of our products to decrease. In addition, the popularity, supply and demand for particular textile products may change significantly from year to year based upon prevailing fashion trends and other factors. These factors historically have contributed to fluctuations in the sales and profitability of certain textile products and in our results of operations. A decline in the demand for textile products or an increase in the supply of textile products due to expansion of capacity within the textile industry, changes in fashion trends or deteriorating economic conditions could cause our sales and profits to decrease.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND OUR SUCCESS DEPENDS ON OUR ABILITY TO COMPETE EFFECTIVELY.

         The textile industry is highly competitive. We sell our products primarily to domestic customers and compete with both large, vertically integrated textile manufacturers and numerous smaller companies specializing in limited segments of the market. Our competitors include both domestic and foreign companies, a number of which are larger in size, have significantly greater financial resources and, in the case of foreign competitors, lower labor costs than we do. Competition in the form of imported textile and apparel products, pricing strategies of domestic competitors and the proliferation of newly styled fabrics competing for fashion acceptance affect our business environment. The primary competitive factors in the textile industry include price, product styling and differentiation, quality, flexibility of production and finishing, delivery time and customer service. The needs of particular customers and the characteristics of particular products determine the relative importance of these various factors. To the extent that one or more of our competitors gains an advantage with respect to any key competitive factor, our sales and profits may decrease. In addition, import protections given to foreign textile manufacturers could make our products less competitive and may cause our sales and profits to decrease.

WE MAY BE UNABLE TO REVERSE DECLINES IN NET SALES OVER THE PAST SEVERAL YEARS.

         Our net sales have been in decline for the past several years. From fiscal 1998 to fiscal 2002, our net sales declined from $1,064.3 million to $659.7 million, a decrease of 38%. The majority of the decline can be attributed to macro-economic issues including global over-supply, a strong U.S. dollar, weak domestic retail sales, declining raw material costs and increased unemployment. A portion of the decline in net sales is the result of management's strategic decision to reduce its exposure to low-margin, commodity open-end yarn sales.


         Selling prices remained very competitive during 2003 as domestic retail sales of apparel continued to reflect weak consumer demand and a general decline in consumer confidence reflective of the uncertainties presented by the current economic and political environment. In addition, the strength of the U.S. dollar in comparison to the currencies of many Asian countries continues to promote the importation of goods from those countries by U.S. retailers, exacerbating the already highly competitive market conditions resulting from the imbalance of global supply and demand for textile and apparel products. Net sales for fiscal 2003 are expected to be below fiscal 2002 and we cannot be certain that our net sales will not continue to decline in future periods.


WE HAVE SEVERAL CUSTOMERS THAT ACCOUNT FOR A LARGE PORTION OF OUR NET SALES. THE LOSS OF, OR SIGNIFICANT DECLINE IN OUR SALES TO, ANY OF OUR LARGE CUSTOMERS COULD CAUSE SALES TO DECREASE.

         VF Corporation, which has been one of our most significant customers for the last several years, accounted for approximately 20% and 16% of our net sales in fiscal 2002 and the thirty-nine weeks ended May 30, 2003, respectively. While no other single customer accounted for more than 10% of our net sales in these periods, several customers accounted for more than 5% of our net sales. The loss of VF Corporation or other significant customers, or a significant reduction in their respective purchases, could cause a material decrease in sales. See "Business -- Operations -- Sales and Marketing."

FOREIGN IMPORTS CREATE SIGNIFICANT COMPETITION, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

         Imports of foreign-made textile and apparel products are a significant source of competition for us as well as other domestic textile manufacturers. Many foreign textile manufacturers have significantly lower labor costs than domestic textile manufacturers, and enjoy other competitive advantages such as favorable currency exchange rates against the U.S. dollar. Although we believe we generally are able to bring our products to market faster than comparable imported products, we may not be able to compete effectively with imported foreign-made textile products.

U.S. GOVERNMENTAL POLICIES REGARDING IMPORTS COULD MAKE IT DIFFICULT FOR OUR PRODUCTS TO COMPETE EFFECTIVELY WITH IMPORTED TEXTILE PRODUCTS.

         The extent of import protection afforded by the U.S. government to domestic textile producers has been, and is likely to remain, subject to considerable domestic political deliberation and foreign considerations. In view of the labor cost advantages and the number of foreign products that compete with certain of our products, substantial elimination of import protection could have a material adverse effect on our business. In January 1995, the World Trade Organization, or the WTO, set forth the mechanisms by which world trade in textiles and clothing will be progressively liberalized with the elimination of quotas and the reduction of duties to take place over a 10-year period beginning in January 1995. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: yarn, fabrics, made- up textiles and apparel. As it implements the WTO mechanisms, the U.S. government is negotiating bilateral trade agreements with developing countries (which generally are exporters of textile products) that are members of the WTO for the purpose of reducing their tariffs on imports of textiles and apparel. The elimination of quotas and reduction of tariffs under the WTO may result in increased imports of certain textile products and apparel into North America. These factors could make our products less competitive against low cost imports from developing countries.

         The North American Free Trade Agreement, or NAFTA, among the United States, Canada and Mexico, became effective on January 1, 1994, and has created the world's largest free-trade zone. The agreement contains safeguards sought by the U.S. textile industry, including a rule of origin requirement that products be processed in one of the three countries in order to benefit from NAFTA. In addition, NAFTA requires merchandise to be made from yarns and fabrics originating in North America in order to avoid trade restrictions. Thus, not only must apparel be made from North American fabric but the fabric must be woven from North American spun yarn.

         On May 2, 2000, the United States passed the United States -- Caribbean Basin Trade Partnership Act, or CBTPA, and the Africa Growth and Opportunity Act, or AGOA. Under these acts, apparel manufactured in the Caribbean and Sub-Saharan regions using yarns or fabrics produced in the United States may be imported to the U.S. duty and quota free. In effect, this legislation extends the favorable trade terms afforded to Mexico under NAFTA to Caribbean and Sub-Saharan countries. The Andean Trade Promotion and Drug Eradication Act was enacted in 2002 to renew and enhance the Andean Trade Preference Act, or ATPA. Under the enhanced ATPA, apparel manufactured in Bolivia, Colombia, Ecuador and Peru using yarns and fabrics produced in the United States may be imported into the United States duty free through September 30, 2007, subject to an initial cap of 2% of total U.S. apparel imports, which increases by 1% annually to 5% in 2006 and 2007. This legislation effectively grants these four countries the favorable trade terms afforded Mexico and the Caribbean region. There can be no assurance that the removal of these barriers to trade will not, in the future, have a material adverse effect on our results of operations and financial condition. See "Business -- Trade Regulation."

IF WE FAIL TO IDENTIFY FASHION TRENDS, WE COULD LOSE MARKET POSITION AND OUR FINANCIAL PERFORMANCE COULD BE NEGATIVELY IMPACTED.

         The demand for many of our products depends upon early identification of consumer preferences for fabric designs, colors and styles. A failure by us or our customers to identify fashion trends in time to introduce products and fabrics consistent with those trends could reduce the acceptance of our products by our customers and decrease our profitability as a result of costs associated with failed product introductions and reduced sales.

FLUCTUATIONS IN THE PRICE OF COTTON AND OTHER RAW MATERIALS OR SHORTAGES OF SUPPLY COULD REDUCE OUR PROFITABILITY.

         Our primary raw material is cotton. By law, U.S. textile companies, including our company, are generally prohibited from importing cotton, subject to certain exceptions that take effect primarily when U.S. cotton prices exceed world cotton prices for a period of time. From time to time, domestic cotton prices have exceeded world prices, which creates a competitive disadvantage for us and other domestic textile manufacturers. The U.S. government has taken legislative action to improve the price imbalance, but there can be no assurance that this will continue to be the case. U.S. cotton prices are also affected by general economic conditions as well as the demand for U.S. cotton in world markets and may increase or decrease depending on other market variables at the time. Prevailing cotton prices significantly impact our production costs, and price increases could reduce profitability.

         We generally enter into cotton purchase contracts several months in advance of the scheduled date of delivery. Prices for such purchases are fixed either on the date of the contract or thereafter on a date prior to delivery and, as a result, we may be favorably or adversely affected if cotton prices fluctuate during the contract period. Periodically, we also purchase cotton futures and option contracts to hedge exposure to price fluctuations in cotton acquired from various suppliers. We cannot assure you that these transactions will not result in higher costs to us or will protect us from fluctuations in cotton prices.

         Further, since cotton is an agricultural product, its supply and quality are subject to forces of nature. Any material shortage or interruption in the supply, variations in the quality of cotton by reason of weather, infestations or any other factor that would result in an increase in the cost of cotton could reduce our profitability if we are unable to pass the increased cost on to our customers.

         We also use significant quantities of polyester in the manufacture of our products. The price of polyester is influenced by demand, manufacturing capacity and costs, petroleum prices, cotton prices and the cost of polymers used in producing polyester. Any significant prolonged petrochemical shortages could significantly decrease the availability of polyester and could cause a significant increase in the demand for cotton. Such conditions could decrease the availability of cotton and result in increased prices for cotton and polyester. Any of these events could reduce our profitability if we are unable to pass the increased cost on to our customers. See "Business -- Operations -- Raw Materials."

IMPEDIMENTS TO OUR ABILITY TO ACCESS FUTURE TECHNOLOGICAL ADVANCES IN THE TEXTILE INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         Future technological advances in the textile industry may result in the availability of new products or increase the efficiency of existing manufacturing and distribution systems. If a new technology becomes available that is more cost-effective or creates a competing product, we may be unable to access such technology or its use may involve substantial capital expenditures that we may be unable to finance. There can be no assurance that existing, proposed or yet undeveloped technologies will not render our technology less profitable or less viable, or that we will have available the financial and other resources to compete effectively against companies possessing such technologies. We are unable to predict which of the many possible future products and services will meet the evolving industry standards and consumer demands. There can be no assurance that we will be able to adapt to such technological changes or offer such products on a timely basis or establish or maintain competitive positions.

A LOSS OF KEY MANAGEMENT COULD MAKE IT MORE DIFFICULT FOR US TO MANAGE OUR BUSINESS.

         Our success is dependent upon the talents and efforts of a small number of key management personnel including G. Stephen Felker, our chairman, president and chief executive officer, and Jack R. Altherr, Jr., our vice chairman and chief financial officer. Our senior management team has extensive manufacturing, marketing and management experience within the textile industry and averages over 29 years of service with our company. If we were to lose any such management personnel, it may be difficult for us to replace them with persons who have the same level of knowledge about us or experience in our industry, which could make it more difficult for us to manage our business.

IF WE ARE UNABLE TO FUND OUR CAPITAL EXPENDITURE REQUIREMENTS, WE MAY FAIL TO REMAIN COMPETITIVE AND THEREFORE LOSE MARKET SHARE AND REVENUES.


         The textile manufacturing industry is capital intensive. Accordingly, to maintain our competitive position and our revenue base, we must continually modernize our manufacturing processes, plants and equipment. Over the last five fiscal years, we have made capital expenditures of approximately $250 million. We spent approximately $17 million on capital expenditures during fiscal 2003 for general maintenance and upgrade of facilities and equipment.


         We expect to finance our capital expenditures with cash from operations, borrowings and proceeds received in connection with sales of trade receivables and issuance of equity and debt securities. To the extent these sources of funds are insufficient to meet our ongoing capital improvement requirements, we would need to seek alternative sources of financing or curtail or delay capital spending plans. We cannot guarantee that we can obtain the necessary financing when needed or on terms acceptable to us. If we fail to make the capital improvements necessary to continue the modernization of our manufacturing operations and reduction of our costs, our competitive position may suffer, and our operating revenues may decline.

WE MUST COMPLY WITH NUMEROUS ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS, WHICH COULD INVOLVE SUBSTANTIAL COSTS. IF WE FAIL TO COMPLY, WE MAY HAVE TO PAY LARGE PENALTIES.

         We must comply with various federal, state and local environmental laws and regulations limiting, among other things, the discharge of pollutants and the use, storage, handling, release, discharge and disposal of a variety of substances, including some substances that contain constituents considered hazardous under environmental laws. Our dyeing and finishing operations result in the discharge of substantial quantities of wastewater and emissions to the atmosphere. Our operations also must comply with laws and regulations relating to workplace safety and worker health which, among other things, establish cotton dust, formaldehyde, asbestos and noise standards, and regulate the use of hazardous chemicals in the workplace. At several of our sites, soil or groundwater contamination from past operations is subject to investigation and cleanup. In addition, we are currently involved in an environmentally related lawsuit, and may be involved in others from time to time. We cannot assure you that our environmental or health and safety liabilities and costs will not increase materially in the future and cause our cash flow to decrease. See "Business -- Legal Proceedings."

         In addition, we cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted. We also cannot predict the amount of future expenditures that may be required in order to comply with these environmental or health and safety laws or regulations. We have certain environmental matters pending, including two remediation matters, and we cannot assure you that the resolution of these matters, or the discovery of any additional sites alleged to have been contaminated by our operations or those of our predecessors, will not in the future cause our costs to increase and our profitability to decrease. See "Business -- Operations -- Environmental Regulation."

WE MAY NOT SUCCESSFULLY IDENTIFY OR COMPLETE ACQUISITIONS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

         We have expanded our business partly through acquisitions and may continue to do so. We cannot assure you that we will succeed in:

         -        identifying suitable acquisition candidates;

         -        completing acquisitions;

         -        integrating acquired operations into our existing operations;
                  or

         -        expanding into new markets.

We also cannot assure you that future acquisitions will not have an adverse effect on our operating results, particularly in the fiscal quarters immediately following their completion while we integrate the operations of the acquired business. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by our existing operations, or otherwise perform as expected. In addition, we may compete for acquisition and expansion opportunities with companies that have substantially greater resources. We do not presently have any agreements, arrangements or understandings regarding any particular acquisition.

THE SITUATION IN IRAQ AND ANY FUTURE ARMED CONFLICT OR TERRORIST ACTIVITIES MAY CAUSE THE ECONOMIC CONDITIONS IN THE U.S. TO DETERIORATE, WHICH COULD REDUCE DEMAND FOR OUR PRODUCTS.

         The U.S. and other countries recently engaged in a war in Iraq and are still engaged in that country. The duration and outcome of these activities are unknown. Events in Iraq could escalate geographically or prompt terrorist attacks against the U.S. or other countries. Events in Iraq and any future armed conflict or terrorist activities in the U.S. or abroad and any consequent actions on the part of the U.S. government and others, including further military action, may cause general economic conditions in the U.S. to deteriorate. Further deterioration of prevailing economic conditions in the U.S. could reduce demand for our products.

OUR PRINCIPAL SHAREHOLDER HAS THE ABILITY TO EXERT SIGNIFICANT INFLUENCE ON OUR COMPANY AND ON MATTERS SUBJECT TO THE VOTE OF OUR SHAREHOLDERS.

         Avondale Incorporated owns 100% of our outstanding capital stock. Consequently, Avondale Incorporated has the ability to exercise control over our business and affairs through its ability to elect directors and vote on all matters requiring shareholder approval, including mergers, the sale of substantially all of our assets and other business combinations. As of May 30, 2003, G. Stephen Felker, our chairman, president and chief executive officer, controlled approximately 73% of the outstanding combined voting power of Avondale Incorporated's common stock. As a result, Mr. Felker is able to exercise control over Avondale Incorporated and through his control over Avondale Incorporated has the ability to exercise control over our business and affairs including the ability to elect directors and vote on all matters requiring shareholder approval, including mergers, the sale of substantially all of our assets and other business combinations. The interests of our principal shareholder or Mr. Felker may conflict with the interests of the holders of the notes.

YOU ARE UNLIKELY TO BE ABLE TO SEEK REMEDIES AGAINST ARTHUR ANDERSEN LLP, OUR FORMER INDEPENDENT AUDITOR.

         Our consolidated financial statements for fiscal 2001, 2000, 1999 and 1998 were audited by Arthur Andersen LLP, our former independent auditor. On June 15, 2002, Arthur Andersen was convicted of a federal obstruction of justice charge arising from the federal government's investigation of Enron Corporation. On August 31, 2002, Arthur Andersen ceased practicing before the SEC. SEC rules require us to present our audited financial statements in various SEC filings, along with Arthur Andersen's consent to our inclusion of its audit report on our financial statements for fiscal 2000 and 2001 included in this prospectus, and we did not receive Arthur Andersen's consent for the registration statement of which this prospectus is a part. Without this consent, it may become more difficult for you to seek remedies against Arthur Andersen. Furthermore, relief in connection with claims which may be available to investors under the federal securities laws against auditing firms may not be available as a practical matter against Arthur Andersen. You are unlikely to be able to exercise effective remedies or judgments against Arthur Andersen.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements generally preceded by, followed by or that include the words "believe," "expect," "anticipate," "plan," "estimate" or similar expressions. These statements include, among others, statements regarding our business outlook, anticipated financial and operating results, strategies, contingencies, working capital requirements, expected sources of liquidity, estimated amounts and timing of capital expenditures, estimated environmental compliance costs and other expenditures, and expected outcomes of litigation.

     Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to these forward-looking statements include, among others, assumptions regarding product demand, selling prices, raw material costs, timing and cost of capital expenditures, cost of environmental compliance, outcomes of pending litigation, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, all of the risks discussed under "Risk Factors" and the following:

     -   cyclical and competitive nature of the textile industry;

     -   pressures on selling prices due to competitive and economic conditions;

     -   deterioration of relationships with, or loss of, significant customers;

     - strength of the U.S. dollar versus the currencies of other textile producing countries;

     -   changes in trade policies, including textile quotas and tariffs;

     -   ability to identify and respond to fashion trends;

     -   availability and pricing of cotton and other raw materials;

     -   changes in government policies affecting raw material costs;

     -   availability and desirability of technological advancements;

     -   retention of key management personnel;

     -   continued availability of financial resources;

     -   changes in environmental, health and safety regulations; and

     -   political or military responses to terrorist activities.

     You should not place undue reliance on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                                 USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes validly tendered and accepted for exchange pursuant to the exchange offer, new notes in the same principal amount as such old notes. Old notes validly tendered and accepted for exchange pursuant to the exchange offer will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and capitalization as of May 30, 2003:

     -   on an actual basis; and

     - on an as adjusted basis, giving effect to the offering of the old notes and our use of the estimated net proceeds from the offering of the old notes.

     You should read the table below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                 AS OF MAY 30, 2003
                                                                ---------------------
                                                                ACTUAL     AS ADJUSTED
                                                                -------    -----------
                                                                   (IN THOUSANDS)
Cash......................................................    $      138   $      138
                                                              ==========   ==========
Revolving credit facility.................................        22,975        3,611
Equipment note............................................        18,918       18,918
                                                              ----------   ----------
  Total senior debt.......................................        41,893       22,529
10.25% Senior Subordinated Notes due 2006.................       125,000           --
10 1/4% Senior Subordinated Notes due 2013................            --      150,000
                                                              ----------   ----------
  Total debt..............................................       166,893      172,529
Shareholders' equity......................................       125,688      123,661
                                                              ----------   ----------
  Total capitalization....................................    $  292,581   $  296,190
                                                              ==========   ==========

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected consolidated statement of income data and selected consolidated balance sheet data as of and for each of the five fiscal years in the period ended August 30, 2002 have been derived from our audited consolidated financial statements, which have been audited by Arthur Andersen LLP as of and for the four fiscal years ended August 31, 2001 and by Crisp Hughes Evans LLP as of and for the fiscal year ended August 30, 2002. The consolidated selected financial data as of and for the thirty-nine weeks ended May 31, 2002 and May 30, 2003 were derived from our unaudited condensed consolidated financial statements and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results of operations for the thirty-nine weeks ended May 30, 2003 may not be indicative of results that may be expected for the full year. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                                                                                  THIRTY-NINE WEEKS
                                                                                                                        ENDED
                                                                            FISCAL YEAR                         -------------------
                                                         ---------------------------------------------------     MAY 31,    MAY 30,
                                                           1998       1999       2000       2001       2002       2002       2003
                                                         --------    ------     ------     ------     ------     -------    -------
                                                                                  (IN MILLIONS, EXCEPT RATIOS)
STATEMENT OF INCOME DATA:
Net sales.............................................   $1,064.3    $890.9     $836.5     $772.8     $659.7      $475.2     $461.1
Gross profit..........................................      137.3      89.7      116.3       60.9       54.0        34.4       40.5
Facility restructuring................................        2.7       6.2         --         --        7.0         7.0        2.5
Operating income (loss)...............................       86.6      45.3       77.9       27.9       18.7         5.8       17.1
Interest expense, net.................................       23.3      23.0       20.2       20.4       18.4        15.3       13.4
Discount and expenses on sales of receivables.........        7.3       5.6        5.6        4.9        1.1         1.3        2.1
Other expense (income), net...........................        0.5       0.5        0.5        0.8       (0.5)       (0.4)      (0.2)
Income (loss) before income taxes.....................       55.4      16.3       51.6        1.8       (0.3)      (10.5)       1.7
Provision for (benefit of) income taxes...............       21.1       6.3       18.6        0.5       (0.2)       (4.7)       0.7
Net income (loss).....................................       34.3      10.0       33.0        1.3       (0.1)       (5.8)       1.1
BALANCE SHEET DATA (AT PERIOD END):
Total assets..........................................   $  463.6    $439.7     $438.7     $453.0     $397.4      $415.7     $378.0
Long-term debt, including current portion.............      246.8     219.5      187.7      230.1      170.0       196.9      166.9
Shareholders' equity..................................      104.0     109.0      134.5      130.0      130.3       117.5      125.7
OTHER DATA:
Capital expenditures..................................   $   66.3    $ 50.1     $ 30.5     $ 91.1     $ 13.1      $  9.7     $ 13.1
Depreciation and amortization.........................       39.9      42.8       42.8       46.4       45.5        34.4       32.4
Net cash provided by operating activities.............       81.8      99.4       67.7       48.1       71.7        44.6       18.4
EBITDA(1).............................................      126.6      93.9      115.5       75.5       67.9        44.0       52.6
Ratio of EBITDA to interest expense, net and
  discount and expenses on sale of receivables(1).....       4.1x      3.3x       4.5x       3.0x       3.5x        2.6x       3.4x
Ratio of total long-term debt to EBITDA(1)............       1.9x      2.3x       1.6x       3.0x       2.5x          --         --

(1) EBITDA is a supplemental non-GAAP financial measure. EBITDA is defined as net income (loss) plus (a) interest expense, net, (b) provision for (benefit of) income taxes, (c) discount and expenses on sales of receivables, (d) depreciation and amortization, (e) non-cash portion of facility restructuring charges and (f) plus or minus, as the case may be, adjustments to cost of goods sold made under the LIFO inventory valuation method. We have presented EBITDA because we believe that it is a widely accepted financial indicator of a company's ability to service indebtedness and is used by investors and analysts to evaluate companies in our industry. EBITDA is also used as a measure for certain covenants under our revolving credit facility, our equipment note and the indenture governing the notes.

     However, EBITDA: (a) does not represent net income or cash flow from operations as defined by generally accepted accounting principles; (b) is not necessarily indicative of cash available to fund our cash flow needs;
     (c) should not be considered as an alternative to operating income, net income or cash flows from operating activities as determined in accordance with generally accepted accounting principles; and (d) should not be construed as a measure of our operating performance profitability or liquidity. EBITDA as calculated by us is not necessarily comparable to similarly titled measures reported by other companies.

     The following table reconciles EBITDA on a consolidated basis to the line on our consolidated statement of income entitled net income (loss) for the periods presented in the table above:

                                                                                                         THIRTY-NINE
                                                                                                         WEEKS ENDED
                                                                      FISCAL YEAR                    ------------------
                                                 --------------------------------------------------   MAY 31,   MAY 30,
                                                     1998        1999     2000       2001     2002     2002      2003
                                                    ------      -----    ------      -----    -----   ------    ------
                                                                              (IN MILLIONS)
Net income (loss)..............................     $ 34.3      $10.0    $ 33.0      $ 1.3    $(0.1)  $ (5.8)    $ 1.1
Interest expense, net..........................       23.3       23.0      20.2       20.4     18.5     15.3      13.4
Discount and expenses on sales of receivables..        7.3        5.6       5.6        4.9      1.1      1.3       2.1
Provision for (benefit of) income taxes........       21.1        6.3      18.6        0.5     (0.2)    (4.7)      0.7
Depreciation and amortization..................       39.9       42.8      42.8       46.4     45.5     34.4      32.4
Facility restructuring (non-cash portion)......        2.7        6.2        --         --      5.3      5.3       2.2
Adjustment of carrying value of inventories
  to LIFO basis, net of market adjustment......       (2.0)        --      (4.7)       2.0     (2.2)    (1.8)      0.7
                                                    ------      -----    ------      -----    -----   ------     -----
EBITDA.........................................     $126.6      $93.9    $115.5      $75.5    $67.9   $ 44.0     $52.6
                                                    ======      =====    ======      =====    =====   ======     =====

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus.

OVERVIEW

     We are a leading domestic manufacturer and marketer of cotton and cotton-blend fabrics and yarns used in the production of casual apparel and, to a lesser extent, home furnishings and industrial products. We design, manufacture and market a broad line of indigo-dyed denim for both branded and private label apparel producers of denim jeans, slacks, shorts, skirts and jackets as well as non-apparel producers of denim luggage, bags and other products. We also design and manufacture an extensive line of piece-dyed sportswear and workwear fabrics. Our sportswear fabrics are marketed to both branded and private label producers of casual, or khaki, slacks, shorts and skirts. Our workwear fabrics are marketed to producers of uniforms, career apparel and other workwear (shirts, slacks and jackets) that are distributed through either the rental or retail channels. We manufacture cotton and cotton-blend yarns, which are sold to knitters and weavers of apparel fabrics. We also manufacture specialty and coated fabrics, which are sold to the apparel, home furnishings and industrial markets. In fiscal 2002, we sold our fabrics and yarns to approximately 1,200 customers, including many of the world's leading apparel companies.

     Over the past several years, we have made substantial investments to enhance our productivity, operating efficiencies and manufacturing flexibility, and to reduce our unit costs. During this time, we have closely managed our working capital and reduced our debt considerably. In fiscal 2002, we had net sales, EBITDA and net loss of $659.7 million, $67.9 million and ($0.1) million, respectively. For the thirty-nine weeks ended May 30, 2003, we had net sales, EBITDA and net income of $461.1 million, $52.6 million and $1.1 million, respectively. See "Selected Consolidated Financial and Other Data" for a discussion of EBITDA and the reconciliation of EBITDA to net income (loss).

     General business conditions in the textile industry continue to be challenging, reflecting weak consumer demand and a general decline in consumer confidence reflective of the uncertainties presented by the current economic and political environment. In addition, we believe the strength of the United States dollar in comparison to the Chinese Yuan and currencies of other Asian countries continues to promote the importation of goods from those countries by United States retailers, exacerbating the already highly competitive market conditions resulting from the imbalance of global supply and demand for textile and apparel products.


     We believe that one of the most significant factors that can affect our operating margins is the overall price of cotton and our cotton costs versus those of our competitors. Prices for cotton on the global cotton market, our competitors' fixed cotton positions and fabric supply and demand determine how quickly we must pass on to our customers benefits from lower cotton prices or conversely how quickly we can reflect the increased cost of cotton in our selling prices. We believe that our cotton purchase commitments were at competitive levels during fiscal 2003. However, increases in cotton futures prices could adversely affect future results of operations if we are unable to increase selling prices. Whether cotton prices are lower or higher long term will depend upon global supply and demand for cotton and the level of equalization payments received under the U.S. government cotton program.



     Many of the factors affecting operating performance during the thirty-nine weeks ended May 30, 2003, including the impact of weak consumer demand, the imbalance of global supply and demand for textile and apparel products and the strength of the U.S. dollar compared to the Chinese yuan and the currencies of other Asian countries, continued through the balance of fiscal 2003. In addition, raw material costs continued to increase over this same period. As a result, we expect net sales and EBITDA for fiscal 2003 will be below net sales and EBITDA in fiscal 2002.


RESULTS OF OPERATIONS

     We operate principally in three segments: apparel fabrics, yarns and other sales.

     The table below sets forth for the periods indicated statement of income data expressed as a percentage of net sales:

                                                                                    THIRTY-NINE WEEKS
                                                                                          ENDED
                                                            FISCAL YEAR             -----------------
                                                   --------------------------       MAY 31,    MAY 30,
                                                    2000       2001      2002        2002       2003
                                                   -----      -----     -----       -----      -----
Net sales.......................................   100.0%     100.0%    100.0%      100.0%     100.0%
  Apparel fabric sales..........................    73.7       78.2      79.5        83.9       85.4
  Yarn sales....................................    27.7       30.7      28.7        28.8       28.6
  Other sales...................................    10.3       10.1      10.7        10.9       11.1
  Intersegment sales............................   (11.7)     (19.0)    (18.9)      (23.6)     (25.1)
Cost of goods sold:
  Raw materials.................................    37.5       39.9      34.8        35.4       34.2
  Conversion costs..............................    43.5       46.3      50.2        50.2       50.1
   Total........................................    81.0       86.2      85.0        85.6       84.3
Depreciation....................................     5.1        5.9       6.8         7.2        7.0
Selling and administrative expenses.............     4.6        4.3       4.3         4.5        4.6
Facility restructuring charges..................      --         --       1.1         1.5        0.5
Operating income (loss).........................     9.3        3.6       2.8         1.2        3.7
Interest expense, net...........................     2.4        2.6       2.8         3.2        2.9
Discount and expenses on sales of receivables...     0.6        0.6       0.2         0.3        0.5
Provision for (benefit of) income taxes.........     2.2        0.1      (0.0)       (1.0)       0.1
Net income (loss)...............................     4.0        0.2      (0.0)       (1.2)       0.2

THIRTY-NINE WEEKS ENDED MAY 30, 2003 COMPARED TO THIRTY-NINE WEEKS ENDED MAY 31, 2002


     Net Sales. Net sales decreased 3.0% to $461.1 million for the thirty-nine weeks ended May 30, 2003 from $475.2 million for the thirty-nine weeks ended May 31, 2002. Volume invoiced was nearly flat for the respective periods while average invoice prices were down slightly. Selling prices remain very competitive reflecting the significant uncertainties presented by the current economic and political environment and the imbalance of global supply and demand for textile and apparel products. In addition, the strength of the U.S. dollar in comparison to the Chinese yuan and the currencies of other Asian countries continues to promote the importation of goods from those countries by U.S. retailers, exacerbating the already highly competitive market conditions.
These conditions continued through the fourth quarter of fiscal 2003.


     Operating Income. Operating income increased 194.8% to $17.1 million for the thirty-nine weeks ended May 30, 2003, compared to $5.8 million for the thirty-nine weeks ended May 31, 2002. The substantial improvement in operating income primarily reflected lower raw material costs, significantly enhanced by the continued consumption of internally produced yarns and greige fabrics in lieu of outside purchases, and lower conversion costs resulting from our ongoing cost reduction efforts and previous capital expenditure projects. In addition, restructuring charges were $2.5 million in the thirty-nine weeks ended May 30, 2003 compared to $7.0 million in the thirty-nine weeks ended May 31, 2002. Cost of goods sold decreased 4.5% to $388.5 million for the thirty-nine weeks ended May 30, 2003 from $406.8 million for the thirty-nine weeks ended May 31, 2002. Cost of goods sold as a percentage of net sales decreased to 84.3% for the thirty-nine weeks ended May 30, 2003 from 85.6% for the thirty-nine weeks ended May 31, 2002.

     Selling and administrative expenses decreased 2.8% to $21.0 million for the thirty-nine weeks ended May 30, 2003 from $21.6 million for the thirty-nine weeks ended May 31, 2002, reflecting our efforts to control expenses in response to declining sales. Selling and administrative expenses as a percentage of net sales increased to 4.6% for the thirty-nine weeks ended May 30, 2003 from 4.5% for the thirty-nine weeks ended May 31, 2002, reflecting the decline in net sales.

     Segment Performance. Apparel fabrics sales decreased 1.2% to $393.7 million for the thirty-nine weeks ended May 30, 2003 from $398.5 million for the thirty-nine weeks ended May 31, 2002. The decline in apparel fabrics sales reflected a 0.7% decrease in yards invoiced and a 0.5% decline in average invoice price for the respective periods. Operating income for apparel fabrics decreased 1.1% to $27.7 million for the thirty-nine weeks ended May 30, 2003 from $28.0 million for the thirty-nine weeks ended May 31, 2002, reflecting the decline in sales.

     Yarn sales declined 3.8% to $131.9 million for the thirty-nine weeks ended May 30, 2003 from $137.1 million for the thirty-nine weeks ended May 31, 2002, primarily reflecting a lower average invoice price on the increase in intra-company sales to the apparel fabrics operation. Market pricing for sales yarns remains very competitive, with continued excess production capacity within the domestic industry and continued imports of yarns and knitted apparel from China and other Asian countries. The yarn operations produced an operating income of $2.4 million for the thirty-nine weeks ended May 30, 2003 compared to an operating loss of ($5.7) million for the thirty-nine weeks ended May 31, 2002, primarily as a result of lower raw material costs and increased intra-company sales to the apparel fabrics operation.

     Other sales, which include sales of greige and specialty fabrics and revenues from our trucking operation, decreased 1.2% to $51.0 million for the thirty-nine weeks ended May 30, 2003 from $51.6 million for the thirty-nine weeks ended May 31, 2002. The decrease in other sales was primarily attributable to a slight decline in greige sales to outside customers partially offset by increased intra-company sales of greige fabrics to the apparel fabrics operation. Operating income from other sales increased 46.2% to $3.8 million for the thirty-nine weeks ended May 30, 2003 from $2.6 million for the thirty-nine weeks ended May 31, 2002, primarily due to lower raw material costs and increased intra-company sales to the apparel fabrics operation.

     Inter-segment sales increased 3.1% to $115.5 million for the thirty-nine weeks ended May 30, 2003 from $112.0 million for the thirty-nine weeks ended May 31, 2002, primarily reflecting the increase in consumption of internally produced yarns and greige fabrics within the apparel fabrics operation.

     Unallocated amounts included in operating income reflect general and administrative expenses, certain associate benefits and performance based incentives, and adjustments of the carrying value of inventories to LIFO basis, net of market adjustments. These amounts increased to $14.3 million for the thirty-nine weeks ended May 30, 2003 from $12.0 million for the thirty-nine weeks ended May 31, 2002 primarily due to the LIFO inventory adjustment recorded in the respective periods.

     Interest Expense, Net. Net interest expense decreased 12.4% to $13.4 million for the thirty-nine weeks ended May 30, 2003 from $15.3 million for the thirty-nine weeks ended May 31, 2002. The decrease was primarily the result of a lower average balance of borrowings outstanding during the thirty-nine weeks ended May 30, 2003, partially offset by higher interest rates applicable to those borrowings.

     Discount and Expenses on Sale of Receivables. Discount and expenses on sales of receivables were $2.1 million for the thirty-nine weeks ended May 30, 2003 compared to $1.3 million for the thirty-nine weeks ended May 31, 2002. This increase was attributable to higher interest rates and enhanced eligibility of receivables under the current securitization facility.

     Provision for (Benefit of) Income Taxes. An income tax provision of $0.7 million was recorded for the thirty-nine weeks ended May 30, 2003, reflecting our return to profitability, compared to a benefit of income taxes of ($4.7) million for the thirty-nine weeks ended May 31, 2002.

     Facility Restructuring. In response to the highly competitive market conditions and continued oversupply of open-end yarns, in January 2002, we completed the closing of two separate open-end yarn manufacturing facilities located in North Carolina. In connection with these closings, we recorded facility restructuring charges and other non-operating costs of approximately $5.8 million during fiscal 2002. Additionally, we implemented reductions in certain manufacturing overhead costs and selling, general and administrative expenses in September 2001. In conjunction with these actions and the two plant closings, we recorded expense of approximately $1.2 million related to the termination of approximately 70 associates holding manufacturing, marketing and administrative positions.

     In response to the deterioration of domestic and regional demand for heather and stock-dyed open-end yarns over the past several years, in May 2003, we completed the closing of an open-end yarn manufacturing facility located in Alabama. Continued operation of this facility could not be justified given the diminished volume and pricing for these products. We will shift production of stock-dyed yarns for internal consumption by the apparel fabrics operation to our other manufacturing facilities. In connection with this action, we recorded facility restructuring charges and other non-operating costs of approximately $2.5 million during the thirty-nine weeks ended May 30, 2003.

FISCAL 2002 COMPARED TO FISCAL 2001

     Net sales. Net sales decreased 14.6% to $659.7 million for fiscal 2002 from $772.8 million for fiscal 2001, as we experienced intensely competitive conditions in our markets. Retail sales of apparel continued to be slow during the first half of fiscal 2002, reducing demand for apparel fabrics and yarns as retailers and apparel producers exercised tighter management of their supply chains and the U.S. consumer reacted to the tragic events of September 11, 2001 and subsequent developments. Financial difficulties of several yarn and apparel fabric manufacturers served to further depress selling prices through distressed sales of inventory during the year. We experienced a rebound in sales in the second half of fiscal 2002 as lean inventories were restocked by retailers and apparel producers. However, sales slowed near the end of fiscal 2002 as inventories were replenished and retail sales of apparel continued their weakness into the back to school season. In addition, the strength of the U.S. dollar in comparison to the currencies of many Asian countries continued to promote the importation of goods from those countries by U.S. retailers, exacerbating the already highly competitive market conditions resulting from the imbalance of global supply and demand for textile and apparel products.

     Operating income (loss). Operating income decreased 33.0% to $18.7 million for fiscal 2002 from $27.9 million for fiscal 2001, reflecting declines in unit volume and average selling prices and the negative impact on overall unit cost absorption of the reduced unit volumes. These factors were somewhat mitigated by declining raw material costs during fiscal 2002. We continued our consumption of internally produced yarns and greige fabrics in the production of finished apparel fabrics to maintain higher capacity utilization and sales rationalization. Cost of goods sold decreased 15.8% to $560.8 million for fiscal 2002 from $666.2 million for fiscal 2001, reflecting the reduction in unit sales, lower costs of raw materials and reduced purchases of outside yarns and greige fabrics. Cost of goods sold as a percentage of net sales decreased to 85.0% for fiscal 2002 from 86.2% for fiscal 2001.

     Selling and administrative expenses decreased 14.3% to $28.3 million for fiscal 2002 from $33.0 million for fiscal 2001. This decrease reflected reductions in selling, general and administrative staffing and related expenses implemented in September 2001, and a reduction in certain associate benefits and performance based incentives corresponding to the decline in operating income for fiscal 2002. Selling and administrative expenses represented 4.3% of net sales for fiscal 2002, the same percentage as for fiscal 2001, despite the decline in net sales.

     Segment performance. Apparel fabric sales decreased 13.1% to $524.8 million for fiscal 2002 from $604.2 million for fiscal 2001. The decline in sales reflected a 9.0% decrease in yards sold and a 4.5% decrease in average selling prices, as demand for denim and other bottom-weight fabrics weakened significantly in the first half of fiscal 2002. Operating income for apparel fabrics decreased 14.9% to $40.0 million for fiscal 2002 from $47.0 million for fiscal 2001, primarily due to the lower selling prices and reduced unit volume.

     Yarn sales, including intracompany sales to the apparel fabric operation, decreased 20.2% to $189.1 million for fiscal 2002 from $236.8 million for fiscal 2001, reflecting a 13.0% decrease in pounds sold, as two open-end yarn plants in North Carolina were closed, and an 8.3% decrease in average selling prices. Market pricing for sales yarns remained very competitive, reflecting continued excess production capacity within the domestic industry and continued imports of yarns and knitted apparel, predominately from Asia and South America. An operating loss of ($4.3) million was experienced by the yarns operation for fiscal 2002 compared to a loss of ($0.4) million for fiscal 2001, primarily due to the lower selling prices and reduced unit volume.

     Other sales, which include sales of greige and specialty fabrics and revenue from our trucking operation, decreased 10.0% to $70.7 million for fiscal 2002 from $78.6 million for fiscal 2001. The decrease in sales reflected an 8.7% decrease in units sold, a 1.4% decrease in average selling prices, primarily reflecting weakened demand in the greige and specialty fabrics markets, and the impact of reduced yarn and fabric volume on our trucking operation. Operating income for other sales increased 20.6% to $4.1 million for fiscal 2002 from $3.4 million for fiscal 2001, reflecting lower raw material costs and continued intracompany sales of yarn and greige fabric production to the apparel fabric operation.

     Intersegment sales decreased 15.0% percent to $124.8 million for fiscal 2002 from $146.8 million for fiscal 2001, primarily reflecting a decrease in consumption of internally produced yarns by the apparel fabrics operation.

     Interest expense, net. Interest expense, net decreased 9.8% to $18.4 million for fiscal 2002 from $20.4 million for fiscal 2001. This decrease reflected lower average outstanding borrowings during fiscal 2002, partially offset by higher average interest rates applicable to the revolving credit facility, as amended. In addition, net interest expense for fiscal 2002 was reduced by $1.7 million for interest received in conjunction with a refund of income taxes. For discussion of the income tax refund, see "Footnote 8. Income Taxes" in the notes to consolidated financial statements included in this prospectus.

     Discount and expenses on sales of receivables. Discount and expenses on sales of receivables were $1.1 million for fiscal 2002 compared to $4.9 million for fiscal 2001. This decrease was attributable to a net decrease in the amount of accounts receivable sold under the facility, reflecting the overall decline in our net sales, and lower market interest rates and the resulting decline in discounts incurred on the receivables sold.

     Provision for (benefit of) income taxes. An income tax benefit of ($0.2) million was recorded for fiscal 2002 compared to a provision for income taxes of $0.5 million for fiscal 2001, reflecting the loss before income taxes. Our effective tax rate for fiscal 2002 was 63.5% of the pre-tax loss, compared to 30.1% of the pre-tax income for fiscal 2001, reflecting minor permanent differences affecting the provision for income taxes and the nominal level of the operating loss.

     Facility restructuring charges. In response to the highly competitive market conditions and continued oversupply of open-end yarns, in January 2002, we completed the closing of two separate open-end yarn manufacturing facilities located in North Carolina. In connection with these closings, we recorded facility restructuring charges and other non-operating costs of approximately $5.8 million during fiscal 2002. Additionally, we implemented reductions in certain manufacturing overhead costs and selling, general and administrative expenses in September 2001. In conjunction with these actions and the two plant closings, we recorded expense of approximately $1.2 million related to the termination of approximately 70 associates holding manufacturing, marketing and administrative positions. At August 30, 2002, estimated costs of approximately $180,000 related to the facility restructuring remain outstanding and are included in other accrued expenses in the consolidated balance sheets.

     At August 30, 2002, the two closed plant facilities, certain real estate properties and certain items of equipment have been identified as available for sale and are included at estimated net realizable values in assets held for sale in the consolidated balance sheets.

FISCAL 2001 COMPARED TO FISCAL 2000

     Net sales. Net sales decreased 7.6% to $772.8 million for fiscal 2001 from $836.5 million for fiscal 2000, as we experienced intensely competitive conditions in our markets. Retail sales of apparel slowed considerably during the second half of the fiscal year, reducing demand for apparel fabrics and yarns. In addition, the strength of the U.S. dollar in comparison to the currencies of many Asian countries promoted the importation of goods from those countries by U.S. retailers, exacerbating the already highly competitive market conditions resulting from the imbalance of global supply and demand for textile and apparel products.

     Operating income. Operating income decreased 64.2% to $27.9 million for fiscal 2001 from $77.9 million for fiscal 2000, reflecting higher costs of raw materials, dyes and chemicals, and energy, in addition to generally lower average selling prices. Plant disruption during construction and equipment installation in addition to the reduced unit volumes of the period also impeded the realization of benefits to be derived from the significant capital expenditure projects as well as negatively impacted overall unit cost absorption. In response to these intensely competitive conditions, we significantly increased our consumption of internally produced yarns and greige fabrics in the production of finished apparel fabrics and thereby improved capacity utilization and sales rationalization. Cost of goods sold decreased 1.7% to $666.2 million for fiscal 2001 from $678.0 million for fiscal 2000, reflecting the reduction in unit sales. Cost of goods sold as a percentage of net sales increased to 86.2% for fiscal 2001 from 81.0% for fiscal 2000.

     Selling and administrative expenses decreased 14.3% to $33.0 million for fiscal 2001 from $38.5 million for fiscal 2000, primarily reflecting reductions in certain associate benefits and performance based incentives corresponding to the decline in operating income for the fiscal year. Selling and administrative expenses as a percentage of net sales decreased to 4.3% for fiscal 2001 from 4.6% for fiscal 2000.

     Segment performance. Apparel fabric sales decreased 2.0% to $604.2 million for fiscal 2001 from $616.4 million for fiscal 2000. The decline in sales reflected a 1.7% decrease in yards sold and a 0.3% decrease in average selling prices, as demand for denim and other bottom-weight fabrics weakened in the second half of the fiscal year. Operating income for apparel fabrics decreased 45.3% to $47.0 million for fiscal 2001 from $85.9 million for fiscal 2000, primarily due to reduced unit volume and higher costs of raw materials, dyes and chemicals, and energy.

     Yarn sales, including intracompany sales to the apparel fabric operations, increased 2.2% to $236.8 million for fiscal 2001 from $231.7 million for fiscal 2000, reflecting a 1.2% increase in pounds sold and a 1.0% increase in average selling prices. Market pricing for sales yarns remained very competitive, reflecting continued excess production capacity within the domestic industry and continued imports of yarns and knitted apparel from Asia. Operating income for yarns decreased to a loss of $0.4 million for fiscal 2001 from income of $7.9 million for fiscal 2000, primarily as a result of higher raw material costs.

     Other sales, which include sales of greige and specialty fabrics and revenue from our trucking operation, decreased 8.7% to $78.6 million for fiscal 2001 from $86.1 million for fiscal 2000. The decrease in sales reflected a 2.3% increase in units sold and a 10.8% decrease in average selling prices, primarily reflecting weakened demand in the greige and specialty fabrics markets. Operating income for other sales decreased 66.3% to $3.4 million for fiscal 2001 from $10.1 million for fiscal 2000, reflecting lower unit sales volume and higher raw material costs.

     Intersegment sales increased 50.2% percent to $146.8 million for fiscal 2001 from $97.7 million for fiscal 2000, primarily reflecting the significant increase in consumption of internally produced yarns and greige fabrics within our apparel fabrics operation.

     Interest expense, net. Interest expense, net increased 1.0% to $20.4 million for fiscal 2001 from $20.2 million for fiscal 2000. This increase reflected higher average outstanding borrowings during fiscal 2001, partially offset by a decline in market interest rates applicable to those borrowings.

     Discount and expenses on sales of receivables. Discount and expenses on sales of receivables were $4.9 million for fiscal 2001 compared to $5.6 million for fiscal 2000. This decrease was attributable to a net decrease in the amount of accounts receivable sold under the facility, reflecting the overall decline in our net sales, and to lower market interest rates and the resulting decline in discounts incurred on the receivables sold.

     Provision for (benefit of) income taxes. Provision for income taxes decreased to $0.5 million for fiscal 2001 from $18.6 million for fiscal 2000, reflecting the decrease in income before income taxes. Our effective tax rate declined to 30.1% for fiscal 2001, compared to 36.0% for fiscal 2000.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

     We have funded our working capital requirements and capital expenditures with cash generated from operations, borrowings under our revolving credit facility and equipment note and proceeds received in connection with sales of trade receivables and issuance of equity and debt securities. At May 30, 2003, we had borrowings of $23.0 million outstanding under our revolving credit facility and $37.6 million of borrowing available thereunder. At August 30, 2002, we had borrowings of $25.0 million outstanding under our revolving credit facility and $73.6 million of borrowing availability thereunder. Such borrowings bore interest at a weighted average rate of 4.1% per annum at May 30, 2003. At May 30, 2003 and August 30, 2002, we had $18.9 million and $20 million, respectively, outstanding under our equipment note. In addition, at May 30, 2003 and August 30, 2002 our $125 million aggregate principal amount of senior subordinated notes were outstanding.

REVOLVING CREDIT FACILITY

     On March 28, 2003, we completed a restructuring of our senior secured revolving credit facility with a group of lenders, which provides aggregate borrowing availability of a maximum of $62 million through March 27, 2006. Borrowings under the revolving credit facility include revolving loans provided by the lenders and up to $10 million of revolving swing loans provided by Wachovia Bank, National Association. With respect to revolving loans, we can designate an interest rate tied to the Eurodollar rate (adjusted for any reserves) plus a specified number of basis points or the base rate (which is the higher of Wachovia's prime rate or one-half of one percent over the overnight federal funds rate) plus a specified number of basis points. Interest accrues on revolving swing loans at our option at either the base rate plus a specified number of basis points or at an interest rate to be mutually determined by us and Wachovia at the time such loan is made. A commitment fee is payable quarterly on the average daily unused portion of the revolving credit commitment. The revolving credit facility is secured by substantially all of our and our material subsidiaries' assets. We are required to pay certain administration and funding fees relating to the revolving credit facility. Covenants of the revolving credit facility, among other things, require that we maintain a minimum cash flow and certain financial ratios, and contain restrictions on payment of dividends. We used $19.4 million of the proceeds from the offering of the old notes to repay indebtedness under our revolving credit facility. After giving effect to the use of the net proceeds from the offering of the old notes at May 30, 2003, we had borrowings of $3.6 million outstanding under our revolving line of credit.

SWAP AGREEMENTS

     We have used interest rate swap agreements to effectively fix the interest rate with respect to the borrowings outstanding under the revolving credit facility, which otherwise bear interest at floating rates. Such agreements involve the receipt of floating rate amounts in exchange for fixed rate interest payments during the term of such agreements without an exchange of the underlying principal amounts. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the borrowings outstanding under the revolving credit facility. The related amount payable to or receivable from counterparties is included in other liabilities or assets. At May 30, 2003 and August 30, 2002, we had swap agreements with notional amounts aggregating $35 million, providing an effective weighted average interest rate of 5.3%. These swap agreements mature in November 2003.

EQUIPMENT NOTE

     Our equipment note, a secured five-year installment loan, was executed with The CIT Group/Equipment Financing, Inc. on July 30, 2002 in the amount of $20.0 million. The equipment note is to be repaid in 53 monthly payments of approximately $360,000 commencing March 1, 2003 and a final payment of approximately $896,000 on August 1, 2007. Interest accrues on the unpaid principal balance of the equipment note at a rate established annually on August 1 at LIBOR plus a specified number of basis points, and is paid monthly commencing September 1, 2002 through the final payment date. We may, one time and at our option, elect a fixed interest rate for the remaining term of the equipment note based on the Federal Reserve "Interest Rate Swap" rate of interest, as quoted for the term closest to the remaining term of the equipment note, plus a specified number of basis points. The equipment note is secured by a senior lien on substantially all of the equipment of two plant locations, which had a carrying value of approximately $34.7 million at May 30, 2003 and $37.5 million at August 30, 2002. The equipment note contains customary covenants, including requirements to maintain certain financial covenants, and includes provisions relating to cross defaults to our other debt obligations.

SENIOR SUBORDINATED NOTES

         On June 30, 2003, we completed the offering of $150,000,000 aggregate principal amount of our 10 1/4% senior subordinated notes due 2013. A portion of the proceeds from the sale of the notes was used to redeem all of our previously outstanding 10.25% senior subordinated notes due 2006, effective July 21, 2003.

RECEIVABLES SECURITIZATION FACILITY

     On August 30, 2002, we and our wholly-owned, special purpose subsidiary, Avondale Funding, LLC, or Funding, entered into a receivables securitization facility with General Electric Capital Corporation, or GECC, and

Redwood Receivables Corporation, or Redwood, an issuer of commercial paper, to provide financing of up to $90 million through the sale of certain trade receivables originated by us. On July 3, 2003, GECC purchased Redwood's investment and agreed to continue the funding of the receivables securitization facility until the earlier of 90 days before the specified final purchase date, August 29, 2007, or certain specified termination dates. The receivables securitization facility replaced a previous receivables securitization program with Bank One, N.A. We have been engaged by Funding and GECC to service the receivables.

     Funding is a separate legal entity with its own creditors who, in the event of Funding's liquidation, will be entitled to a claim on Funding's assets prior to any distribution to us.

     Pursuant to the receivables securitization facility, we sell, or transfer as a contribution of capital, trade receivables, at a discount and without recourse, to GECC, whose sole business is the acquisition and financing of the trade receivables. Funding sells an undivided interest in a specified portion of the trade receivables to GECC to provide the funds required by Funding to purchase the trade receivables from us. Proceeds from the collection of the trade receivables are used by Funding to purchase additional trade receivables from us, repay GECC in the event that sufficient additional trade receivables are not available to maintain GECC's investment, or pay fees and expenses. At May 30, 2003 and August 31, 2002, the outstanding amount of GECC's or Redwood's investment in the trade receivables was $58.6 million and $74 million, respectively.

     The discount rate on the trade receivables purchased from us by Funding is based on the fair market value of the receivables. The discount rate on the undivided interest in the trade receivables purchased by GECC from Funding is tied to GECC's commercial paper rate plus a specified number of basis points. Funding is required to pay certain unused availability fees under the receivables securitization facility. The receivables securitization facility contains customary covenants, including requirements to maintain certain financial ratios, and includes provisions relating to cross defaults to other of our debt obligations.

     The receivables securitization facility is our only off-balance sheet financing arrangement. We generate funds through the sale of accounts receivable to Funding, whose sole business purpose is the ongoing acquisition and resale of specified trade receivables generated by us. Funding retains no interest in the investment in the accounts receivable sold to an independent issuer of receivables-backed commercial paper, and has not experienced any gains or losses on the sale of the investment in accounts receivable. We believe minimal counter party risk exists due to the financial strength of the independent issuer of the commercial paper.

CAPITAL EXPENDITURES AND CASH FLOWS ANALYSIS


     Our capital expenditures, aggregating $13.1 million for the thirty-nine weeks ended May 30, 2003, were used primarily to initiate the installation of an automated dye mixing and dispensing system at a fabric finishing facility in South Carolina, purchase new roving equipment for a ring spinning facility in Alabama and complete routine maintenance projects. Management estimates that capital expenditures for the balance of fiscal 2003 were approximately $3.6 million.


     Net cash provided by operating activities was $18.4 million for the thirty-nine weeks ended May 30, 2003. Principal working capital changes included a $21.7 million decrease in accounts receivable, a $15.5 million decrease in accounts receivable sold under the securitization facility, a $12.1 million increase in inventories, and a $10.4 million decrease in accounts payable and accrued expenses. Investing activities were predominantly equipment purchases and related costs of $13.1 million made in connection with the ongoing modernization and maintenance of our manufacturing facilities. Financing activities included a $3.1 million net decrease in borrowings under the revolving credit facility and long-term debt, payment of $3.8 million in dividends on outstanding common stock and the purchase and retirement of treasury stock of $2.3 million.

     Net cash provided by operating activities was $71.7 million in fiscal 2002. Principal working capital changes included a $6.5 million increase in accounts receivable and $12.4 million increase in accounts receivable sold under the securitization facilities, a $12.7 million reduction in inventories, and a $2.6 million increase in accounts payable and accrued expenses. Our investing activities were primarily capital improvements of $13.1 million. Net cash provided by financing activities aggregated $59.4 million, including issuance of the equipment note of $20.0 million, a net decrease in the revolving credit facility and other long term debt of $80.2 million and $3.8 million used to pay dividends on common stock.

     Net cash provided by operating activities was $48.1 million in fiscal 2001. Principal working capital changes included a $28.0 million decrease in accounts receivable and corresponding $20.0 million decrease in accounts receivable sold under the securitization facility, a $6.3 million decrease in inventories, a $14.7 million decrease in other assets, primarily deposits on equipment orders, a $23.1 million decrease in accounts payable and accrued expenses, and a $9.1 million decrease in income taxes payable. Our investing activities were primarily capital improvements of $91.1 million. Net cash provided by financing activities aggregated $37.3 million, including a net increase in the revolving credit facility and other long term debt of $42.5 million, and $5.0 million used to pay dividends on common stock.

     Net cash provided by operating activities was $67.7 million in fiscal 2000. Principal working capital changes included a $2.4 million decrease in accounts receivable, a $7.0 million decrease in accounts receivable sold under the securitization facility, a $7.0 million increase in other assets, primarily deposits on equipment orders, and a $4.7 million increase in accounts payable and accrued expenses. Our investing activities were primarily capital improvements of $30.5 million. Net cash used in financing activities aggregated $39.3 million, including a net reduction in the revolving credit facility and other long term debt of $31.9 million, and $5.1 million used to pay dividends on common stock.

     The table below summarizes our outstanding contractual obligations as of May 30, 2003 (prior to the issuance of our 10 1/4% senior subordinated notes due
2013), and the effect such obligations are expected to have on liquidity and cash flow in future periods (amounts in thousands).

                                                                        PAYMENTS DUE BY PERIOD
                                                         -----------------------------------------------------
                                                                    LESS THAN      1 -- 3     4 -- 5    AFTER
         CONTRACTUAL OBLIGATIONS                          TOTAL      1 YEAR        YEARS      YEARS    5 YEARS
         -----------------------                         --------   ---------    --------    ------    -------
Long-term debt, including current portion.........       $166,893     $ 4,325    $156,625    $5,943      $ -

Operating leases..................................          7,892       2,208       3,609     2,075        -

Equipment purchase orders.........................          4,081       4,081           -         -        -

Raw material purchase orders......................         66,022      66,022           -         -        -
                                                         --------      ------    --------    ------      ---

Total.............................................       $244,888     $76,636    $160,234    $8,018      $ -
                                                         ========     =======    ========    ======      ===

     For discussion related to contractual obligations, see "Footnote 9. Long-term Debt" and "Footnote 12. Commitments and Contingencies" in the notes to consolidated financial statements included elsewhere in this prospectus.

     Management believes that cash generated from operations, together with borrowings available under our revolving credit facility and proceeds received in connection with sales of trade receivables, will be sufficient to meet our working capital and capital expenditure needs in the foreseeable future. We will also continue to consider other options available to us in connection with future working capital and capital expenditure needs, including the issuance of additional debt and equity securities.

REFUND OF PRIOR YEAR INCOME TAXES

     A net benefit of $4.5 million, related to receipt of an income tax refund resulting from a settlement with the Internal Revenue Service Appeals Division in the fourth quarter of fiscal 2002, is included as an addition to retained earnings for fiscal 2002 on the consolidated statement of shareholders' equity. The claim for the refund was filed in fiscal 1997 utilizing tax basis deductions against fiscal 1994 taxable income, related to consideration paid in the repurchase of treasury stock. Given the technical nature of the claim and resulting uncertainty of recovery, recognition of the refund claim was deferred until successful resolution in fiscal 2002. Interest received in conjunction with the refund of approximately $1.7 million is included as a reduction in interest expense, net for fiscal 2002.

ADJUSTMENT OF DEFERRED INCOME TAXES

     Following the successful settlement of the refund claim noted above, we reassessed the balance of certain deferred income taxes. Based on this evaluation, we determined that the estimates used to establish deferred income taxes prior to fiscal 1998 were too conservative and resulted in an overstatement of deferred income tax liabilities. Accordingly, an adjustment of $4.0 million has been recorded as an addition to the balance of retained earnings at August 27, 1999 on the consolidated statements of shareholders' equity.

OFF-BALANCE SHEET FINANCING ARRANGEMENTS

     Our receivables securitization facility is our only off-balance sheet financing arrangement. We generate funds through the sale of trade receivables to Funding, whose sole business purpose is the ongoing acquisition and resale of specified trade receivables generated by us. Funding retains no interest in the investment in the trade receivables sold to Redwood, an independent issuer of receivables-backed commercial paper, and has not experienced any gains or losses on the sale of the investment in trade receivables to Redwood. We believe minimal counterparty risk exists due to the financial strength of the independent issuer of the commercial paper.

SEASONALITY

     Our sales are broadly distributed over markets with staggered seasonality and, therefore, generally do not exhibit significant seasonal trends.

MARKET RISK

     Upward or downward changes in market interest rates and their impact on the reported interest expense of the our variable rate borrowings may affect our earnings. However, our use of interest rate swap agreements will limit the negative impact of higher interest rates. Assuming the revolving credit facility and interest rate swap agreements at May 30, 2003 remain in effect throughout fiscal 2003, a 10% change in the effective average interest rate would not have a material effect on our pretax earnings for fiscal 2003. In addition, a 10% change in interest rates would not have a material effect on the fair value our interest rate swap agreements and the notes.

     Increases or decreases in the market price of cotton may affect the valuation of our inventories and fixed purchase commitments and, accordingly, our earnings. The potential decline in fair value of these inventories and fixed purchase commitments resulting from a 10% decline in market prices is estimated to be approximately $8 to $11 million.

CRITICAL ACCOUNTING POLICIES

     Management's discussion and analysis of financial condition and results of operations are based on our consolidated financial statements that have been prepared in accordance with generally accepted accounting principles for financial information, or for interim financial information, as appropriate, in the United States. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

     We evaluate these estimates and assumptions on an ongoing basis, including but not limited to those affecting inventories, allowances for doubtful accounts, assets held for sale, long-lived assets, income taxes payable and deferred income taxes, deferred compensation, associate and post retirement benefits, and contingencies. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates and assumptions may form the basis of the carrying value of certain assets and liabilities. Actual results, under conditions and circumstances different from those assumed, may differ from these estimates and assumptions.

     We believe the following accounting policies are critical to the presentation and understanding of our financial condition and the results of our operations and involve the more significant judgments and estimates utilized in the preparation of the consolidated financial statements:

     Accounts Receivable and Credit Risks. We extend credit lines to our customers in the normal course of business and perform ongoing evaluations of the financial condition of our customers. In general, collateral is not required to support such credit lines and the related receivables. We establish allowances for doubtful accounts based upon factors surrounding the financial condition and credit risk of specific customers, historical payment trends and other information.

     We generate funds through the sale of accounts receivable, at a discount and without recourse, to a special purpose subsidiary established to facilitate the acquisition and subsequent resale of certain accounts receivable to an independent issuer of receivables-backed commercial paper. The discount rate on the accounts receivable purchased from us is established periodically by the subsidiary based on the fair market value of the receivables. We include in accounts receivable in our consolidated balance sheets the portion of accounts receivable sold to the subsidiary which have not been resold to the commercial paper issuer.

     Inventories. Inventories are stated at the lower of cost or market value. Except for certain supply inventories valued on an average cost basis, the costs of our inventories are determined on a last-in, first-out, or LIFO, basis. Under LIFO, current material and conversion costs are charged to cost of goods sold while inventories are valued using costs incurred in the initial and subsequent fiscal years following election of the LIFO method. In periods of declining prices, LIFO values may exceed current replacement market values and require downward adjustment. Estimates, including the estimated costs to complete work in process inventories and the estimated realizable values of all inventories, are used in determining the lower of LIFO cost and market. During periods when current costs or inventory quantities fluctuate significantly, use of the LIFO method may yield cost of goods sold that differs significantly from that which would result under other inventory methods.

     Long-Lived Assets. We periodically review the values assigned to long-lived assets, such as property, plant and equipment, assets held for sale and goodwill. The associated depreciation and amortization periods, where appropriate, are reviewed on an annual basis. Estimated recoverability of long-lived asset values is based on anticipated undiscounted cash flows from operations, or in the case of assets held for sale, the lower of historical carrying amount or estimated net realizable value. Management periodically reviews the values assigned to these assets and if additional information becomes available which indicates a decline in value, makes adjustments in that period.

     Revenue Recognition. We record revenues principally when products are shipped to customers. Consistent with recognized practice in the textile industry, we also record revenues to a lesser extent throughout the fiscal year on a bill and hold basis, invoicing goods that have been produced, packaged and made ready for shipment. These goods are effectively segregated from inventory which is available for sale, the risks of ownership of the goods have passed to the customer, and the remittance terms and collection experience on the related invoicing is consistent with all our other sales.

     Contingencies. We are involved in certain environmental matters and claims. We provide reserves to cover management's estimates of the cost of investigating, monitoring and remediating these and other environmental conditions. If more costly remediation measures are necessary than those believed to be probable based on current facts and circumstances, actual costs may exceed the reserves provided. However, based on the information currently available, management does not believe that the outcome of these matters will have a material adverse effect on our future results of operations or financial condition.

     For discussion of certain legal proceedings to which we are a party, see the discussion under the caption "Business -- Legal Proceedings" in this prospectus. We are not currently a party to litigation that management believes would have a material adverse effect on our future results of operations or financial condition.

NEW ACCOUNTING PRONOUNCEMENTS

     We adopted the provisions of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, effective August 31, 2002, and ceased amortization of goodwill on that date. We completed the transitional goodwill impairment test as required by Statement No. 142 during the thirteen weeks ended November 29, 2002 and determined that no impairment of goodwill should be recorded. In accordance with the provisions of Statement No. 142, the adoption of this accounting policy is reflected prospectively. Had Avondale accounted for goodwill in accordance with this policy in fiscal 2002, the net loss for the thirty-nine weeks ended May 31, 2002 would have been ($5.7) million or ($0.45) per share-basic and ($0.45) per share-diluted.

     Effective August 31, 2002, we adopted the provisions of Statements of Financial Accounting Standard No. 141 -- Business Combinations, No. 143 -- Accounting for Asset Retirement Obligations, No. 144 -- Impairment or Disposal of Long-lived Assets, No. 145 -- Rescission of Statements No. 4, 44, and 64, Amendment of Statement No. 13, and Technical Corrections, and No. 146 -- Accounting for Costs Associated with Exit or Disposal Activities. The adoption of these Statements had no impact on our consolidated financial statements.

     In December 2002, Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure, established the accounting and disclosure requirements associated with alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, and changed certain disclosure requirements for companies electing to apply the intrinsic value method. We plan to continue our use of the intrinsic value method and do not believe the adoption of this statement will have a significant effect on our consolidated financial statements.

     In January 2003, Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities" was issued, requiring the accounts of a variable interest entity to be included in the consolidated financial statements of a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities, or entitled to receive a majority of the entity's residual returns, or both. Interpretation No. 46 also requires certain disclosures regarding a variable interest entity in which a company has a significant variable interest but is not required to include its accounts in the company's consolidated financial statements. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003 and in the first fiscal year or interim period beginning after June 15, 2003 for entities existing on or before January 31, 2003. Certain of the disclosure requirements apply to financial statements issued after January 31, 2003, regardless of the date on which the variable interest entity was created. Management has evaluated the provisions of this interpretation and concluded that the interpretation will have no effect on our consolidated financial statements since Avondale Funding LLC is a qualified special purpose entity.

     In April 2003, the Financial Accounting Standards Board issued Statement No. 149, Amendments of Statement No. 133 on Derivative Instruments and Hedging Activities, which requires that certain contracts with comparable derivative or hybrid characteristics be accounted for similarly. Statement No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We are currently evaluating the potential impact of Statement 149 on our consolidated financial statements.

         In May 2003, Financial Accounting Standards Board Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued, which requires that certain financial instruments be presented on the consolidated balance sheets as liabilities that were previously presented as equity or as temporary equity. Such instruments include mandatory redeemable preferred and common stock, and certain options and warrants. Statement No. 150 is effective for mandatory redeemable financial instruments of nonpublic entities for fiscal periods beginning after December 15, 2003. We are currently evaluating the potential impact of Statement 150 on our consolidated financial statements.

                                    BUSINESS

GENERAL

     We are a leading domestic manufacturer and marketer of cotton and cotton-blend fabrics and yarns used in the production of casual apparel and, to a lesser extent, home furnishings and industrial products. We design, manufacture and market a broad line of indigo-dyed denim for both branded and private label apparel producers of denim jeans, slacks, shorts, skirts and jackets as well as non-apparel producers of denim luggage, bags and other products. We also design and manufacture an extensive line of piece-dyed sportswear and workwear fabrics. Our sportswear fabrics are marketed to both branded and private label producers of casual, or khaki, slacks, shorts and skirts. Our workwear fabrics are marketed to producers of uniforms, career apparel and other workwear (shirts, slacks and jackets) that are distributed through either the rental or retail channels. We manufacture cotton and cotton-blend yarns, which are sold to knitters and weavers of apparel fabrics. We also manufacture specialty and coated fabrics, which are sold to the apparel, home furnishings and industrial markets. In fiscal 2002, we sold our fabrics and yarns to approximately 1,200 customers, including many of the world's leading apparel companies.

     Our predecessor was founded in 1895 by the family of G. Stephen Felker, our chairman, president and chief executive officer. We currently operate 20 manufacturing facilities with locations in Alabama, Georgia, North Carolina and South Carolina. Our facilities and equipment are modern and efficient, reflecting the significant investment made in recent years to enhance our productivity, operating efficiencies and manufacturing flexibility, and to reduce our unit costs. During this time, we have closely managed our working capital and reduced our debt considerably.

OPERATIONS

     We conduct our business through three principal segments: apparel fabrics, yarns and other sales. Financial information relating to these segments is presented in Note 3 to our consolidated financial statements.

PRODUCTS

     Apparel fabrics. Our apparel fabrics consist of cotton and cotton-blend denim, sportswear and workwear fabrics and are generally manufactured to fill specific customer orders.

     We are a leading domestic manufacturer and marketer of indigo-dyed denim used in the production of branded and private label denim jeans, slacks, shorts, skirts, jackets and other denim garments. We design, often in conjunction with our customers, and manufacture a broad range of high quality, value-added denim with new and innovative colors, textures, weaves and finishes. Our denim customers include VF Corporation (the maker of the Lee, Rider, Wrangler, Rustler, Brittania, Chic and Healthtex brands), Levi Strauss & Co., or Levi's, The Gap Inc. (including Old Navy) and several large private label manufacturers.

     We are one of the largest domestic manufacturers and marketers of cotton sportswear fabrics used in the production of khaki slacks, shorts, skirts and other sportswear garments. We produce fabrics in a wide variety of styles, colors, finishes, textures and weights according to individual customer specifications, including, for example, fabrics with water and stain repellant finishes. Our sportswear fabrics customers include Levi's (the maker of the Dockers brand), VF Corporation, Haggar Corp., Tropical Sportswear Int'l Corporation (maker of the Savane and Farah brands) and several large private label manufacturers.

     We are a leading domestic manufacturer and marketer of cotton and cotton-blend workwear fabrics used in the production of uniforms, career apparel and other workwear (shirts, slacks, jackets and other garments). Our workwear fabrics customers require durable fabrics characterized by long wear and easy care. We work closely with customers to develop fabrics with these and other enhanced performance characteristics. Our workwear fabrics customers include Cintas Corporation, Carhartt, Inc., VF Corporation, Williamson-Dickie Mfg. Co. and American Uniform Co.

     Apparel fabrics sales, including intersegment sales, accounted for approximately 74%, 78%, 79% and 85%, respectively, of our net sales in fiscal 2000, 2001, 2002 and the thirty-nine weeks ended May 30, 2003.

     Yarns. We are one of the largest domestic manufacturers of cotton and cotton-blend yarns, which we use internally in the production of our woven apparel fabrics or market to knitters or weavers of apparel fabrics. Our customers use our yarns in the manufacture of a broad range of items, including apparel (T-shirts, underwear, socks and hosiery, knitted shirts, shorts and slacks, denim jeans, woven khaki slacks, and fleece sweatshirts, pants and jackets), and home furnishings. Yarn customers include Fruit of the Loom Ltd., Russell Corporation and numerous other producers of knit apparel. Our yarn sales, including intersegment sales, accounted for approximately 28%, 31%, 29% and 29%, respectively, of our net sales in fiscal 2000, 2001, 2002 and the thirty-nine weeks ended May 30, 2003.

     Other. Our other sales include greige and coated fabrics.

     We produce undyed, unfinished cotton and cotton-blend greige fabrics that we market to manufacturers of apparel, home furnishings and industrial products. We work with our customers to create new fabric styles and constructions and can alter our overall product mix to meet changing customer requirements. In addition, we can maintain our production levels and efficiencies by manufacturing greige fabrics for use in our apparel fabrics operation.

     We produce a variety of coated fabrics that we market to recreational, industrial and military product manufacturers. Products made from our coated fabrics include awnings, tents, boat covers and life vests. We also finish customers' fabrics on a commission basis, which enables those customers to meet short delivery schedules while minimizing inventories.

     Our other sales, including intersegment sales, accounted for approximately 10%, 10%, 11% and 11%, respectively, of our net sales in fiscal 2000, 2001, 2002 and the thirty-nine weeks ended May 30, 2003.

     Intersegment Sales. Intersegment sales represent the transfer of yarns and greige fabrics among our three business segments. These items ultimately are consumed in the production of finished products, and therefore are eliminated from our reported net sales. Intersegment sales accounted for (12%), (19%), (19%) and (25%), respectively, of our net sales in fiscal 2000, 2001, 2002 and the thirty-nine weeks ended May 30, 2003.

PRODUCT DEVELOPMENT

     We work closely with our customers to develop value-added fabric and yarns that reflect current fashion trends and are easily integrated into their manufacturing operations. We also maintain a research and development staff that evaluates trends and uses the latest technology to create innovative fabric and yarns. Because our sales force is located in close proximity to our customers and develops strong working relationships with them, we believe that we are an important partner to our customers in the development of new fabrics. We also believe that we benefit from the higher margins that can be earned with new fabrics.

SALES AND MARKETING

     During fiscal 2002, we sold apparel fabrics, greige and specialty fabrics, and yarns to approximately 700, 400 and 400 customers, respectively, or approximately 1,200 customers in total after eliminating duplications. We are one of the leading suppliers of denim to VF Corporation (the maker of the Lee, Rider, Wrangler, Rustler, Brittania, Red Kap, Timbercreek, Chic, and Healthtex brands), with total sales of apparel fabrics and yarns to VF Corporation accounting for 20% and 16%, respectively, of our net sales in fiscal 2002 and the thirty-nine weeks ended May 30, 2003. We believe that we have a strong working relationship with VF Corporation. Other than VF Corporation, none of our customers accounted for 10% or more of our net sales in fiscal 2002. Our sales billed to customers domiciled outside the U.S. accounted for 8%, 6%, 7% and 7%, respectively, of our net sales in fiscal 2000, 2001 and 2002 and the thirty-nine weeks ended May 30, 2003.

     We target customers who demand a high level of customer service. Our two yarn sales offices are located geographically to be close to customers' manufacturing facilities, and our six fabric sales offices are generally located near the headquarters of key customers. Sales associates visit their customers on a regular basis and are primarily responsible for interpreting customers' needs, processing customer orders and interacting with our production scheduling personnel. Our sales associates are paid a base salary plus sales incentives to the extent certain performance targets are met. Our independent sales representatives are paid on a commission basis.

MANUFACTURING

     We are a vertically integrated manufacturer of yarns and fabrics. Through modernizing our manufacturing facilities, we have sought to reduce lead times, lower costs, minimize inventory levels and maximize flexibility to respond to changes in customer demand and market conditions.

     Manufacturing Processes. Our manufacturing processes involve producing yarn, dyeing yarn, weaving yarn into fabrics and dyeing and finishing fabrics. Our manufacturing plants employ automated control systems to monitor the manufacturing process and electronic product testing equipment to measure the quality of our yarns and fabrics.

     Our yarn manufacturing operations involve spinning raw cotton and synthetic fibers into cotton and cotton-blend yarns. We use modern carding, drawing, combing, open-end spinning and ring spinning equipment and offer a full line of yarns to respond to varied customer demand. Yarn produced by us is either sold to outside customers or used internally in the production of woven fabrics.

     Yarn to be used in the manufacture of apparel fabrics may be dyed using "range" dyeing techniques. We weave dyed or undyed yarn using modern, high-speed looms to manufacture fabrics that have a variety of widths and weaves. The woven fabrics may be piece-dyed and finished according to customer specifications. Our dyeing and finishing facilities use a wide range of technologies, including sophisticated electronic monitoring and control systems. These systems allow us to continuously monitor and control each phase of the dyeing and finishing process, which helps to improve productivity, efficiency, consistency and quality.

     Manufacturing Facilities. We currently operate 20 manufacturing facilities in the U.S. Of our manufacturing facilities, 11 produce yarn, six manufacture fabrics, four are dyeing facilities and four are engaged in fabric finishing.

     In response to the highly competitive market conditions and continued oversupply of open-end yarns, in January 2002, we completed the closing of two separate open-end yarn manufacturing facilities located in North Carolina. The closing of these two facilities will allow us to reduce our sales of open-end yarns which have proven to be unprofitable in recent years and improve the capacity utilization and operating efficiencies of our remaining yarn manufacturing facilities.

     In response to the deterioration of domestic and regional demand for heather and stock-dyed open-end yarns over the past several years, in May 2003, we completed the closing of an open-end yarn manufacturing facility located in Alabama. We could not justify continued operation of this facility given the diminished volume and pricing for these products. Production of stock-dyed yarns for internal consumption by our apparel fabric operation will be shifted to other manufacturing facilities. In connection with this action, we recorded facility restructuring charges and other non-operating costs of approximately $2.5 million during the thirty-nine weeks ended May 30, 2003.

     Expansion and Modernization. We have expanded our operations through acquisitions, an ongoing capital improvements program and management's efforts to optimize the productive output of our manufacturing facilities. As part of our expansion and modernization efforts, we have also redeployed capital by closing certain manufacturing facilities and, in some cases, moving manufacturing equipment to other locations. Our expansion and modernization efforts over the past six fiscal years have included, among others, the following principal initiatives:

     - 1997 -- Completed replacement of earlier generation projectile looms with new, high speed air jet looms and installation of two new integrated finishing ranges in an existing integrated denim facility;

     - 1997 -- Purchased additional computer controlled cleaning and blending equipment for one plant, replaced earlier generation open-end spinning equipment with technologically advanced spinning equipment at a second plant, and replaced opening and carding equipment at a third plant;

     - 1997 and 1998 -- Constructed a new denim weaving facility, completed in April 1998, housing technologically advanced slashing equipment and high speed air jet looms, upgraded fabric finishing equipment, and executed a lease for a new distribution center;

     - 1998 and 1999 -- Completed expansion of an existing weaving facility in June 1999, which included the installation of technologically advanced slashing equipment and high speed air jet looms for the production of additional greige fabrics to be piece-dyed for sportswear and workwear end uses;

     - 1998 and 1999 -- Completed construction of a new piece-dyeing range in February 1999, and installed technologically advanced fabric inspection equipment for piece-dyed fabrics;

     - 2000 -- Completed replacement of earlier generation air jet looms with new, high speed air jet looms in November 1999 for production of greige fabrics to be piece-dyed for sportswear and workwear end uses;

     - 2000 -- Completed modernization of an existing ring spinning facility in August 2000, including the replacement of earlier generation roving, ring spinning and winding equipment with technologically advanced linked-ring spinning;

     - 2001 -- Completed expansion of an existing piece-dyed finishing facility in January 2001, for the production of additional finished piece-dyed fabrics for sportswear and workwear end uses;

     - 2001 -- Completed expansion and modernization of an existing greige weaving facility in May 2001, including the construction of a new building addition and the installation of modern air jet looms for the production of additional greige fabrics;

     - 2001 -- Completed expansion and modernization of an existing integrated denim weaving facility in May 2001, including the installation of modern air jet looms for the production of additional denim fabrics;

     - 2001-- Completed expansion of linked-ring spinning facility which was modernized in August 2000;

     - 2002 -- Completed replacement of earlier generation winding equipment at an existing ring spinning facility in September 2001 with technologically advanced, fully automated winders;

     - 2002 -- Completed modernization of existing spinning operation within integrated fabric weaving facility in October 2001, including installation of technologically advanced linked-ring spinning equipment;

     - 2002 -- Completed construction of a new ring spinning facility using existing manufacturing floor space, in October 2001, including installation of technologically advanced linked-ring spinning equipment; and

     - 2003 -- Initiated the installation of an automated dye mixing and dispensing system at a fabric finishing facility in South Carolina, purchased new roving equipment for a ring spinning facility in Alabama and completed routine maintenance projects.

RAW MATERIALS

     We are one of the largest U.S. consumers of raw cotton, the principal raw material used in our manufacturing processes. Consequently, our results of operations may be impacted significantly due to fluctuations in the price of cotton. Since cotton is an agricultural product, its supply and quality, which affect prevailing prices, are subject to forces of nature. Significant increases in cotton prices due to any material shortage or interruption in the supply or variations in the quality of cotton by reason of weather, disease or other factors could have a material adverse effect on our results of operations.

     Because the importation of cotton into the U.S. has generally been prohibited, historically, imbalances between the domestic and world price of cotton have occurred. In recent years, Congress has passed a series of legislative initiatives to ensure that U.S. cotton is priced competitively with world markets. The Food, Agriculture,

Conservation and Trade Act of 1990, or the 1990 Trade Act, and the regulations promulgated thereunder established a three-step competitiveness program designed to make domestic cotton prices approximate world cotton prices. This program includes a mechanism that triggers tariff free quotas for the importation of cotton if U.S. prices exceed world prices for an extended period of time.

     The Federal Agricultural Improvement and Reform Act of 1996 established certain support programs that, among other things, continued through the year 2002 the three-step competitiveness program established under the 1990 Trade Act. Under these support programs, we received reimbursement payments from the U.S. Department of Agriculture representing the differential between domestic cotton prices and world cotton prices, in excess of 1.25 cents per pound. However, these payments ceased as of December 15, 1998 when financing for the program was exhausted, and tariff-free quotas for the importation of cotton were opened in March 1999.

     Effective October 1, 1999, the Fiscal 2000 Agriculture Appropriations Bill restored funding of payments under the three-step competitiveness program and redefined import quota triggers. The Farm Security and Rural Investment Act of 2002 extended the program until July 31, 2008, and suspended, from May 14, 2002 through July 31, 2006, the exclusion of 1.25 cents per pound from payments for the differential between domestic cotton prices and world cotton prices. Accordingly, we have continued to receive reimbursement payments from the U.S. Department of Agriculture relating to the differential between domestic cotton prices and world cotton prices for cotton consumed on or after October 1, 1999.

     We closely monitor the cotton market and manage our cotton-buying practices. Our chief executive officer is a director of the National Cotton Council, a trade organization that spearheads initiatives to implement U.S. cotton industry policy, which helps us stay abreast of developments in the cotton market. We generally purchase cotton in sufficient quantities to achieve planned manufacturing schedules. Our forward cotton purchases may be short of, or in excess of, the quantities needed to satisfy customers' orders depending upon such factors as our outlook for the cotton market.

     We generally enter into cotton purchase contracts several months in advance of the scheduled date of delivery. Prices for such purchases are fixed either on the date of the contract or thereafter on a date prior to delivery and, as a result, we may be favorably or adversely affected if cotton prices fluctuate during the contract period. Periodically, we also purchase cotton futures and option contracts to hedge exposure to price fluctuations in cotton acquired from various suppliers.

     The principal man-made fiber purchased by us is polyester. We currently purchase substantially all of the man-made fibers used in our products from two suppliers, but such fibers are readily available from other suppliers. We maintain a limited supply of such fibers in inventory. We generally have no difficulty in obtaining sufficient quantities of man-made fibers.

     We purchase dyes and chemicals used in our dyeing and finishing processes, and these dyes and chemicals normally have been available in adequate supplies through a number of suppliers. In connection with the acquisition of Graniteville, we entered into a supply agreement, extending through March 2006, with C.H. Patrick & Co., Inc., or Patrick, which was subsequently acquired by B.F. Goodrich. In 2000, B.F. Goodrich sold the chemical portion of their business to Noveon, Inc., formerly B.F. Goodrich PMD Group, and the textile dye portion of their business to Patrick, formerly CHP Acquisition Group, Inc. On February 28, 2001, we executed an assignment of the supply agreement whereby we will purchase textile dyes from Patrick and chemicals from Noveon. This supply agreement generally stipulates that Patrick and Noveon will have the opportunity to provide certain dyes and chemicals utilized by us if Patrick and Noveon meet certain conditions, including competitive pricing and the ability to provide the applicable dyes and chemicals in accordance with our specifications and delivery requirements. The supply agreement is terminable by us prior to the end of the original 10-year term in the event of a pattern of repeated, material failures by Patrick and Noveon to satisfy their obligations with respect to product specifications, delivery schedules or other material terms. Under the supply agreement, a default by one supplier will not constitute a default by the other supplier.

     We purchase yarns and greige fabrics to supplement our internal yarn and fabric production, and consume these products in the production of greige and finished fabrics for our customers. These yarns and greige fabrics are readily available from a number of suppliers.

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

COMPETITION

     The textile industry is highly competitive, and no single company is dominant. We believe that we are one of the largest domestic manufacturers of indigo-dyed denim, piece-dyed fabrics for workwear and sportswear, and cotton and cotton-blend yarns. Our competitors include large, vertically integrated textile companies and numerous smaller companies. There has been a general trend toward consolidation within certain markets of the textile industry and, within our markets, some increases in manufacturing capacity. However, the resulting excess manufacturing capacity, an increase in the U.S. importation of textiles and apparel from countries having significantly devalued currencies, a downturn in the U.S. economy and the reaction of U.S. consumers to reports of terrorism throughout the world and possible military action in response to those terrorist acts have created intensely competitive market conditions leading to severe financial difficulties of several domestic yarn and apparel fabric manufacturers, and the accompanying closure of domestic manufacturing capacity.

     The primary competitive factors in the textile industry are price, product styling and differentiation, quality, manufacturing flexibility, delivery time and customer service. The importance of these factors is determined by the needs of particular customers and the characteristics of particular products. Our failure to compete effectively with respect to any of these key factors or to keep pace with rapidly changing markets could have a material adverse effect on our results of operations and financial condition.

TRADE REGULATION

     Increases in domestic capacity and imports of foreign-made textile and apparel products are a significant source of competition for many domestic textile manufacturers, including us. The U.S. government attempts to regulate the growth of certain textile and apparel imports by establishing quotas and tariffs on imports from countries that historically account for significant shares of U.S. imports. Although imported apparel represents a significant portion of the U.S. apparel market, in recent years, a significant portion of import growth has been attributable to imports of apparel products manufactured outside the U.S. of (or using) domestic textile components. In addition, imports of certain textile products into the U.S. have increased in recent years primarily as a result of significant devaluation of the currencies of other textile producing countries, particularly within Asia, against the U.S. dollar.

     The extent of import protection afforded by the U.S. government to domestic textile producers has been, and is likely to remain, subject to considerable domestic political deliberation and foreign considerations. In January 1995, a multilateral trade organization, the World Trade Organization, or the WTO, was formed by the members of the General Agreement on Tariffs and Trade, or GATT, to replace GATT. The WTO has set forth the mechanisms by which world trade in textiles and clothing will be progressively liberalized with the elimination of quotas and the reduction of duties. The implementation began in January 1995 with the phasing-out of quotas and the reduction of duties to take place over a 10-year period. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: yarns, fabrics, made-up textiles and apparel. As it implements the WTO mechanisms, the U.S. government is negotiating bilateral trade agreements with developing countries, which generally are exporters of textile products, that are members of the WTO for the purpose of reducing their tariffs on imports of textiles and apparel. The elimination of quotas and reduction of tariffs under the WTO may result in increased imports of certain textile products and apparel into North America. These factors could make our products less competitive against low cost imports from developing countries.

     The North American Free Trade Agreement, or NAFTA, among the United States, Canada and Mexico, which became effective on January 1, 1994, has created the world's largest free-trade zone. The agreement contains safeguards sought by the U.S. textile industry, including a rule of origin requirement that products be processed in one of the three countries in order to benefit from NAFTA. In addition, NAFTA requires merchandise to be made from yarns and fabrics originating in North America in order to avoid trade restrictions. Thus, not only must apparel be made from North American fabric but the fabric must be woven from North American spun yarn. Based on experience to date, NAFTA has had a favorable impact on our business.

     On May 2, 2000, the United States passed the United States-Caribbean Basin Trade Partnership Act and the Africa Growth and Opportunity Act. Under these acts, apparel manufactured in the Caribbean and Sub-Saharan regions using yarns or fabrics produced in the United States may be imported to the U.S. duty and quota free. In effect, this legislation extends the favorable trade terms afforded to Mexico under NAFTA to the Caribbean and Sub-Saharan countries. Management believes that NAFTA parity for the Caribbean region will have a favorable effect on us by providing access to lower cost labor for apparel assembly, making the U.S. a more attractive location for textile sourcing.

     The Andean Trade Promotion and Drug Eradication Act was passed on August 6, 2002 to renew and enhance the Andean Trade Preference Act, or ATPA. Under the enhanced ATPA, apparel manufactured in Bolivia, Columbia, Ecuador and Peru using yarns and fabrics produced in the United States may be imported into the U.S. duty and quota free through September 30, 2007, subject to an initial cap of 2% of total U.S. apparel imports in 2002, which will increase by 1% annually to 5% in 2006 and 2007. This legislation effectively grants these four countries the favorable trade terms afforded Mexico and the Caribbean region. Management believes this legislation further enhances the attractiveness of U.S. textiles and will have a favorable impact on us.

BACKLOG

     Our order backlog was approximately $200 million at May 30, 2003, as compared to approximately $287 million at May 31, 2002, primarily reflecting reduced demand for denim fabrics and yarns. Orders on hand are not necessarily indicative of total future sales. Substantially all of the orders outstanding at May 30, 2003 are expected to be filled within the next twelve months.

ENVIRONMENTAL REGULATION

     We are subject to various federal, state and local environmental laws and regulations limiting the use, storage, handling, release, discharge and disposal of a variety of hazardous substances and wastes used in or resulting from our operations and potential remediation obligations thereunder, particularly the Federal Water Pollution Control Act, the 1990 Clean Air Act, the Resource Conservation and Recovery Act (including amendments relating to underground storage tanks) and the Comprehensive Environmental Response, Compensation, and Liability Act, commonly referred to as "Superfund" or "CERCLA" and various state counterparts. We have obtained, and are in compliance in all material respects with, all significant permits required to be issued by federal, state or local law in connection with the operation of our business as described herein.

     Our operations are also governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder which, among other things, establish cotton dust, formaldehyde, asbestos and noise standards, and regulate the use of hazardous chemicals in the workplace. We use resins containing formaldehyde in processing some of our products. Although we do not use asbestos in the manufacture of our products, asbestos-containing materials are present in some of the structural components of some of our facilities, and management believes these materials are properly contained and managed.

     Many of our manufacturing facilities have been in operation for several decades, with some operations originating in the 1800s. Historical management of hazardous substances and waste disposal practices may have resulted in on-site and off-site unknown remediation liability for which we may be responsible. In addition, certain operations, including wastewater treatment facilities and air emission sources may have to be upgraded to meet more stringent environmental requirements in the future. We have established reserves for (1) certain significant environmental projects which we anticipate will be completed within the next two to three years to address certain known potential environmental issues (including the two Graniteville issues discussed in further detail below) and (2) possible significant capital projects to address certain potential air quality and water quality regulations. We cannot with certainty assess at this time the impact of future emission or discharge or other regulatory standards or enforcement practices under the foregoing environmental laws and regulations and, in particular, under the 1990 Clean Air Act, upon its operations or capital expenditure requirements. We believe we are currently in compliance in all material respects with the foregoing environmental and health and safety laws and regulations.

     In 1987, Graniteville Company was notified by the South Carolina Department of Health and Environmental Control, or DHEC, that it had discovered certain contamination of a pond near Graniteville, South Carolina and that Graniteville may be one of the responsible parties. In 1990 and 1991, Graniteville provided reports to DHEC summarizing its required study and investigation of the alleged pollution and its sources which concluded that pond sediments should be left undisturbed and that other remediation alternatives either provided no significant benefit or themselves involved adverse effects. In 1995, Graniteville submitted a proposal regarding periodic monitoring of the site, to which DHEC responded with a request for additional information. Graniteville provided such information to DHEC in February 1996. We are unable to predict at this time whether any further actions will be required with respect to the site or what the cost thereof may be. As noted above, we have provided a reserve for management's estimate of the cost of monitoring the site and believe the ultimate outcome of this matter will not have a material adverse effect on our results of operations or financial condition.

     As a result of our acquisition of the Graniteville business, we own a nine acre site in Aiken County, South Carolina, which was operated jointly by Graniteville and Aiken County as a landfill from approximately 1950 through 1973. DHEC conducted a site screening investigation in 1990. The United States Environmental Protection Agency conducted a site investigation in 1991 and an Expanded Site Inspection in January 1994. Graniteville conducted a groundwater quality investigation in 1992 and a supplemental site assessment in 1994. Based on these investigations, DHEC requested that Graniteville enter into a consent agreement providing for comprehensive assessment of the nature and extent of soil and groundwater contamination at the site, if any, and an evaluation of appropriate remedial alternatives. DHEC and Avondale entered into a consent agreement in December 1997. The cost of the comprehensive assessment required by the consent agreement is estimated to be between $200,000 and $400,000. In March 2001, we submitted a set of proposed remediation alternatives for DHEC's review and approval. Because this investigation has not concluded, we are currently unable to predict what further actions, if any, will be necessary to address the landfill. As noted above, we have provided a reserve for management's estimate of the cost of investigating and remediating the site, and we believe the ultimate outcome of this matter will not have a material adverse effect on our results of operations or financial condition.

     We are currently defending an environmentally related lawsuit, described under the caption "Business -- Legal Proceedings" in this prospectus.

PROPERTIES

     We currently operate 20 manufacturing facilities in the U.S., of which seven are located in Alabama, one is located in North Carolina, three are located in Georgia and nine are located in South Carolina. We own all 20 of these facilities. Of our manufacturing facilities, 11 produce yarn, six manufacture fabrics, four are dyeing facilities and four are engaged in fabric finishing. Additionally, we own four and lease two warehouses.

     In January 2002, we completed the closing of two separate open-end yarn manufacturing facilities located in North Carolina which allowed us to reduce our sales of unprofitable open-end yarns and improve capacity utilization and operating efficiencies at our remaining yarn manufacturing facilities.

     In response to the deterioration of domestic and regional demand for heather and stock-dyed open-end yarns over the past several years, in May 2003, we completed the closing of an open-end yarn manufacturing facility located in Alabama. We could not justify continued operation of this facility given the diminished volume and pricing for these products. Production of stock-dyed yarns for internal consumption by our apparel fabric operation will be shifted to other manufacturing facilities. In connection with this action, we recorded facility restructuring charges and other non-operating costs of approximately $2.5 million during the thirty-nine weeks ended May 30, 2003.

     Many of our plants operate 24 hours a day, seven days a week throughout the year. We consider our plants and equipment to be in good condition and adequate for our current operations. Our principal executive offices are located in Monroe, Georgia in a building we own. We also have executive offices in Sylacauga, Alabama, and Graniteville, South Carolina, which are located in buildings we own. All of our sales offices are leased from unrelated third parties.

LEGAL PROCEEDINGS

     On January 13, 2000, a case was filed in the Circuit Court of Jefferson County, Alabama by Larry and Cynthia Locke and the owners of fourteen other residences in the Raintree subdivision of Lake Martin, against Russell Corporation, Alabama Power and Avondale. The complaint alleges that Avondale, among others, negligently and/or wantonly caused or permitted the discharge and disposal of sewage sludge and contaminants into the lake adjacent to the plaintiffs' property, which allegedly interfered with the plaintiffs' use of the property. As a result of these alleged actions, the plaintiffs claim that the value of their property has been diminished and that they suffered other damages. The complaint seeks compensatory and punitive damages in an undisclosed amount. After an initial series of actions, the case was stayed by the trial court pending resolution of an appeal in the case of Sullivan versus Russell Corporation, Avondale and others, which also involved the Raintree subdivision. We refer to this case as the Sullivan case. On January 12, 2001, the Alabama Supreme Court issued a final order in the Sullivan case rendering that case in favor of the defendants. Subsequent to the Alabama Supreme Court's actions with regard to the Sullivan case, plaintiff's counsel, which includes attorneys who acted as co-plaintiff's counsel on the Sullivan case, presented arguments in a hearing before the trial judge on May 4, 2001 based on a narrow legal theory that the nuisance claimed in this action is sufficiently different from the Sullivan case, and therefore, that this case should be allowed to proceed in spite of the fact that the Sullivan case was ultimately decided in favor of the defendants. The trial court allowed the case to proceed to the discovery phase. On April 25, 2002, the trial court held a hearing on summary judgment motions and, on May 22, 2002, entered judgment as a matter of law in our favor on all counts except the narrow legal theory involving public nuisance tort. A trial on this single count is scheduled to begin in October 2003. We intend to vigorously defend this case and believe that we have a number of defenses available to us. While the outcome of this case cannot be predicted with certainty, based upon currently available information, we do not believe that it will have a material adverse effect on our financial condition or results of operations.

     We are also a party to other litigation incidental to our business from time to time. We are not currently a party to any litigation that management believes, if determined adversely to us, would have a material adverse effect on our financial condition or results of operations.

EMPLOYEES

     At May 30, 2003, we had approximately 5,300 associates. None of our associates are covered by a collective bargaining agreement, and management believes that our relations with our associates are good.

                                   MANAGEMENT

     The executive officers and directors of Avondale Incorporated and Avondale Mills, Inc. are as follows:

                       NAME                                     AGE                    POSITIONS HELD
                       ----                                     ---                    --------------
G. Stephen Felker.........................................      51       Chairman of the Board, President and Chief
                                                                         Executive Officer of Avondale Incorporated
                                                                         and Avondale Mills
Jack R. Altherr, Jr.......................................      54       Vice Chairman, Chief Financial Officer, and
                                                                         Director of Avondale Incorporated and
                                                                         Avondale Mills
T. Wayne Spraggins........................................      66       Vice President of Avondale Mills and
                                                                         President, Manufacturing Operations
Keith M. Hull.............................................      50       Vice President of Avondale Mills and
                                                                         President, Marketing and Sales
Craig S. Crockard.........................................      60       Vice President and Assistant Secretary of
                                                                         Avondale Incorporated and Vice President,
                                                                         Planning and Development and Assistant
                                                                         Secretary of Avondale Mills
M. Delen Boyd.............................................      47       Vice President, Controller and Secretary of
                                                                         Avondale Incorporated and Avondale Mills
Sharon L. Rodgers.........................................      47       Vice President, Human Resources of Avondale
                                                                         Mills and Assistant Secretary of Avondale
                                                                         Incorporated and Avondale Mills
Dale J. Boden(1)..........................................      46       Director of Avondale Incorporated and
                                                                         Avondale Mills
Kenneth H. Callaway(1)....................................      48       Director of Avondale Incorporated and
                                                                         Avondale Mills
Robert B. Calhoun(1)(2)(3)................................      60       Director of Avondale Incorporated and
                                                                         Avondale Mills
Harry C. Howard(2)(4).....................................      74       Director of Avondale Incorporated and
                                                                         Avondale Mills
C. Linden Longino, Jr.(2).................................      67       Director of Avondale Incorporated and
                                                                         Avondale Mills
James A. Rubright(2)......................................      56       Director of Avondale Incorporated and
                                                                         Avondale Mills
John P. Stevens(1)(5).....................................      74       Director of Avondale Incorporated and
                                                                         Avondale Mills

----------

(1)  Member of the Compensation Committee.

(2)  Member of the Audit Committee.

(3) Mr. Calhoun has been elected a director of Avondale Incorporated pursuant to a shareholder's agreement dated as of April 29, 1996 by and among Avondale Incorporated and certain shareholders of Avondale Incorporated.

(4)  Chairman of the Audit Committee.

(5)  Chairman of the Compensation Committee.

     G. Stephen Felker has served as Chairman of the Board of Avondale Incorporated since 1992, President and Chief Executive Officer of Avondale Incorporated since 1980, and in various other capacities since 1974. Mr. Felker has served as Chairman of the Board and Chief Executive Officer of Avondale Mills since 1986, when Avondale Incorporated acquired Avondale Mills, and President of Avondale Mills since 1995. Mr. Felker served as Chairman of the Georgia State Advisory Board of Wachovia Bank, N.A. from 1989 to 2000 and is currently a director of American Fibers and Yarns, Inc. and Rock-Tenn Company.

     Jack R. Altherr, Jr. has served as Vice Chairman of Avondale Incorporated and Avondale Mills since May 1996, Chief Financial Officer and a director of Avondale Incorporated since December 1989, Chief Financial Officer of Avondale Mills since October 1988 and a director of Avondale Mills since 1993. With the exception of fiscal 1995, he served as Secretary of Avondale Incorporated and Avondale Mills from August 1993 until November 1998. Mr. Altherr has served Avondale Incorporated and Avondale Mills in various other capacities since July 1982.

     T. Wayne Spraggins has served as Vice President of Avondale Mills and President, Manufacturing Operations since May 1996. Mr. Spraggins joined Avondale Mills as a standards engineer in August 1961 and has served Avondale Mills in various other capacities, including Vice President, Manufacturing of Avondale Mills, since that time.

     Keith M. Hull has served as President, Marketing and Sales, of Avondale Mills, Inc. since August 1999, having served as President, Apparel Fabrics, the apparel fabrics division of Avondale Mills since May 1996 and Vice President of Avondale Mills since April 1989. He has served Avondale Incorporated in various other capacities including Vice President, Marketing since 1977. Mr. Hull serves as a director of Cherokee, Inc.

     Craig S. Crockard has served as Vice President, Planning and Development of Avondale Mills since September 1983. Mr. Crockard has served Avondale Mills in various other capacities, including Vice President, Corporate Services, since September 1966.

     M. Delen Boyd has served as Vice President, Controller of Avondale Mills since May 1996 and Secretary of Avondale Incorporated and Avondale Mills since November 1998. Mr. Boyd served as Assistant Secretary of Avondale Incorporated and Avondale Mills from May 1996 until November 1998. Mr. Boyd has served as Controller of Avondale Mills since 1987. Mr. Boyd joined Avondale Mills in 1982 and has served in various capacities, including Assistant Controller and Corporate Director of Accounting and Taxes.

     Sharon L. Rodgers has served as Vice President, Human Resources of Avondale Mills since May 1996. Ms. Rodgers served as Vice President, Legal and Assistant Secretary of Graniteville Company from 1993 to May 1996. Ms. Rodgers joined Graniteville Company in 1980 and served in various other capacities at Graniteville Company during the thirteen years ended in 1993.

     Dale J. Boden has served as a director of Avondale Incorporated and Avondale Mills since November 1994. Mr. Boden has served as President and Chief Executive Officer of B.F. Capital, Inc., a private investment company, since January 1993.

     Kenneth H. Callaway has served as a director of Avondale Incorporated since November 1987 and of Avondale Mills since August 1993. Mr. Callaway has been President of Calgati Chemical Company, a specialty chemical manufacturer, since December 1991.

     Robert B. Calhoun has served as a director of Avondale Incorporated since August 1993 and of Avondale Mills since November 1991. He is presently a Managing Director and Co-founder of Monitor Clipper Partners. Mr. Calhoun is also President of Clipper Asset Management Corporation, the sole general partner of The Clipper Group, L.P., a private investment firm, since January 1991, and of Clipper Capital Corporation, the sole general partner of Clipper, an affiliated private investment firm, since 1993. From 1975 to 1991, Mr. Calhoun was a Managing Director of Credit Suisse First Boston Corporation, an investment banking firm. Mr. Calhoun is also a director of Interstate Bakeries Corporation and Lord Abbett Family of Funds.

     Harry C. Howard has served as a director of Avondale Incorporated since August 1993 and of Avondale Mills since July 1986. Mr. Howard retired from the law firm of King & Spalding, where he had practiced law since 1956, as of December 31, 1992.

     C. Linden Longino, Jr. has served as a director of Avondale Incorporated since November 1975 and of Avondale Mills since August 1993. Mr. Longino was a Senior Vice President of SunTrust Bank, Atlanta from December 1978 until his retirement in July 1996. During his 34-year career with SunTrust Bank, Atlanta, Mr. Longino served in various management positions. He now serves in various capacities with several community and educational organizations.

     James A. Rubright has served as a director of Avondale Incorporated since November 2000. Mr. Rubright is Chairman and Chief Executive Officer of Rock-Tenn Company, an integrated paperboard and packaging company. Before joining Rock-Tenn Company, Mr. Rubright served as Executive Vice President of Sonat, Inc., an energy company, and as a partner in the law firm of King & Spalding. Mr. Rubright is also a director of Rock-Tenn Company and AGL Resources, Inc.

     John P. Stevens has served as a director of Avondale Incorporated since January 1970 and of Avondale Mills since July 1986. Mr. Stevens served as Executive Vice President of Wachovia Bank, N.A. from April 1981 until his retirement in January 1994 and was responsible for managing the Government Banking and Public Finance Department. Mr. Stevens served as a consultant to Wachovia Bank, N.A. from February 1994 to February 1996. In addition, from February 1994 until the present time, Mr. Stevens has been a partner in The Stevens Group, a consulting firm specializing in providing assistance in a wide range of business and governmental affairs.

     All executive officers of Avondale Incorporated are elected annually by and serve at the discretion of the Board of Directors.

     The directors of Avondale Incorporated are elected annually by the shareholders. The directors of Avondale Mills are elected annually by Avondale Mills' sole shareholder, Avondale Incorporated. During the fiscal year ended August 30, 2002, the Boards of Directors of Avondale Mills, Inc. and Avondale Incorporated each held four meetings.

     The Compensation Committee of the Board of Directors of Avondale Incorporated during fiscal 2002 consisted of John P. Stevens, Chairman of the Compensation Committee, Dale J. Boden, Robert B. Calhoun and Kenneth H. Callaway. None of the Members of the Compensation Committee is an employee of Avondale Incorporated or Avondale Mills. The Compensation Committee's principal responsibilities consist of establishing the compensation for Avondale Incorporated and Avondale Mills, named executive officers and administering Avondale Incorporated's Stock Option Plan. During the fiscal year ended August 30, 2002, the Compensation Committee held one meeting.

     The Audit Committee of the Board of Directors of Avondale Incorporated during fiscal 2002 consisted of Harry C. Howard, Chairman of the Audit Committee, Robert B. Calhoun, C. Linden Longino, Jr., and James A. Rubright. None of the members of the Audit Committee is an employee of Avondale Incorporated or Avondale Mills. During the fiscal year ended August 30, 2002, the Audit Committee held four meetings.

     The Audit Committee meets with the independent public accountants, internal auditors and management to assure that all are carrying out their respective responsibilities. The Audit Committee reviews the performance and fees of the independent public accountants prior to recommending their appointment, and meets with them, without management present, to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. Both the independent public accountants and the internal auditors have full access to the Audit Committee. A written charter for the Audit Committee was approved by the Board of Directors effective July 13, 2000.

     During fiscal 2002, Avondale Incorporated paid each non-employee director a quarterly fee of $5,250 plus reimbursement of out-of-pocket expenses.

     Avondale Incorporated adopted a stock option plan for its non-employee directors, effective September 1, 1997, under which 100,000 shares of Avondale Incorporated's Class A Common Stock are reserved for issuance. Under the plan, each director will automatically be granted annually, on the fifth day following the annual shareholders meeting, a fully vested option to purchase 2,000 shares of Class A Common Stock, at an option price equal to the fair market value of such stock on the date the option is granted. Options granted are exercisable for a period of ten years, subject to certain limitations. During fiscal 2000, 12,000 non-qualified options were granted. During fiscal 2001 and 2002, 14,000 non-qualified options were granted in each respective year. At August 30, 2002, 36,000 non-qualified options remained available for grant.

EXECUTIVE COMPENSATION

         Summary Compensation Table. The table below sets forth certain information concerning the compensation earned during fiscal 2002, 2001 and 2000 by Avondale Incorporated's Chief Executive Officer and its four other most highly compensated executive officers (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION(1)
                                                                  ----------------------
                                                    FISCAL                                     ALL OTHER
NAME AND PRINCIPAL POSITION                          YEAR      SALARY($)   BONUS($)(2)    COMPENSATION($)(3)
---------------------------                          ----      ---------   -----------    ------------------
G. Stephen Felker...........................         2002       800,016       400,000             1,578
  Chairman of the Board, President and Chief         2001       800,016            --             2,983
  Executive Officer                                  2000       800,016     1,015,359             7,230

Jack R. Altherr, Jr.........................         2002       355,008       100,000             5,760
  Vice Chairman and Chief Financial Officer          2001       353,340            --             7,577
                                                     2000       342,500       236,327             9,898

T. Wayne Spraggins..........................         2002       296,016        75,000            11,050
  Vice President and President,  Manufacturing       2001       294,680            --            15,875
  Operations                                         2000       285,836       190,664            15,030

Keith M. Hull...............................         2002       298,032        75,000             4,115
  Vice  President and  President,  Marketing and     2001       296,360            --             5,380
  Sales                                              2000       285,836       195,919             8,401

Craig S. Crockard...........................         2002       134,520        25,000             3,915
  Vice President,  Planning and Development          2001       133,768            --             4,800
                                                     2000       129,176        53,806             7,188

         ------------------------

(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each named executive officer and has therefore been omitted.

(2) Amounts shown include cash bonuses earned under our management incentive plan, payments received in our distribution of cash profit sharing to all of our eligible associates, payments received in lieu of profit sharing contributions under the our Associate Profit Sharing and Savings Plan on compensation in excess of qualified plan limits, and such other payments as the Compensation Committee of the Board of Directors elects to make based upon our performance and each officer's performance.

(3) Amounts shown reflect for fiscal 2000, (i) matching 401(k) contributions made by us to the Associate Profit Sharing and Savings Plan of $1,275 on behalf of Messrs. Felker, Altherr, Spraggins and Hull, respectively, and $1,002 on behalf of Mr. Crockard, (ii) profit sharing contributions made by us to the Associate Profit Sharing and Savings Plan of $4,617 on behalf of Messrs. Felker, Altherr, Spraggins and Hull, respectively, and $3,590 on behalf of Mr. Crockard and (iii) life insurance premiums of $4,006, $9,138, $2,509, and $2,596 paid by us on behalf of Messrs. Altherr, Spraggins, Hull and Crockard, respectively, and taxable income of $1,339 to Mr. Felker in conjunction with a split dollar insurance agreement. Amounts shown reflect, for fiscal 2001, (i) matching 401(k) contributions made by us to the Associate Profit Sharing and Savings Plan of $1,275 on behalf of Messrs. Felker, Altherr, Spraggins and Hull respectively and $1,003 on behalf of Mr. Crockard, and (ii) life insurance premiums of $6,302, $14,600, $4,105, and $3,797 paid by us on behalf of Messrs. Altherr, Spraggins, Hull and Crockard, respectively, and taxable income of $1,708 to Mr. Felker in conjunction with a split dollar insurance agreement. Amounts shown reflect, for fiscal 2002, (i) matching 401(k) contributions made by us to the Associate Profit Sharing and Savings Plan of $1,500 on behalf of Messrs. Felker and Altherr and $1,398, $1,397 and $1,009 on behalf of Messrs. Spraggins, Hull and Crockard, respectively and (ii) life insurance premiums of $4,260, $9,662, $2,718 and $2,906 paid by Avondale Incorporated on behalf of Messrs. Altherr, Spraggins, Hull and Crockard, respectively, and taxable income of $78 to Mr. Felker in conjunction with a split dollar insurance agreement.

         Option Grants Table. Avondale Mills and Avondale Incorporated did not grant any options to any of the named executive officers during fiscal 2002.

         Aggregated Options Table. The table below sets forth certain information with respect to options held at the end of fiscal 2002 by each named executive officer.

                       FISCAL YEAR END OPTION VALUES TABLE

                                               NUMBER OF
                                           SHARES UNDERLYING                  VALUE OF
                                              UNEXERCISED                   UNEXERCISED
                                              OPTIONS AT                    OPTIONS AT
                                            FISCAL YEAR END               FISCAL YEAR END
                                              EXERCISABLE/                  EXERCISABLE/
                                             UNEXERCISABLE                 UNEXERCISABLE(1)
                                           -----------------              -----------------
G. Stephen Felker.....................        265,000/   -                 $ 780,000/ $ -
Jack R. Altherr, Jr...................        125,000/   -                   325,000/   -
T. Wayne Spraggins....................         45,000/   -                    65,000/   -
Keith M. Hull.........................         71,001/   -                   149,503/   -
Craig S. Crockard.....................         4,000/6,000                         -/   -

         -------------------

(1) All options are options to purchase Class A Common Stock of Avondale Incorporated. There is no existing public market for the Class A Common Stock. The values shown are based on management's estimate of the fair market value of the Class A Common Stock at August 30, 2002. No options have been granted to purchase shares of Avondale Mills, Inc.

         Long-term Incentive Plans. The table below sets forth certain information with respect to phantom units held at the end of fiscal 2002 by each named executive officer. No phantom units were awarded during fiscal 2002.

           LONG-TERM INCENTIVE PLANS -- UNITS HELD AT AUGUST 30, 2002

                                                   AGGREGATE                          ESTIMATED FUTURE
                                                 PHANTOM UNITS     PERIOD UNTIL       PAYOUTS FOR ALL
NAME                                                HELD(1)       PAYOUT (YEARS)   PHANTOM UNITS HELD(2)
----                                             -------------    --------------   ---------------------
G. Stephen Felker.........................            150               14               $ 1,049,330
Jack R. Altherr, Jr.......................             90               12                   629,598
T. Wayne Spraggins........................             50                -                   349,777
Keith M. Hull.............................             90               15                   629,598
Craig S. Crockard.........................              -                -                         -

         ---------------------

(1) Each phantom unit equals 398.606 phantom shares. The value of each phantom share is equal to the result obtained by dividing (i) five times Avondale Incorporated's earnings before depreciation, amortization,

         LIFO inventory adjustments, interest and income taxes for the 10 fiscal quarters immediately preceding such date divided by 2.5, plus (ii) certain "balance sheet adjustments" by the sum of (i) the aggregate number of outstanding phantom shares plus (ii) the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock of Avondale Incorporated. Phantom units vest at the rate of 5% per year for each full and uninterrupted year that the named executive officer remains employed by Avondale Incorporated after August 31, 1989, and vest fully if the named executive officer dies before his employment is terminated. The value of vested phantom units is payable beginning on the later of the date on which the named executive officer reaches the age of 65 or the date on which the employment of such named executive officer terminates (the "normal payment date"), in 10 equal annual installments, with interest equal to the one-year U.S. Treasury Bill rate in effect on the normal payment date. If the named executive officer dies before his employment is terminated, the value of his phantom units on the date of death is payable to his beneficiary as described above. If the named executive officer dies after his normal payment date, the present value of the balance of the annual installments is payable in a lump sum to his beneficiary. A named executive officer will forfeit all interest in his Phantom Stock Units (whether or not vested) if he violates certain non-compete covenants applicable during such named executive officer's employment and for a period of five years after termination of such employment.

  (2) There are no threshold, target or maximum amounts payable with respect to phantom unit awards made by Avondale Incorporated. The amounts shown reflect the future value, excluding interest payable during the installment payment period, as of September 1, 2002, of vested and non-vested phantom units held at the end of fiscal 2002 based on the results of Avondale Incorporated for the 10 fiscal quarters ended August 30, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee of Avondale Incorporated are Messrs. Boden, Callaway, Calhoun and Stevens. None of the members of the Compensation Committee have ever been an officer or employee of Avondale Incorporated or Avondale Mills, Inc. In addition, none of Avondale Incorporated's executive officers serves as a member of a Compensation Committee of a Board of Directors of any entity that has one or more executive officers who serves on the Avondale Incorporated's Compensation Committee. As discussed below under the caption Certain Relationships and Related Party Transactions, Mr. Callaway, is president of Calgati Chemical Company, Ltd. During fiscal 2002, the Avondale Incorporated purchased specialty chemicals from Calgati Chemical Company, Ltd. in the aggregate amount of approximately $1,080,000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Kenneth H. Callaway, a director, is president of Calgati Chemical Company, Ltd. During fiscal 2002, we purchased specialty chemicals from Calgati Chemical Company, Ltd. in the aggregate amount of approximately $1,080,000.

                             PRINCIPAL SHAREHOLDERS

     All of the capital stock of Avondale Mills, Inc. is owned by Avondale Incorporated. The table below sets forth certain information regarding the beneficial ownership of the Common Stock of Avondale Incorporated as of July 31, 2003, by (i) each person who is known to Avondale Incorporated to be the beneficial owner of more than 5% of the outstanding Class A Common Stock or Class B Common Stock, (ii) each of the named executive officers, (iii) each of the directors of Avondale Incorporated and (iv) all directors and executive officers of Avondale Incorporated as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

                                                BENEFICIAL OWNERSHIP      BENEFICIAL OWNERSHIP
                                                     OF CLASS A                OF CLASS B           PERCENTAGE
                                                    COMMON STOCK              COMMON STOCK              OF
                                                 NUMBER     PERCENT       NUMBER       PERCENT       COMBINED
NAME OF BENEFICIAL OWNER(1)                    OF SHARES    OF CLASS    OF SHARES      OF CLASS    VOTING POWER
---------------------------                    ---------    --------    ---------      --------    ------------
G. Stephen Felker(2).......................    4,338,989      34.3%       978,939        100%          73.4%
Jack R. Altherr, Jr.(3)....................      232,199       2.0%            --         --               *
T. Wayne Spraggins(4)......................      115,000          *            --         --               *
Keith M. Hull (5)..........................      121,001          *            --         --               *
Craig S. Crockard (6)......................       14,077          *            --         --               *
Dale J. Boden(7)...........................      117,500          *            --         --               *
Kenneth H. Callaway(8).....................       22,000          *            --         --               *
Robert B. Calhoun(9)(10)(11)...............    2,312,823      20.3%            --         --            7.5%
Harry C. Howard(12)........................       57,000                       --         --               *
C. Linden Longino, Jr.(13).................       37,250          *            --         --               *
James A. Rubright (14).....................       10,500          *            --         --               *
John P. Stevens(15)........................      115,000          *            --         --               *
The Clipper Group(10)(16)..................    2,277,523      20.0%            --         --            7.4%
Grayward Company(17).......................    3,497,740      30.7%            --         --           11.3%
Felker Investments, Ltd.(18)...............    2,093,750      18.4%            --         --            6.8%
Avondale Mills, Inc. Associate Profit
  Sharing and Savings Plan(19).............      450,000       3.9%            --         --            1.5%
All directors and executive officers
  As a group (16 persons)..................    7,524,339      57.9%       978,939        100%          82.7%

         ----------------------
         *  Less than 1%

(1) Except as otherwise noted, the address of each person who is an officer or a director of Avondale Incorporated is c/o Avondale Mills, Inc., 506 South Broad Street, Monroe, Georgia 30655.

(2) Includes (i) 2,093,750 shares of Class A Common Stock held of record by Felker Investments, Ltd., a partnership of which Mr. Felker is the general partner (as the general partner, Mr. Felker is deemed to beneficially own such shares under Rule 13d-3 under the Exchange Act),
         (ii) 978,939 shares of Class A Common Stock issuable upon conversion of the 978,939 shares of Class B Common Stock beneficially owned by Mr. Felker, (iii) 265,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Felker, which shares are deemed beneficially owned by Mr. Felker under Rule 13d-3 under the Exchange Act, and (iv) 100 shares owned by Mr. Felker's son, for which Mr. Felker shares neither voting nor investment power.

(3) Includes 125,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Altherr, which shares are deemed beneficially owned by Mr. Altherr under Rule 13d-3 under the Exchange Act.

(4) Includes 45,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Spraggins, which shares are deemed beneficially owned by Mr. Spraggins under Rule 13d-3 under the Exchange Act.

(5) Includes 71,001 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Hull, which shares are deemed beneficially owned by Mr. Hull under Rule 13d-3 under the Exchange Act.

(6) Includes 6,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Crockard, which shares are deemed beneficially owned by Mr. Crockard under Rules 13d-3 under the Exchange Act.

(7) Reflects (i) 12,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Boden, which shares are deemed beneficially owned by Mr. Boden under Rule 13d-3 under the Exchange Act, (ii) 6,333 shares beneficially owned by Textile Capital Partners with respect to which Mr. Boden has shared voting and investment power, (iii) 8,500 shares beneficially owned by Textile Capital Partners II with respect to which Mr. Boden has shared voting and investment power, (iv) 90,000 shares beneficially owned by The Sterling Trust; Hilliard Lyons Trust Co. Trustee, with respect to which Mr. Boden is a beneficiary and has shared voting and investment power, and (v) 667 shares owned by Mr. Boden's wife, for which Mr. Boden shares neither voting nor investment power. Mr. Boden is the majority shareholder of Textile Capital Partners and Textile Capital Partners II, and, consequently, is deemed to beneficially own under Rule 13d-3 under the Exchange Act all of the shares beneficially owned by these entities.

(8) Includes 12,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Callaway, which shares are deemed beneficially owned by Mr. Callaway under Rule 13d-3 under the Exchange Act.

(9) The address of Mr. Calhoun is c/o Clipper Capital Partners, LP, 650 Madison Avenue, 9th Floor, New York, New York 10022.

(10) Includes (i) 12,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Calhoun, which shares are deemed beneficially owned by Mr. Calhoun under Rule 13d-3 under the Exchange Act, and (ii) shares beneficially owned by Clipper Capital Associates, L.P. ("CCA"), Clipper/Merchant Partners, L.P., Clipper Equity Partners I, L.P., Clipper/Merban L.P. ("Merban"), Clipper/European Re, L.P. and CS First Boston Merchant Investments 1995/96, L.P. ("Merchant"), (whose address is 650 Madison Avenue, 9th Floor, New York, New York 10022).

(11) CCA is the general partner of all of the Clipper Group partnerships other than Merchant. The general partner of CCA is Clipper Capital Associates, Inc. ("CCI"), and Mr. Calhoun is the sole stockholder and a director of CCI. Clipper, an affiliate of Mr. Calhoun, has sole voting and investment power with respect to the shares of Class A Common Stock beneficially owned by Merchant. As a result, each of Mr. Calhoun, CCA and CCI is deemed to beneficially own all shares of Class A Common Stock beneficially owned by the Clipper Group (other than Merchant), and Mr. Calhoun is deemed to beneficially own the shares of Class A Common Stock beneficially owned by Merchant. It is anticipated that Merban will beneficially own shares of Class A Common Stock representing approximately 5.9% of the outstanding Class A Common Stock, and Clipper/Merchant Partners, L.P., will beneficially own shares of Class A Common Stock representing approximately 5.0% of the outstanding Class A Common Stock. Each of the other members of the Clipper Group will beneficially own less than 5.0% of the outstanding Class A Common Stock.

(12) Includes 12,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Howard, which shares are deemed beneficially owned by Mr. Howard under Rule 13d-3 under the Exchange Act.

(13) Includes (i) 12,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Longino, which shares are deemed beneficially owned by Mr. Longino under Rule 13d-3 under the Exchange Act.

(14) Includes 6,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Rubright, which shares are deemed beneficially owned by Mr. Rubright under Rules 13d-3 under the Exchange Act.

(15) Includes (i) 13,000 shares beneficially owned by Mr. Stevens' spouse, for which Mr. Stevens shares neither voting nor investment power, and
         (ii) 12,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Stevens, which shares are deemed beneficially owned by Mr. Stevens under Rule 13d-3 under the Exchange Act.

(16) Merchant Capital, Inc. ("Merchant Capital"), an affiliate of CS First Boston Corporation, is the general partner of Merchant and the 99% limited partner of Clipper/Merchant Partners, L.P. CS Holding, an affiliate of CS First Boston Corporation, is the indirect 99% limited partner of Merban. None of Merchant, Merchant Capital, CS First Boston Corporation and CS Holding is an affiliate of Clipper or CCA.

(17) Grayward Company's address is c/o SunTrust Bank, Nashville, N.A., P.O. Box 305110, Nashville, Tennessee 37230. Grayward Company is a trust of which SunTrust Bank, Nashville, N.A. serves as trustee. As trustee, SunTrust Bank, Nashville, N.A. is deemed to beneficially own under Rule 13d-3 under the Exchange Act all of the shares beneficially owned by Grayward Company.

(18) The address of Felker Investments, Ltd. is c/o G. Stephen Felker, 506 South Broad Street, Monroe, Georgia 30655.

(19) These shares are held by the trustee, Scudder Trust Company, P.O. Box 957, Salem, New Hampshire 03079, for the benefit of participants in the Avondale Mills, Inc. Associate Profit Sharing and Savings Plan (the "Plan"). Avondale Incorporated is the administrator of the trust and its Chairman and Chief Executive Officer votes the shares held by the trust on behalf of Avondale Incorporated.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We sold the old notes on June 30, 2003, pursuant to a purchase agreement, dated as of June 25, 2003, between us and Wachovia Securities, LLC, who we refer to in this prospectus as the initial purchaser. The initial purchaser subsequently sold the old notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and to non-U.S. persons located outside the U.S. under Regulation S under the Securities Act.

     As a condition to the initial sale of the old notes, we and the initial purchaser entered into a registration rights agreement dated as of June 30, 2003. Pursuant to the registration rights agreement, we agreed to:

     - file a registration statement under the Securities Act with respect to the new notes with the SEC by September 28, 2003;

     - use our reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before December 17, 2003; and

     - use our reasonable best efforts to keep the exchange offer open for at least 20 business days after the date notice thereof is mailed to the holders of the old notes (or longer if required by applicable law) and to consummate the exchange offer on or before January 16, 2004.

     We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn before the expiration of the exchange offer. We are sending this prospectus, together with the letter of transmittal, to all the beneficial holders known to us. For each old note validly tendered to us pursuant to the exchange offer and not validly withdrawn, the holder will receive a new note having a principal amount equal to that of the tendered old note. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement.

     The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the Depositary or DTC, who desires to deliver the old note by book-entry transfer at DTC.

RESALE OF THE NEW NOTES

     We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth below under "--Procedures for Tendering Old Notes." However, if you intend to participate in a distribution of the new notes, are a broker-dealer that acquired the old notes from us in the initial offering with an intent to distribute those notes and not as a result of market-making activities or are an "affiliate" of us as defined in Rule 405 of the Securities Act, you will not be eligible to participate in the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

     We base our view on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers similar to ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

     A broker-dealer that has acquired old notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. This prospectus may be used by such broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies for a period of up to 180 days after the consummation of the exchange offer, or for such longer period as provided by the registration rights agreement. See "Plan of Distribution" for more information regarding broker-dealers.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws.

     The exchange offer is not subject to any federal or state regulatory requirements other than securities laws.

TERMS OF THE EXCHANGE OFFER

     General. Based on the terms and conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not validly withdrawn on or before the expiration date.

     Subject to the minimum denomination requirements of the new notes, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes validly tendered pursuant to the exchange offer and not validly withdrawn on or before the expiration date. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

     The form and terms of the new notes are the same as the form and terms of the old notes except that:

     - the new notes will be registered under the Securities Act and, therefore, the new notes will not bear legends restricting the transfer of the new notes; and

     - holders of the new notes will not be entitled to any of the exchange offer provisions under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer, or to the additional interest provisions of the registration rights agreement.

     The new notes of a particular series will evidence the same indebtedness as the old notes, and will be issued under, and be entitled to the benefits of, the same indenture that governs the old notes. As a result, both the new notes and the old notes will be treated as a single series of debt securities under the indenture. The exchange offer does not depend on any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $150,000,000 in aggregate principal amount of the old notes is outstanding, all of which is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have
fixed the close of business on   , 2003 as the record date for the exchange
offer for purposes of determining the persons to whom we will initially mail this prospectus and the letter of transmittal. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer and all holders of old notes may tender their old notes.

     As a holder of old notes, you do not have any appraisal or dissenters' rights or any other right to seek monetary damages in court under the Alabama Business Corporation Act or the indenture governing the notes as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the related rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and interest on these notes will continue to accrue at a rate equal to 10 1/4% per year.

     We will be deemed to have accepted validly tendered old notes if and when we give oral or written notice of our acceptance to Wachovia Bank, National Association, which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving the new notes from us.

     If you validly tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses in connection with the exchange offer, other than certain applicable taxes described under "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The "expiration date" means 5:00 p.m., New York City time, on    , 2003,
unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer. We do not currently intend to extend the exchange offer. However, if we elect to extend the exchange offer on one or more occasions, we will not extend the exchange offer for more than an aggregate of 30 days.


     In order to extend the exchange offer, we will:

     - notify the exchange agent of any extension by oral or written communication; and

     - issue a press release or other public announcement, which will report the approximate number of old notes tendered, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     During any extension of the exchange offer, all old notes previously validly tendered and not validly withdrawn will remain subject to the exchange offer.

     We reserve the right:

     -   to delay accepting any old notes;

     - to amend the terms of the exchange offer in compliance with the provisions of the Exchange Act;

     -   to extend the exchange offer; or

     - if, in the opinion of our counsel, the consummation of the exchange offer would violate any law or interpretation of the staff of the SEC, to terminate or amend the exchange offer by giving oral or written notice to the exchange agent.

     Any delay in acceptance, extension, termination, or amendment will be followed as soon as practicable by a press release or other public announcement. If we amend the exchange offer in a manner that we determine constitutes a material change, we will promptly disclose that amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine in compliance with the Exchange Act, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

     In all cases, issuance of the new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of a properly completed and duly executed letter of transmittal or a book-entry confirmation with an agent's message, in each case, with all other required documents. However, we reserve the right to waive any conditions of the exchange offer which we, in our reasonable discretion, determine are not satisfied or any defects or irregularities in the tender of old notes. If we do not accept any tendered old notes for any reason set forth in the terms and conditions of the exchange offer or if you submit old notes for a greater principal amount than you want to exchange, we will return the unaccepted or non-exchanged old notes to you, or substitute old notes evidencing the unaccepted or non-exchanged portion, as appropriate. See "--Return of Old Notes." We will deliver new notes issued in exchange for old notes validly tendered and accepted for exchange, and we will return any old notes not accepted for exchange for any reason, to the applicable tendering holder promptly.

PROCEDURES FOR TENDERING OLD NOTES

     If you wish to tender old notes you must:

     - complete and sign the letter of transmittal or send a timely confirmation of a book-entry transfer of old notes to the exchange agent;

     - have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal; and

     - mail or deliver the required documents to the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date.

     In addition, either:

     - certificates for old notes must be received by the exchange agent along with the letter of transmittal;

     - a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent on or before the expiration date; or

     - you must comply with the procedures described below under "--Guaranteed Delivery Procedures."

     If you do not validly withdraw your tender of old notes on or before the expiration date, it will indicate an agreement between you and our company that you have agreed to tender the old notes, in accordance with the terms and conditions in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL, AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. DO NOT SEND ANY LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR OTHER NOMINEE EFFECT DELIVERY OF YOUR OLD NOTES FOR YOU.

     If you beneficially own the old notes and you hold those old notes through a broker, dealer, commercial bank, trust company, or other nominee and you want to tender your old notes, you should contact that nominee promptly and instruct it to tender your old notes on your behalf.

     Generally, an eligible institution must guarantee signatures on a letter of transmittal unless:

     - you tender your old notes as the registered holder (a registered holder means any participant in DTC whose name appears on a security listing as the owner of old notes) and the new notes issued in exchange for your old notes are to be issued in your name and delivered to you at your registered address appearing on the security register for the old notes; or

     -   you tender your old notes for the account of an eligible institution.

     An "eligible institution" means:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act.

In each instance, the eligible institution must be a member of one of the signature guarantee programs identified in the letter of transmittal in order to guarantee signatures on a letter of transmittal.

     If the new notes or unexchanged old notes are to be delivered to an address other than that of the registered holder appearing on the security register for the old notes, an eligible institution must guarantee the signature on the letter of transmittal.

     Tendered old notes will be deemed to have been received as of the date when:

     - the exchange agent receives a properly completed and signed letter of transmittal accompanied by the tendered old notes or a confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC with an agent's message; or

     - the exchange agent receives a notice of guaranteed delivery from an eligible institution.

     Issuances of new notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter to similar effect by an eligible institution will be made only against submission of a duly signed letter of transmittal, and any other required documents, and deposit of the tendered old notes, or confirmation of a book-entry transfer of such old notes into the exchange agent's account at DTC pursuant to the book-entry procedures described below.

     We will make the final determination regarding all questions relating to the validity, form, eligibility, including time of receipt of tenders and withdrawals of tendered old notes, and our determination will be final and binding on all parties.

     We reserve the absolute right to reject any and all old notes improperly tendered. We will not accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities, or conditions of tender as to any particular old note. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of old notes on or before the expiration date. Although we intend to notify holders of defects or irregularities in connection with tenders of old notes, neither we, the exchange agent, nor anyone else will incur any liability for failure to give that notice. Tenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived. All conditions of the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any condition of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

     We have no current plan to acquire, or to file a registration statement to permit resales of any old notes that are not validly tendered pursuant to the exchange offer. However, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

     Pursuant to the letter of transmittal, if you elect to tender old notes in exchange for new notes, you must exchange, assign, and transfer the old notes to us and irrevocably constitute and appoint the exchange agent as your true and lawful agent and attorney-in-fact with respect to the tendered old notes, with full power of substitution, among other things, to cause the old notes to be assigned, transferred, and exchanged. By executing the letter of transmittal, you make the representations and warranties set forth below to us. By executing the letter of transmittal you also promise, on our request, to execute and deliver any additional documents that we consider necessary to complete the exchange of old notes for new notes as described in the letter of transmittal.

     Under existing interpretations of the SEC contained in several no-action letters to third parties, we believe that the new notes will be freely transferable by the holders after the exchange offer without further registration under the Securities Act; provided, however, that each holder who wishes to exchange its old notes for new notes will be required to represent:

     - that the holder has full power and authority to tender, exchange, assign, and transfer the old notes tendered;

     - that we will acquire good title to the old notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements, or other obligations relating to their sale or transfer, and not subject to any adverse claim when we accept the old notes;

     - that the holder is acquiring the new notes in the ordinary course of your business;

     - that the holder is not participating in and does not intend to participate in a distribution of the new notes;

     - that the holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

     - that the holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of us; and

     - that if the holder is a broker-dealer and it will receive new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of the new notes.

     If you cannot make any of these representations, you will not be eligible to participate in the exchange offer, you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

     Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in deciding whether to participate in the exchange offer.

RETURN OF OLD NOTES

     If any old notes are not accepted for any reason described in this prospectus, or if old notes are validly withdrawn or are submitted for a greater principal amount than you want to exchange, the exchange agent will return the unaccepted, withdrawn, or non-exchanged old notes to you or, in the case of old notes tendered by book-entry transfer, into an account for your benefit at DTC, unless otherwise provided in the letter of transmittal. The old notes will be credited to an account maintained with DTC promptly.

BOOK ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. To validly tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that (1) DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received, (2) the participant agrees to be bound by the terms of the letter of transmittal, and (3) we may enforce this agreement against the participant.

     A tender of old notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received by the exchange agent at its address set forth in the letter of transmittal for receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes and (1) your old notes are not immediately available so that you can meet the expiration date deadline, (2) you cannot deliver your old notes or other required documents to the exchange agent on or before the expiration date, or (3) the procedure for book-entry transfer cannot be completed on or before the expiration date, you may nonetheless participate in the exchange offer if:

     -   you tender your notes through an eligible institution;

     - on or before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by mail or hand delivery, showing the name and address of the holder, the name(s) in which the old notes are registered, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes tendered; the notice of guaranteed delivery must state that the tender is being made by the notice of guaranteed delivery and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other required documents, will be delivered by the eligible institution to the exchange agent; and

     - the properly executed letter of transmittal, as well as the certificate(s) representing all tendered old notes, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Unless old notes are tendered by the above-described method and deposited with the exchange agent within the time period set forth above, we may, at our option, reject the tender. The exchange agent will send you a notice of guaranteed delivery upon your request if you want to tender your old notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS OF OLD NOTES

     You may withdraw your tender of old notes at any time on or before the expiration date.

     To withdraw old notes tendered in the exchange offer, the exchange agent must receive a written notice of withdrawal at its address set forth below on or before the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn;

     - identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes;

     - contain a statement that the holder is withdrawing the election to have the old notes exchanged;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal used to tender the old notes; and

     - specify the name in which any old notes are to be registered, if different from that of the registered holder of the old notes and, unless the old notes were tendered for the account of an eligible institution, the signatures on the notice of withdrawal must be guaranteed by an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC.

     We will make the final determination on all questions regarding the validity, form, eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any old notes validly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly tendered again. Properly withdrawn old notes may be tendered again by following one of the procedures described above under "--Procedures for Tendering Old Notes" at any time on or before the expiration date. Any old notes that are not accepted for exchange will be returned at no cost to the holder or, in the case of old notes tendered by book-entry transfer, into an account for your benefit at DTC pursuant to the book-entry transfer procedures described above, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

ADDITIONAL OBLIGATIONS

     We may be required, under certain circumstances, to file a shelf registration statement. See "Registration Rights." In any event, we are under a continuing obligation, for a period of up to 180 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, to keep the registration statement of which this prospectus is a part effective and to provide copies of the latest version of this prospectus to any broker-dealer that requests copies for use in a resale, subject to our ability to suspend the use of such prospectus under certain conditions as described in the registration rights agreement and as described below under "Registration Rights."

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we may terminate the exchange offer before acceptance of the old notes if in our reasonable judgment:

     - the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC; or

     - any action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with or complete the exchange offer or any material adverse development has occurred, with respect to us; or

     - we have not obtained any governmental approval which we deem necessary for the consummation of the exchange offer.

     If we, in our reasonable discretion, determine that any of the above conditions is not satisfied, we may:

     - refuse to accept any old notes and return all tendered old notes to the tendering holders;

     - extend the exchange offer and retain all old notes tendered on or before the expiration date, subject to the holders' right to withdraw the tender of the old notes; or

     - waive any unsatisfied conditions regarding the exchange offer and accept all properly tendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the old notes, and we will extend the exchange offer for a period of time that we will determine, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would have otherwise expired.

     All conditions to the exchange offer will be satisfied or waived prior to the expiration of the exchange offer. We will not waive any conditions of the exchange offer with respect to any noteholder unless we waive such condition for all noteholders.

     If we fail to consummate the exchange offer or file, have declared effective or keep effective a shelf registration statement within time periods specified by the registration rights agreement, we may be required to pay additional interest in respect of the old notes. See "Registration Rights."

EXCHANGE AGENT

     We have appointed Wachovia Bank, National Association as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at the following addresses:

        By Overnight Courier:                    By Regular Mail or Hand:                   By Facsimile:
Wachovia Bank, National Association        Wachovia Bank, National Association              704-590-7628
    Customer Information Center                Customer Information Center
     Corporate Trust Operations                 Corporate Trust Operations            To Confirm by Telephone:
  1525 West W.T. Harris Blvd, 3C3            1525 West W.T. Harris Blvd, 3C3                704-590-7409
        Charlotte, NC 28262                      Charlotte, NC 28288-1153
                                                (if by mail, registered or
                                                  certified recommended)

FEES AND EXPENSES

     We will pay all expenses incurred in connection with the performance of our obligations in the exchange offer, including registration fees, fees and expenses of the exchange agent, the transfer agent and registrar, and printing costs, among others.

     We will also bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone, or in person by our officers and regular employees or by officers and employees of our affiliates. No additional compensation will be paid to any officers and employees who engage in soliciting tenders.

     We have not retained any dealer-manager or other soliciting agent for the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptance of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for related, reasonable out-of-pocket expenses. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, the letter of transmittal and related documents.

     We will pay all transfer taxes, if any, applicable to the exchange of the old notes. If, however, new notes, or old notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person tendering the notes. If you do not submit satisfactory evidence of payment of those taxes or exemption from payment of those taxes with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

     -   to us or to any of our subsidiaries;

     - inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

     - inside the United States to an institutional accredited investor that, before the transfer, furnishes to the trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the old notes, the form of which you can obtain from the trustee and an opinion of counsel acceptable to us and the trustee that the transfer complies with the Securities Act;

     - outside the United States in compliance with Rule 904 under the Securities Act;

     - pursuant to the exemption from registration provided by Rule 144 under the Securities Act, if available;

     - in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel, if we so request; or

     -   pursuant to an effective registration statement under the Securities
         Act.

     The liquidity of the old notes could be adversely affected by the exchange offer. See "Risk Factors--An active trading market for the notes may not develop, which could make it difficult to resell your notes at their fair market value or at all." Following consummation of the exchange offer, we will not be required to register under the Securities Act any old notes that remain outstanding except in the limited circumstances in which we are obligated to file a shelf registration statement pursuant to the registration rights agreement. Interest on any old notes for certain holders of old notes not eligible to participate in the exchange offer not tendered or otherwise accepted for exchange in the exchange offer will continue to accrue at a rate equal to 10 1/4% per year.


ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. We will amortize the expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes over the remaining term of the notes.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

REVOLVING CREDIT FACILITY

     On March 28, 2003, we completed a restructuring of our senior secured revolving credit facility, which provides aggregate borrowing availability of a maximum of $62 million through March 27, 2006. Borrowings under the revolving credit facility include revolving loans provided by a group of lenders and up to $10 million of revolving swing loans provided by Wachovia Bank, National Association. With respect to revolving loans, we can designate an interest rate tied to the Eurodollar rate (adjusted for any reserves) plus a specified number of basis points or the base rate (which is the higher of Wachovia's prime rate or one-half of one percent over the overnight federal funds rate) plus a specified number of basis points. Interest accrues on revolving swing loans at our option at either the base rate plus a specified number of basis points or at an interest rate to be mutually determined by us and Wachovia at the time such loan is made. A commitment fee is payable quarterly on the average daily unused portion of the revolving credit commitment. The revolving credit facility is secured by substantially all of our and our material subsidiaries' assets. We are required to pay certain administration and funding fees relating to the revolving credit facility. Covenants of the revolving credit facility, among other things, require that we maintain a minimum cash flow and certain financial ratios, and contain restrictions on payment of dividends. We used $19.4 million of the proceeds from the offering of the old notes to repay indebtedness under our revolving credit facility. After giving effect to the use of the net proceeds from the offering of the old notes at May 30, 2003, we had borrowings of $3.6 million outstanding under our revolving line of credit.

SWAP AGREEMENTS

     We have used interest rate swap agreements to effectively fix the interest rate with respect to the borrowings outstanding under the revolving credit facility, which otherwise bear interest at floating rates. Such agreements involve the receipt of floating rate amounts in exchange for fixed rate interest payments during the term of such agreements without an exchange of the underlying principal amounts. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the borrowings outstanding under the revolving credit facility. The related amount payable to or receivable from counterparties is included in other liabilities or assets. At May 30, 2003 and August 30, 2002, we had swap agreements with notional amounts aggregating $35 million, providing an effective weighted average interest rate of 5.3%. These swap agreements mature in November 2003.

EQUIPMENT NOTE

     Our equipment note, a secured five-year installment loan, was executed with The CIT Group/Equipment Financing, Inc. on July 30, 2002 in the amount of $20.0 million. The equipment note is to be repaid in 53 monthly payments of approximately $360,000 commencing March 1, 2003 and a final payment of approximately $896,000 on August 1, 2007. Interest accrues on the unpaid principal balance of the equipment note at a rate established annually on August 1 at LIBOR plus a specified number of basis points, and is paid monthly commencing September 1, 2002 through the final payment date. We may, one time and at our option, elect a fixed interest rate for the remaining term of the equipment note based on the Federal Reserve "Interest Rate Swap" rate of interest, as quoted for the term closest to the remaining term of the equipment note, plus a specified number of basis points. The equipment note is secured by a senior lien on substantially all of the equipment of two plant locations, which had a carrying value of approximately $34.7 million at May 30, 2003 and $37.5 million at August 30, 2002. The equipment note contains customary covenants, including requirements to maintain certain financial covenants, and includes provisions relating to cross defaults to our other debt obligations.

SENIOR SUBORDINATED NOTES

         On June 30, 2003, we completed the offering of $150,000,000 aggregate principal amount of our 10 1/4% senior subordinated notes due 2013. A portion of the proceeds from the sale of the notes was used to redeem all of our previously outstanding 10.25% senior subordinated notes due 2006, effective July 21, 2003.

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

RECEIVABLES SECURITIZATION FACILITY

     On August 30, 2002, we and our wholly-owned, special purpose subsidiary, Avondale Funding, LLC, or Funding, entered into a receivables securitization facility with General Electric Capital Corporation, or GECC, and Redwood Receivables Corporation, or Redwood, an issuer of commercial paper, to provide financing of up to $90 million through the sale of certain trade receivables originated by us. On July 3, 2003, GECC purchased Redwood's investment and agreed to continue the funding of the receivables securitization facility until the earlier of 90 days before the specified final purchase date, August 29, 2007, or certain specified termination dates. The receivables securitization facility replaced a previous receivables securitization program with Bank One, N.A. We have been engaged by Funding and GECC to service the receivables.

     Funding is a separate legal entity with its own creditors who, in the event of Funding's liquidation, will be entitled to a claim on Funding's assets prior to any distribution to us.

     Pursuant to the receivables securitization facility, we sell, or transfer as a contribution of capital, trade receivables, at a discount and without recourse, to GECC, whose sole business is the acquisition and financing of the trade receivables. Funding sells an undivided interest in a specified portion of the trade receivables to GECC to provide the funds required by Funding to purchase the trade receivables from us. Proceeds from the collection of the trade receivables are used by Funding to purchase additional trade receivables from us, repay GECC in the event that sufficient additional trade receivables are not available to maintain GECC's investment, or pay fees and expenses. At May 30, 2003 and August 31, 2002, the outstanding amount of GECC's or Redwood's investment in the trade receivables was $58.6 million and $74 million, respectively.

     The discount rate on the trade receivables purchased from us by Funding is based on the fair market value of the receivables. The discount rate on the undivided interest in the trade receivables purchased by GECC from Funding is tied to GECC's commercial paper rate plus a specified number of basis points. Funding is required to pay certain unused availability fees under the receivables securitization facility. The receivables securitization facility contains customary covenants, including requirements to maintain certain financial ratios, and includes provisions relating to cross defaults to other of our debt obligations.

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

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The form and terms of the new notes and the old notes are substantially identical, except that the transfer restrictions, interest rate increase provisions and exchange offer provisions applicable to the old notes do not apply to the new notes. References in this section to the "notes" are references to both the old notes and the new notes.

     The old notes were and the new notes will be issued under an indenture, dated as of June 30, 2003, among our company, Avondale Incorporated and Wachovia Bank, National Association, as trustee. Upon the issuance of the new notes, the indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

     The following summary of the material provisions of the indenture does not purport to be complete. You should read the indenture, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act, in its entirety, for provisions that may be important to you. You can obtain a copy of the indenture by following the directions set forth under the heading "Where You Can Find More Information." You can find the definitions of certain capitalized terms used in the following summary under "-- Certain Definitions." For purposes of this "Description of the New Notes," references to "our company," "we," "our" and "us" refer solely to Avondale Mills, Inc. and not any of its subsidiaries.

     Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of our company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the trustee except that, at our option, payment of interest may be made by check mailed to the address of the holders as such address appears in the note register.

     The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

     The notes will be our unsecured senior subordinated obligations, initially limited to $150 million aggregate principal amount, and will mature on July 1, 2013. We may issue additional notes from time to time after this offering, subject to the covenant described below under the caption "-- Certain Covenants -- Limitation on Indebtedness." The notes and any additional notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes will bear interest at the rate per annum of 10 1/4% from June 30, 2003, or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the June 15 or December 15 immediately preceding the interest payment date on January 1 and July 1 of each year, commencing January 1, 2004. We will pay interest on overdue principal at 1% per annum in excess of such rate, and we will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

     The interest rate on the notes is subject to increase in certain circumstances if we and Avondale Incorporated do not file a registration statement relating to the exchange offer or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under the heading "Exchange Offer; Registration Rights."

OPTIONAL REDEMPTION

     We may at our option redeem all or part of the notes at any time on or after July 1, 2008 at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on July 1 of the years set forth below:

PERIOD                                                   REDEMPTION PRICE
------                                                   ----------------
2008................................................         105.1250%
2009................................................         103.4167%
2010................................................         101.7083%
2011 and thereafter.................................         100.0000%

     At any time prior to July 1, 2008, we may at our option redeem all or part of the notes at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of 105.1250% of the principal amount of the notes being redeemed and scheduled interest payments (excluding interest accrued and unpaid to the date of redemption) on such notes to and including July 1, 2008, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, in either case plus accrued and unpaid interest, if any, to the date of redemption.

     In addition, at any time on or prior to July 1, 2006, we may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes with the proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of principal amount) equal to 110.25% plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes must remain outstanding after each such redemption.

     We will mail notice of redemption, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption and accepted for payment.

SINKING FUND

     The notes will not be entitled to the benefit of any sinking fund.

RANKING

     The indebtedness evidenced by the notes is our senior subordinated, unsecured obligations. The payment of the principal of, premium (if any) and interest on the notes is subordinate in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred, including our obligations under the Credit Facility.

     After giving effect to the offering of the old notes and our use of the net proceeds of the offering of the old notes, as of May 30, 2003, we would have had $22.5 million of Senior Indebtedness outstanding. This amount does not include $57.0 million that we would have had available for borrowing under the Credit Facility, which would also have been Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."

     Only our Indebtedness that is Senior Indebtedness will rank senior to the notes. The notes will in all respects rank pari passu with all of our other Senior Subordinated Indebtedness. We have agreed in the indenture that we will not incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to our Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured.

     Notwithstanding anything herein to the contrary, we may not pay principal of, premium (if any) or interest on the notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not repurchase, redeem or otherwise retire any notes (collectively, "pay the notes") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, we may pay the notes without regard to the foregoing if we and the trustee receive written notice approving such payment from the representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the trustee and we from the Person or Persons who gave such Blockage Notice, (ii) because a representative of the holders of such Designated Senior Indebtedness has notified the trustee that the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, we may resume payments on the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment by us or any distribution of our assets upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating us or our property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the holders of the notes are entitled to receive any payment, and until all Senior Indebtedness is paid in full, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the notes is accelerated because of an Event of Default, we or the trustee will promptly notify the holders of Designated Senior Indebtedness or the representative of such holders of the acceleration.

     Because of the subordination provisions contained in the indenture, in the event of insolvency, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and our creditors who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

     The terms of the subordination provisions described above will not apply to payment from money or the proceeds of U.S. Government Obligations held in trust by the trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "-- Defeasance."

GUARANTY

     Avondale Incorporated, as primary obligor and not merely as surety, has irrevocably and unconditionally guaranteed (the "Guaranty") on a senior subordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all of our obligations under the indenture and the notes, whether for principal of or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by Avondale Incorporated being herein called the "Guaranteed Obligations"). Avondale Incorporated has agreed to pay, on a senior subordinated basis and in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under the Guaranty with respect to Avondale Incorporated. Avondale Incorporated has no material assets other than the common stock of our company.

     The obligations of Avondale Incorporated under the Guaranty are unsecured, senior subordinated obligations. As such, the rights of holders to receive payment by Avondale Incorporated pursuant to the Guaranty are subordinate in right of payment to the rights of holders of Senior Indebtedness of Avondale Incorporated. After giving effect to the offering of the old notes and our use of the net proceeds from the offering of the old notes, as of May 30, 2003, Avondale Incorporated would have had $22.5 million of Senior Indebtedness outstanding, including its obligations under the Credit Facility. The indenture does not limit the incurrence of Indebtedness by Avondale Incorporated.

     The Guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon Avondale Incorporated and (c) inure to the benefit of and be enforceable by the trustee, the holders and their successors, transferees and assigns.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "change of control"), each holder will have the right to require that we repurchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (i) prior to the earlier to occur of (A) the first public offering of any class of common stock of Avondale Incorporated or (B) the first public offering of any class of our common stock, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of our company (for purposes of this clause (i) and clause (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of our company or any other corporation (in any such case, the "specified corporation") held by Avondale Incorporated or any other corporation (in any such case, the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of the parent corporation);

          (ii) on or after any such first public offering of common stock referred to in clause (i) above, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause
     (i) above, except that for purposes of this clause (ii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of our company; provided, however, that the Permitted Holders beneficially own (as defined in clause
     (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of our company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); or

          (iii) (A) during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by our shareholders was approved by a vote of 66 2/3% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office and (B) the Permitted Holders cease to be the beneficial owners (as defined in clause (ii) above), directly or indirectly, of a majority of the total outstanding Voting Stock of Avondale Incorporated or our company or cease to have the ability, by voting power, contract or otherwise, to elect or designate for election a majority of the Board of Directors of Avondale Incorporated or our company.

     Within 30 days following any change of control, we will mail a notice to each holder with a copy to the trustee stating:

     (1) that a change of control has occurred and that such holder has the right to require us to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

     (2) the circumstances and relevant facts regarding such change of control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such change of control);

     (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions determined by us, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased by us.

     The existence of a holder's right to require us to purchase such holder's notes upon a change of control may deter a third party from acquiring us in a transaction that constitutes a change of control.

     We will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a change of control offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this clause by virtue thereof.

     The change of control purchase feature is a result of negotiations between us and the initial purchaser. We have no present intention to engage in a transaction involving a change of control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under "-- Certain Covenants -- Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

     The Credit Facility prohibits (unless permitted by the requisite percentage of lenders thereunder) us from purchasing any notes, or making any deposit with the trustee pursuant to the provisions described under "-- Defeasance," so long as any of our obligations remain outstanding under the Credit Facility and the commitments under the Credit Facility have not been terminated. The Credit Facility also provides that the occurrence of certain change of control events with respect to us will constitute a default thereunder. In the event a change of control occurs at a time when we are prohibited from purchasing notes, we could seek the consent of the lenders under the Credit Facility to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the indenture would likely restrict payments to holders of the notes.

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

     Our future Senior Indebtedness may contain prohibitions on the occurrence of certain events that would constitute a change of control or require such Senior Indebtedness to be repurchased upon a change of control. Moreover, the exercise by the holders of their right to require us to purchase the notes could cause a default under such Senior Indebtedness, even if the change of control itself does not, due to the financial effect of such purchase on us. Finally, our ability to pay cash to holders of the notes following the occurrence of a change of control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the indenture relative to our obligation to make an offer to purchase the notes as a result of a change of control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes then outstanding.

CERTAIN COVENANTS

     The indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) We shall not, and shall not permit any Restricted Subsidiary to, incur, directly or indirectly, any Indebtedness unless, on the date of such incurrence, the Consolidated Coverage Ratio exceeds
2.0 to 1.

     (b) Notwithstanding the foregoing paragraph (a), we and our Restricted Subsidiaries may incur any or all of the following Indebtedness:

          (1) Indebtedness incurred by us pursuant to the Credit Facility; provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of $175 million (less the then outstanding principal amount of Indebtedness arising under any Receivables Program of our company or any Restricted Subsidiary, other than Indebtedness described in clause
     (2) below) and the sum of (i) 50% of the book value of the inventory of our company and our Restricted Subsidiaries and (ii) 85% of the book value of the accounts receivable of our company and our Restricted Subsidiaries (other than accounts receivable subject to any Receivables Program of our company or any Restricted Subsidiary), in each case determined in accordance with GAAP;

          (2) Indebtedness of our company owed to and held by a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owed to and held by us or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to us or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof;

          (3) the notes;

          (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (10) of this paragraph
     (b));

          (5) Refinancing Indebtedness in respect of Indebtedness incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause
     (5) of this paragraph (b);

          (6) Hedging Obligations;

          (7) Indebtedness incurred by a Receivables Subsidiary, other than Indebtedness described in clause (2) above, in an amount not exceeding 95% of the aggregate unpaid balance of the Receivables and Related Assets of such Receivables Subsidiary at the time of such incurrence pursuant to a Receivables Program;

          (8) Indebtedness of our company and our Restricted Subsidiaries to the extent the net proceeds thereof are concurrently deposited to defease all outstanding notes as described under the caption "-- Defeasance";

          (9) Indebtedness represented by guarantees by us or our Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the indenture;

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

          (10) until such time as we shall have effected a satisfaction and discharge of the indenture under which the existing notes were issued in connection with the redemption of such existing notes in accordance with the notice of redemption relating to the existing notes mailed on the Issue Date, the existing notes; and

          (11) Indebtedness incurred by us in an aggregate principal amount which, together with all other Indebtedness of our company outstanding on the date of such incurrence incurred pursuant to this clause (11), does not exceed $70 million.

     (c) Notwithstanding the foregoing, we shall not incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the notes to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness incurred under the Credit Facility on or prior to the date of the indenture shall be treated as incurred pursuant to clause (1) of paragraph (b) above and (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with the foregoing covenant,
(i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, we, in our sole discretion, will classify (and may reclassify) such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified (and reclassified) in more than one of the types of Indebtedness described above.

     (e) Notwithstanding paragraphs (a) and (b) above, we shall not incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness or (ii) any Indebtedness that is not Senior Indebtedness and is secured by a Lien unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with respect to such Lien for so long as such Indebtedness is secured by such a Lien.

     Limitation on Restricted Payments. (a) We shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time we or such Restricted Subsidiary make such Restricted Payment:

          (1) a Default shall have occurred and be continuing (or would result therefrom);

          (2) we or such Restricted Subsidiary are not able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or

          (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

          (A) 50% of the Consolidated Net Income accrued on a cumulative basis during the period (treated as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date falls to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

          (B) the aggregate Net Cash Proceeds received by us from the issuance or sale of, or as a capital contribution in respect of, our or Avondale Incorporated's Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of our company and other than an issuance or sale to an employee stock ownership plan or to a trust established by Avondale Incorporated, us or any of our Subsidiaries for the benefit of its, our or their employees);

          (C) the aggregate Net Cash Proceeds received by us from the issuance or sale of, or as a capital contribution in respect of, our or Avondale Incorporated's Capital Stock (other than Disqualified Stock) subsequent to the Issue Date to any employee stock ownership plan or to a trust established by Avondale Incorporated, us or any of our Subsidiaries for the benefit of its, our or their employees to the extent that any such Net Cash Proceeds are equal to an increase in our Consolidated Net Worth resulting from principal repayments made by such employee stock ownership plan or trust with respect to Indebtedness incurred by it to finance the purchase of such Capital Stock;

          (D) the amount by which our Indebtedness is reduced on our balance sheet upon the conversion or exchange (other than by a Subsidiary of our company) subsequent to the Issue Date of any of our Indebtedness convertible or exchangeable for our Capital Stock (other than Disqualified Stock) (less the amount of any cash, or the fair value of any other property, distributed by us upon such conversion or exchange);

          (E) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to us or any Restricted Subsidiary from such Person, and (ii) the portion (proportionate to our equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by us or any Restricted Subsidiary in such Unrestricted Subsidiary; and

          (F) $20 million.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit:

          (i) any purchase or redemption of our Capital Stock or Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, our Capital Stock (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of ours or an employee stock ownership plan or to a trust established by Avondale Incorporated, us or any of our Subsidiaries for the benefit of its, our or their employees); provided, however, that (A) such purchase or redemption shall be excluded from the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or capital contribution shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

          (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of ours which is permitted to be incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from the calculation of the amount of Restricted Payments;

          (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

          (iv) the repurchase of shares of, or options to purchase shares of, Capital Stock (other than Preferred Stock) of Avondale Incorporated, us or any of our Subsidiaries from employees, former employees, directors or former directors of Avondale Incorporated, us or any of our Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors or their respective estates), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Avondale Incorporated or us, as the case may be, under which such individuals purchase or sell or are granted the option or right to purchase or sell such Capital Stock (other than Preferred Stock); provided, however, that the aggregate amount of such repurchases shall not exceed $2 million in any calendar year (excluding any such repurchases funded with the proceeds of any life insurance policy or policies maintained by us or under which we are the beneficiary) unless the aggregate amount of such repurchases in any prior calendar year was less than $2 million in which case (x) the difference, up to an aggregate amount of $2 million, may be carried forward and (y) the aggregate amount of such repurchases in any subsequent calendar year may not exceed $2 million plus the then remaining balance of such carry forward amount (after giving effect to all prior repurchases utilizing such carry forward amount); provided further, however, that such repurchases shall be excluded from the calculation of the amount of Restricted Payments;

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          (v) dividends paid by us to Avondale Incorporated to be used by
     Avondale Incorporated to pay foreign, Federal, state and local taxes payable by Avondale Incorporated and directly attributable to (or which arise as a result of) the operations of us and our Restricted Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that we and our Restricted Subsidiaries would be required to pay in respect of such foreign, Federal, state and local taxes were we to pay such taxes as a stand-alone taxpayer and (B) such dividends pursuant to this clause (v) are used by Avondale Incorporated for such purposes within 20 days of the receipt of such dividends by Avondale Incorporated; provided further, however, that such dividends shall be excluded from the calculation of the amount of Restricted Payments;

          (vi) payments or distributions to shareholders pursuant to appraisal rights in respect of up to 10% of our or Avondale Incorporated's Capital Stock required by law in connection with a consolidation, merger or transfer of assets that complies with the covenant described under "-- Merger and Consolidation" below; provided, however, that any such payments or distributions shall be included in the calculation of the amount of Restricted Payments;

          (vii) so long as no Default has occurred and is continuing or would result therefrom, any purchase of any fractional share of our or Avondale Incorporated's Capital Stock resulting from (A) any dividend or other distribution on outstanding shares of Capital Stock that is payable in shares of such Capital Stock (including any stock split or subdivision of our or Avondale Incorporated's outstanding Capital Stock), (B) any combination of all of the outstanding shares of our or Avondale Incorporated's Capital Stock, (C) any reorganization or consolidation of Avondale Incorporated or us in any merger of Avondale Incorporated or our company with or into any other Person or (D) the conversion of any of our or Avondale Incorporated's securities into shares of our or Avondale Incorporated's Capital Stock; provided, however, that such purchases shall be included in the calculation of the amount of Restricted Payments; or

          (viii) Investments in an aggregate amount not to exceed $20 million in any Person engaged primarily in a Related Business on the date of any such Investment; provided, however, that such Investments shall be included in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. We shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to us or a Restricted Subsidiary or pay any Indebtedness owed to us, (b) to make any loans or advances to us or (c) to transfer any of its property or assets to us, except:

          (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including without limitation, under the Credit Facility;

          (ii) any encumbrance or restriction with respect to a Receivables Subsidiary pursuant to a Receivables Program of such Receivables Subsidiary; provided that such encumbrances and restrictions, at the time we enter into such Receivables Program, are customarily required by institutional sponsors or arrangers in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof;

          (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by or merged into Avondale Incorporated or us (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by or merged into Avondale Incorporated or us) and outstanding on such date;

          (iv) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable in any material respect to the

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     holders of the notes than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements;

          (v) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

          (vi) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

          (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary or any division or business unit thereof pending the closing of such sale or disposition.

     Limitation on Sales of Assets and Subsidiary Stock. (a) We shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless we or such Restricted Subsidiary receive consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the assets subject to such Asset Disposition and at least 75% of the consideration received by us or such Restricted Subsidiary is in the form of cash or cash equivalents. For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of our company or any Restricted Subsidiary and the release of our company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by us or any Restricted Subsidiary from the transferee that are converted by us or such Restricted Subsidiary into cash within 90 days. We or such Restricted Subsidiary may apply the Net Available Cash from any such Asset Disposition as follows:

          (i) first, to the extent we elect (or are required by the terms of any Senior Indebtedness), to prepay, repay, redeem or purchase our Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to us or our Affiliate) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; or

          (ii) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (i), to the extent we elect, to acquire, repair or refurbish Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (i) above (other than such repayment or prepayment of Indebtedness incurred pursuant to clause (1) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness"), we or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments. The amount of Net Available Cash not used as set forth above in this paragraph constitutes "Excess Proceeds."

     (b) When the aggregate amount of Excess Proceeds exceeds $15.0 million, we shall, within 30 business days, make an offer to purchase from all holders of notes, on a pro rata basis, in accordance with the procedures set forth in the indenture, the maximum principal amount (expressed as an integral multiple of $1,000) of notes (and other Senior Subordinated Indebtedness) that may be purchased with the Excess Proceeds, at a purchase price of 100% of their principal amount (without premium) plus accrued and unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that the aggregate principal amount of notes tendered pursuant to an Excess Proceeds offer is less than the Excess Proceeds, we may use the deficiency for general corporate purposes not otherwise prohibited by the indenture. If the aggregate principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, we will purchase notes on a pro rata basis. Notwithstanding the foregoing, if we must commence an Excess Proceeds offer at any time when the terms of any other Senior

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Subordinated Indebtedness provide that a similar offer must be made with respect to such other Senior Subordinated Indebtedness, then the Excess Proceeds offer for the notes shall be made concurrently with such other offer and we will purchase notes and such other securities on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased. Upon completion of such Excess Proceeds offer, the amount of Excess Proceeds shall be reset to zero (regardless of the amount of notes actually purchased in the offer). Notwithstanding anything to the contrary contained herein, we shall not be required to make such an offer to purchase notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $15 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

    (c) We will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this clause by virtue thereof.

    Limitation on Affiliate Transactions. (a) We shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of our company (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to us or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $2.5 million, (i) are set forth in writing and (ii) have been approved by a majority of the disinterested members of the Board of Directors and (3) if such Affiliate Transaction involves an amount in excess of $10 million, have been determined by a nationally recognized investment banking or accounting firm having experience in such matters to be fair, from a financial point of view, to us and our Restricted Subsidiaries.

    (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments"; (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans or arrangements approved by the Board of Directors; (iii) the grant of stock options or similar rights to employees and directors of the Avondale Incorporated or our employees and directors pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with our past practices or the past practices of our Restricted Subsidiaries, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time; (v) the payment of reasonable fees to directors of the Avondale Incorporated or us and our Restricted Subsidiaries who are not employees of us or our Restricted Subsidiaries; (vi) any Affiliate Transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries; (vii) any Receivables Program of our company or a Restricted Subsidiary; or (viii) any agreement or arrangement in effect at or entered into on the Issue Date, or any amendment, renewal, supplement, modification or extension of any such agreement or arrangement; provided that such amendment, renewal, supplement, modification or extension is on terms no less favorable in any material respect to the holders of the notes than the terms of such agreement or arrangement prior to such amendment, renewal, supplement, modification or extension.

    Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. We shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to us or a Restricted Subsidiary or (ii) if, immediately after giving effect to such issuance, sale or other disposition, we and our Restricted Subsidiaries would own less than 20% of the Voting Stock of such Restricted Subsidiary and have no greater economic interest in such Restricted Subsidiary.

    Merger and Consolidation. We shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all our assets to, any Person, unless: (i) we shall be the resulting, surviving or transferee Person or the resulting, surviving or transferee Person (in either case, the "Successor company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor company (if not us) shall expressly assume, by an

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indenture supplemental thereto, executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the notes and the indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor company or any Restricted Subsidiary as a result of such transaction as having been incurred by such Successor company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor company would be able to incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; and (iv) we shall have delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; provided, however, that notwithstanding clause (iii) above, a Restricted Subsidiary may merge with or into us.

    The Successor company shall be our successor and shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture, but the predecessor company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the notes.

    SEC Reports. Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we shall file with the SEC and provide the trustee and holders of the notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and which would be required to be filed if we were subject to such reporting requirements, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that so long as Avondale Incorporated is the guarantor of the notes (or the new notes), the reports, information and other documents required to be filed and provided as described hereunder may, at our option, be filed by and be those of Avondale Incorporated rather than us; provided, further, however, that in the event Avondale Incorporated conducts any business or holds any significant assets other than our capital stock at the time of filing and providing any such report, information or other document containing financial statements of Avondale Incorporated, Avondale Incorporated shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to us.

DEFAULTS

    An Event of Default is defined in the indenture as (i) a default in the payment of interest on the notes when due, continued for 30 days, (ii) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by us to comply with our obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by us to comply within 30 days after notice with any of our obligations in the covenants described above under "Change of Control" (other than a failure to purchase the notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness", "-- Limitation on Restricted Payments", "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries", "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "-- Limitation on Affiliate Transactions", "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries" or "-- SEC Reports", (v) the failure by Avondale Incorporated or us to comply within 60 days after notice with its or our other agreements contained in the indenture, (vi) Indebtedness of Avondale Incorporated, us or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Avondale Incorporated, us or a Significant Subsidiary (the "bankruptcy provisions"),
(viii) any final, non-appealable judgment or decree for the payment of money in excess of $10 million is rendered against Avondale Incorporated, us or a Significant Subsidiary and remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) the Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or Avondale Incorporated denies or disaffirms its obligations under the Guaranty. However, a default under clauses (iv), (v) and (viii) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify us of the default and we do not cure such default within the time specified after receipt of such notice.

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    If an Event of Default occurs and is continuing (other than an Event of
Default described in clause (vii) of the preceding paragraph with respect to Avondale Incorporated or us), the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable; provided that so long as any Designated Senior Indebtedness of Avondale Incorporated, our company or any Significant Subsidiary shall be outstanding, the acceleration shall not be effective until the earlier of (1) any acceleration of such Designated Senior Indebtedness of Avondale Incorporated, us or any Significant Subsidiary or (2) five business days after receipt by us and the representative in respect of such Designated Senior Indebtedness of written notice of such declaration of acceleration of the notes. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in clause (vii) of the preceding paragraph occurs with respect to Avondale Incorporated or us, the principal of and interest on all the notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

    Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless (i) such holder has previously given the trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy, (iii) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense, (iv) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

    The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things, (i) reduce the amount of notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any note, (iii) reduce the principal of or extend the Stated Maturity of any note, (iv) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption", (v) make any note payable in money other than that stated in the note, (vi) impair the right of any holder of the notes to receive payment of principal of and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes,
(vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions,

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(viii) make any change to the subordination provisions of the indenture that would adversely affect the holders of the notes or (ix) make any change in the Guaranty that would adversely affect the holders of the notes.

    Without the consent of any holder of the notes, we, Avondale Incorporated and the trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of our obligations under the indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the notes, to secure the notes, to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us, to make any change that does not materially adversely affect the rights of any holder of the notes or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their representative) consent to such change.

    The consent of the holders of the notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

    We at any time may terminate all our obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. We at any time may terminate our obligations under "Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Certain Covenants -- Merger and Consolidation" (and clause (iii) of the first paragraph under "-- Defaults" as it relates to clauses (iii) and (iv) under "-- Certain Covenants -- Merger and Consolidation") above ("covenant defeasance").

    We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of our failure to comply with clause (iii) or (iv) under "-- Certain Covenants -- Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, Avondale Incorporated will be released from all its obligations with respect to the Guaranty.

    In order to exercise either defeasance option, we must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and we must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

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CONCERNING THE TRUSTEE

    Wachovia Bank, National Association will be the trustee under the indenture and has been appointed by us as Registrar and Paying Agent with respect to the notes.

    The holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

GOVERNING LAW

    The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock), including, without limitation, land, machinery, equipment, leasehold interests and improvements, primarily in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by us or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in a Related Business.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments", "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of our company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by us or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

         (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than us or a Restricted Subsidiary),

         (ii) all or substantially all the assets of any of our or any Restricted Subsidiary's divisions or lines of business or

         (iii) any of our or any Restricted Subsidiary's other assets outside of the ordinary course of business of us or such Restricted Subsidiary.

Notwithstanding the foregoing, the following shall not be deemed an "Asset Disposition" for purposes of the indenture:

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         (A) the sale or other transfer or disposition of Receivables and
    Related Assets pursuant to or in connection with a Receivables Program,

         (B) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business;

         (C) a disposition by a Restricted Subsidiary to us or by us or a Restricted Subsidiary to a Wholly Owned Subsidiary;

         (D) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments") and

    (E)  any transfer of property or assets:

         (1) that is governed by the provisions of the indenture described under "--Merger and Consolidation";

         (2) by us to any Restricted Subsidiary, or by any Restricted Subsidiary to us or any Restricted Subsidiary, in accordance with the terms of the indenture;

         (3) that are obsolete, damaged, worn out or otherwise unsuitable for use in connection with the business of our company or our subsidiaries in the ordinary course of business;

         (4) the sale or other disposition of cash or Cash Equivalents;

         (5) the issuance of Capital Stock by a Restricted Subsidiary to us or to another Restricted Subsidiary;

         (6) in any transaction or a series of related transactions that involves assets having a fair market value of less than $1 million;

         (7) any sale of equipment or other assets specifically contemplated by our company's capital expenditure budget previously approved by the Board of Directors; or

         (8) the lease, assignment or sublease of any real or personal property in the ordinary course of business.

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (x) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by
(y) the amount of such payment by (ii) the sum of all such principal or redemption payments.

    "Board of Directors" means, as the context requires, the Board of Directors of Avondale Incorporated or our company or any committee thereof duly authorized to act on behalf of such Board.

    "Business Day" means each day which is not a Legal Holiday.

    "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

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    "Cash Equivalents" means:

         (i) any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

         (ii) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million;

         (iii) commercial paper with a maturity of one year or less issued by a corporation that is not our Affiliate and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or any successor rating agency or at least P-1 by Moody's or any successor rating agency;

         (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above;

         (v) demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System that are FDIC insured;

         (vi) repurchase obligations with a term of not more than seven days entered into with any bank meeting the qualifications specified in clause
    (v) above; or

         (vii) investments in funds investing solely in investments of the types described in clauses (i) through (vi) above.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by us as having a maturity comparable to the then remaining term of the notes to July 1, 2008 (as if the notes matured on such date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the then remaining term of the notes to July 1, 2008 (as if the notes matured on such date).

    "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if we have or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (other than Indebtedness incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under the predecessor revolving credit or similar arrangement) in effect on the last day of such period unless any portion of such Indebtedness is projected, in the reasonable judgment of our senior management, to remain outstanding for a period in excess of twelve months from the date of incurrence thereof) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of

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such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period we or any Restricted
Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of our company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to us and our continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent we and our continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period we or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into our company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by us or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of our company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "Consolidated Interest Expense" means, for any period, the total interest expense of our company and our consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by us or our Restricted Subsidiaries,

    (i)     interest expense attributable to Capital Lease Obligations,

    (ii)    amortization of debt discount and debt issuance cost,

    (iii)   capitalized interest,

    (iv)    non-cash interest expenses,

    (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

    (vi) net costs associated with Hedging Obligations (including amortization of fees),

    (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than our company or a Restricted Subsidiary,

    (viii) interest incurred in connection with Investments in discontinued operations,

    (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by us or any Restricted Subsidiary,

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    (x)     the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than us) in connection with Indebtedness incurred by such plan or trust and

    (xi) any premiums, fees, discounts, expenses and losses on the sale of Receivables and Related Assets (and any amortization thereof) payable in connection with the Credit Facility, the Receivables Program or the offering of the notes, all as determined on a consolidated basis in conformity with GAAP.

    "Consolidated Net Income" means, for any period, the net income of our company and our consolidated Restricted Subsidiaries; provided, however, that there shall be excluded from such Consolidated Net Income, without duplication:

    (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause
            (iv) below, our equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to us or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below);

    (ii) any net income (or loss) of any Person acquired by us or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to us, except that subject to the exclusion contained in clause (iii) below, our equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to us or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause);

    (iv) any gain or loss realized upon the sale or other disposition of any of our assets or the assets of our consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

    (v)     extraordinary gains or losses;

    (vi) any non-cash goodwill impairment charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 142;

    (vii) any non-cash charges incurred subsequent to the date of the indenture relating to the underfunded portion of any pension plan;

    (viii) any non-cash charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 123; and

    (ix)    the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to us or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.

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    "Credit Facility" means the credit facility provided to us pursuant to the
Amended and Restated Credit Agreement dated March 28, 2003, among us, the lenders and the agents thereunder, as the same may from time to time be amended, renewed, supplemented, modified, extended, substituted, refinanced (including to increase the amount available for borrowing thereunder), restructured or replaced in whole or in part from time to time, whether with the same or different lenders or agents.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Senior Indebtedness" means (i) the Indebtedness and all other monetary obligations (including Post-Petition Interest, expenses and fees) under the Credit Facility and any other obligation, including hedging obligations, secured by the security agreements referred to in the Credit Facility and (ii) any other Senior Indebtedness of our company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by us in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "Change of Control" and under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock."

    "EBITDA" for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of our company, (b) depreciation expense, (c) amortization expense, (d) non-cash inventory charges recorded as a result of the utilization of the last-in, first-out (LIFO) inventory valuation method and (e) all other non-cash items reducing consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of our company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to us by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

    "Equity Offering" means an offering of Capital Stock of our company or Avondale Incorporated (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of our company).

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Unless otherwise indicated, Fair Market Value shall be determined in good faith by the Board of Directors.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) in statements and pronouncements of the Financial

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Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the published rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate or Currency Protection Agreement.

    "incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Restricted Subsidiary. The term "incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (other than, in the case of us and our Restricted Subsidiaries, any non-negotiable notes of our company or our Subsidiaries issued to our insurance carriers in lieu of maintenance of policy reserves in connection with our workers compensation and liability insurance programs); (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit and time drafts relating to any such letters of credit payable within 180 days after the date of Issuance to the extent such time drafts are issued in the ordinary course of business for the payment of goods or services); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through
(v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through
(vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets at such date of determination or the amount of the obligation so secured; and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the amount of liability required by GAAP to be accrued or reflected on the most recently published balance sheet of such Person; provided, however, that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such

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Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (B) Indebtedness shall not include any liability for federal, state, local or other taxes.

    "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to us or our assets, or (ii) any liquidation, dissolution or other winding up of our company, whether voluntary or involuntary or whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of our company.

    "Interest Rate or Currency Protection Agreement" of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements), and/or other types of interest hedging agreements and any currency protection agreement (including foreign exchange contracts, currency swap agreements or other currency hedging arrangements) entered into for bona fide purposes in support of our business and not of a speculative nature.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to our equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of ours at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, we shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) our "Investment" in such Unrestricted Subsidiary at the time of such redesignation as a Restricted Subsidiary less (y) the portion (proportionate to our equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time of such redesignation as a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "Issue Date" means the date on which the notes are originally issued.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Net Available Cash" from an Asset Disposition means payments in cash or cash equivalents received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of investment bankers), and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, incurred in connection with such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by a Lien on any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Dispositions, all as determined in conformity with GAAP, and retained by us or any Restricted Subsidiary after such Asset Disposition.

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    "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the proceeds of such issuance or sale in the form of cash or cash equivalents net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Permitted Holders" means G. Stephen Felker and/or any "Permitted Transferee" (as defined in the Restated and Amended Articles of Incorporation of Avondale Incorporated as of the Issue Date) of G. Stephen Felker.

    "Permitted Investment" means an investment by us or any Restricted Subsidiary in (i) a Receivables Subsidiary or a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, us or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to us or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as we deem or any such Restricted Subsidiary deems reasonable under the circumstances;
(v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of our company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to us or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock"; and (ix) a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided, however, that (A) such Investment is made by a Receivables Subsidiary and (B) the only assets transferred to such trust, limited liability company, special purpose or other similar entity consist of Receivables and Related Assets of such Receivables Subsidiary.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Post-Petition Interest" means all interest accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding (and interest that would accrue but for the commencement of any Insolvency or Liquidation Proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

    "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

    "Receivables and Related Assets" means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interest in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

    "Receivables Program" means, with respect to any Person, any accounts receivable securitization program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its accounts receivable, including to a trust, limited liability company, special purpose entity or other similar entity.

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

    "Receivables Subsidiary" means a Restricted Subsidiary (i) created for the purpose of financing receivables created in our and our Subsidiaries' ordinary course of business and (ii) the sole assets of which consist of Receivables and Related Assets of our company and our Subsidiaries and related Permitted Investments.

    "Reference Treasury Dealer" means each of (1) Wachovia Securities, LLC and its successors; provided, however, that if Wachovia Securities, LLC shall cease to be a primary U.S. Government securities dealer in the City of New York, we shall substitute therefor another primary U.S. Government securities dealer, and
(2) any other primary U.S. Government securities dealers selected by us.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

    "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of our company or any Restricted Subsidiary existing on the Issue Date or incurred in compliance with this indenture, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances our Indebtedness, (y) Indebtedness of our company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary (z) Indebtedness that Refinances Indebtedness of a Subsidiary that was incurred and outstanding on or prior to the date such Subsidiary was acquired by us unless such proposed Refinancing Indebtedness is incurred by such Subsidiary.

    "Related Business" means the business conducted by us and our Restricted Subsidiaries on the Issue Date, any reasonable extension thereof, and any additional business reasonably related, incidental, ancillary or complementary to the businesses of our company and our Restricted Subsidiaries on the Issue Date.

    "Representative" means any trustee, agent or representative (if any) for an issue of our Senior Indebtedness.

    "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock)) and dividends or distributions payable solely to us or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Restricted Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of our company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of ours (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of our company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase, or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

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

    "Restricted Subsidiary" means any Subsidiary of ours that is not an Unrestricted Subsidiary.

    "SEC" means the Securities and Exchange Commission.

    "Senior Indebtedness" means with respect to any Person, (i) Indebtedness referred to in clause (i) of the definition of "Designated Senior Indebtedness,"
(ii) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred and (iii) accrued and unpaid interest (including Post-Petition Interest) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person or (5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this indenture.

    "Senior Subordinated Indebtedness" means the notes and any other Indebtedness of our company that specifically provides that such Indebtedness is to rank pari passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of ours which is not Senior Indebtedness.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of our company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "stated maturity" means, with respect to any security or obligation, the date specified in such security as the fixed date on which the final payment of principal of such security or obligation is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "Subordinated Obligation" means any Indebtedness of our company (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

    "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of outstanding shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

    "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt that is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of our company) organized and in existence under the laws of the United States

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of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Unrestricted Subsidiary" means (i) any Subsidiary of our company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of our company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, our company or any other Subsidiary of our company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) we could incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

    "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

      "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than us or a Restricted Subsidiary) is owned by us or one or more Wholly Owned Subsidiaries.

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                               REGISTRATION RIGHTS

    As part of the sale of the old notes to the initial purchasers, we and the initial purchasers entered into a registration rights agreement dated June 30, 2003, which we refer to as the issue date, pursuant to which we agreed that we will, at our expense, for the benefit of the holders of the notes:

    - file with the SEC an exchange offer registration statement by the 90th day after the date the notes are issued pursuant to which we and Avondale Incorporated will offer, in exchange for the old notes, new notes, identical in all material respects to, and evidencing the same indebtedness as, the old notes (but which will not contain terms with respect to transfer restrictions or provide for the additional interest described below);

    - cause the exchange offer registration statement to be declared effective under the Securities Act by the 170th day after the issue date;

    - cause the exchange to be consummated by the 200th day after the issue date.

In the event that:

    - we and Avondale Incorporated are not permitted to file the exchange offer registration statement or to consummate the exchange offer due to a change in law or SEC policy;

    - for any reason, we and Avondale Incorporated do not consummate the exchange offer by the 200th day after the issue date;

    - any holder notifies us on or prior to the 30th day following the consummation of the exchange offer that:

           - it is not permitted under law or SEC policy to participate in the exchange offer;

           - it cannot publicly resell new notes that it acquires in the exchange offer without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for resales by that holder; or

           - it is a broker-dealer and holds old notes that it has not exchanged and that it acquired directly from us or one of our affiliates; or

           - the initial purchaser so requests on or prior to the 30th day following the consummation of the exchange offer (with respect to notes which have not been resold and that it acquired directly from Avondale Incorporated or us or one of our affiliates);

then in addition to or in lieu of conducting the exchange offer, we and Avondale Incorporated will be required to use our reasonable best efforts to file a shelf registration statement with the SEC to cover resales of the notes or the new notes, as the case may be. In that case, we and Avondale Incorporated will use our reasonable best efforts (a) to file the shelf registration statement by the 30th day after they become obligated to make the filing, (b) to cause the registration statement to become effective by the 60th day after they become obligated to make the filing, and (c) to maintain the effectiveness of the registration statement for two years or such lesser period after which all the notes registered therein can be resold without limitation under the Securities Act.

    We will pay additional interest if one of the following "registration defaults" occurs:

    - we and Avondale Incorporated do not file the exchange offer registration statement by the 90th day after the date the notes are issued;

    - the exchange offer registration statement is not effective by the 170th day after the issue date;

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

    - we and Avondale Incorporated do not consummate the exchange offer by the 200th day after the issue date;

    - we and Avondale Incorporated do not file the shelf registration statement by the 30th day after we become obligated to file it;

    - the shelf registration statement is not effective by the 90th day after we become obligated to file it; or

    - the exchange offer registration statement or the shelf registration statement is declared effective, but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with the exchange offer or resales of any notes registered under registration statement.

    If one of these registration defaults occurs, the annual interest rate on the notes will increase by 0.25% per year. The amount of additional interest will increase by an additional 0.25% per year for any subsequent 90 day period until all registration defaults are cured, up to a maximum additional interest rate of 0.75% per year over the interest rate of 10.25%. When we have cured all the registration defaults, the interest rate on the notes will revert immediately to the original level.

    Under current SEC interpretations, the new notes will generally be freely transferable after the exchange offer, except that any broker-dealer that participates in the exchange offer must deliver a prospectus meeting the requirements of the Securities Act when it resells any new notes. We have agreed to make available a prospectus for these purposes for 180 days after the consummation of the exchange offer. A broker-dealer that delivers a prospectus is subject to the civil liability provisions of the Securities Act and will also be bound by the registration rights agreement, including indemnification obligations.

    Holders of notes must make certain representations (as described in the registration rights agreement) to participate in the exchange offer, notably that they are not an affiliate of Avondale Incorporated or us and that they are acquiring the new notes in the ordinary course of business and without any arrangement or intention to make a distribution of the new notes. Holders of old notes or new notes must also deliver certain information that is required for a shelf registration statement and provide comments on the shelf registration statement within the time periods specified in the registration rights agreement in order to have their old notes or new notes included in the shelf registration statement and to receive the liquidated damages described above. A broker-dealer that receives new notes in the new offer or as part of its market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells the new notes.

                          BOOK-ENTRY; DELIVERY AND FORM

THE GLOBAL NOTES

    The new notes will initially be represented by permanent global notes in fully registered form without interest coupons, which we refer to as global notes, and will be deposited with the trustee as a custodian for The Depositary Trust Company, or DTC, and registered in the name of a nominee of such depositary.

    We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC, who we refer to as participants, or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

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    So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the new notes.

    Payments of the principal of, premium (if any) and interest (including additional interest) on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

    We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including additional interest) on the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

    Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell new notes to persons in states which require physical delivery of the new notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

    DTC has advised us that it will take any action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants.

    DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee under the indenture will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

    A beneficial interest in a global note may not be exchanged for a note in certificated form unless:

              (1) DTC (a) notifies us that it is unwilling or unable to continue as Depositary for the global note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we thereupon fail to appoint a successor Depositary within 90 days;

              (2) We, at our option, notify the trustee in writing that it elects to cause the issuance of the new notes in certificated form; or

              (3) There shall have occurred and be continuing an event of default or any event which after notice or lapse of time or both would be an event of default with respect to the new notes.

    In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

                         MATERIAL UNITED STATES FEDERAL
                             INCOME TAX CONSEQUENCES

EXCHANGE OF NOTES

    The exchange of old notes for new notes in the exchange offer will not constitute a taxable event to holders. Consequently,

    - no gain or loss will be recognized by a holder upon receipt of a new note,

    - the holding period of the new note will include the holding period of the old note and

    - the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note immediately before the exchange.

    IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

                              PLAN OF DISTRIBUTION

    We and Avondale Incorporated are not using any underwriters for this exchange offer.

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of any new notes received in exchange for old notes acquired by the broker-dealer as a result of market-making or other trading activities. We and Avondale Incorporated have agreed that, for a period of up to 180 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, we and Avondale Incorporated will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, during this 180 day or such longer period, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

    We and Avondale Incorporated will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit resulting from these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of up to 180 days after the consummation of the exchange offer, or such longer period as provided by the registration rights agreement, we and Avondale Incorporated will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We and Avondale Incorporated have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes and the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

    The validity of the new notes and the guarantee will be passed upon for us by King & Spalding LLP. Bradley Arant Rose & White LLP will provide certain opinions with respect to matters involving Alabama law.

                                     EXPERTS

    The consolidated financial statements of Avondale Incorporated and Subsidiaries as of August 30, 2002 and for the year then ended included in this prospectus have been audited by Crisp Hughes Evans LLP, independent auditors, as stated in their report appearing herein. The consolidated financial statements of Avondale Incorporated and subsidiaries as of August 31, 2001 and for the years ended August 25, 2000 and August 31, 2001, included in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report which is also included in this prospectus. On May 14, 2002, we and Avondale Incorporated engaged Crisp Hughes Evans LLP to replace Arthur Andersen LLP as our independent auditors. Relief in connection with claims which may be available to you against auditing firms may not be available as a practical matter against Arthur Andersen LLP. See "Risk Factors -- You are unlikely to be able to seek remedies against Arthur Andersen LLP, our former independent auditor."

    In reliance on the temporary relief provided by the SEC under Rule 437(a) of the Securities Act, we filed the registration statement, of which this prospectus is a part, without the written consent of Arthur Andersen LLP as required by Section 7 of the Securities Act. Accordingly, you will not be able to sue Arthur Andersen LLP pursuant to Section 11(a) of the Securities Act and therefore your right of recovery under that section may be limited as a result of the lack of consent.

    At a meeting held on May 14, 2002, the Audit Committee of the Board of Directors of Avondale Incorporated approved the engagement of Crisp Hughes Evans LLP as its independent accountants for the fiscal year ended August 30, 2002. Concurrently, the Audit Committee determined to dismiss Arthur Andersen LLP, Avondale Incorporated's former independent accountants. Avondale Incorporated notified both Arthur Andersen LLP and Crisp Hughes Evans LLP of the dismissal of Arthur Andersen LLP and the engagement of Crisp Hughes Evans LLP on May 15, 2002.

    The reports of Arthur Andersen LLP on Avondale Incorporated's consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, nor was there any event of the type requiring disclosure under Item 304(a)(1)(v) of Regulation S-K.

    In connection with the audits of Avondale Incorporated's consolidated financial statements for each of the two fiscal years ended August 31, 2001, and in the subsequent interim period, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the matter in their report.

                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

                                                                                                       PAGE
                                                                                                       ----
AVONDALE INCORPORATED AND SUBSIDIARIES
Report of Independent Public Accountants..........................................................     F-2
Report of Independent Public Accountants..........................................................     F-3
Consolidated Balance Sheets at August 31, 2001 and August 30, 2002................................     F-4
Consolidated Statements of Income for the years ended August 25, 2000, August 31, 2001 and
  August 30, 2002.................................................................................     F-5
Consolidated Statements of Shareholders' Equity for the years ended August 30, 2002, August 31,
  2001 and August 25, 2000........................................................................     F-6
Consolidated Statements of Cash Flows for the years ended August 25, 2000, August 31, 2001 and
  August 30, 2002.................................................................................     F-7
Notes to Consolidated Financial Statements........................................................     F-8
Schedule II - Valuation and Qualifying Accounts...................................................     F-29
Condensed Consolidated Balance Sheets at August 30, 2002 and May 30, 2003 (Unaudited).............     F-30
Condensed Consolidated Statements of Income for the thirty-nine weeks ended May 31, 2002 and
  May 30, 2003 (Unaudited)........................................................................     F-31
Condensed Consolidated Statements of Cash Flows for the thirty-nine weeks ended May 31, 2002 and
  May 30, 2003 (Unaudited)........................................................................     F-32
Notes to Condensed Consolidated Financial Statements (Unaudited)..................................     F-33

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Avondale Incorporated:

    We have audited the accompanying consolidated balance sheet of Avondale Incorporated and subsidiaries as of August 30, 2002, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit. The consolidated balance sheet of Avondale Incorporated and subsidiaries as of August 31, 2001 and the related consolidated statements of income, shareholders' equity and cash flows and the schedule referred to below for each of the fiscal years ended August 25, 2000 and August 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements and schedule, prior to the restatement as described in note 8, in their report dated October 9, 2001.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avondale Incorporated and subsidiaries as of August 30, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

    Our audit was made for the purpose of forming an opinion on the 2002 basic consolidated financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, the 2002 information fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

    As discussed above, the consolidated financial statements for the years ended August 25, 2000 and August 31, 2001 were audited by other auditors who have ceased operations. As described in note 8, these financial statements have been restated. We audited the adjustments described in note 8 which were applied to restate those consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any other procedures to the 2000 and 2001 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2000 and 2001 consolidated financial statements taken as a whole.

                                          Crisp Hughes Evans LLP

Atlanta, Georgia
October 11, 2002

    THE REPORT THAT APPEARS BELOW WAS ISSUED BY THE COMPANY'S PREVIOUS INDEPENDENT ACCOUNTANTS, ARTHUR ANDERSEN LLP. THAT FIRM HAS NOT REISSUED THEIR REPORT, AND HAS DISCONTINUED PERFORMING AUDITING AND ACCOUNTING SERVICES.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Avondale Incorporated:

    We have audited the accompanying consolidated balance sheets of Avondale Incorporated as of August 31, 2001, and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended August 31, 2001. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avondale Incorporated as of August 31, 2001, and the consolidated results of their operations and their cash flows for each of the two years in the period ended August 31, 2001 in conformity with accounting principles generally accepted in the United States.

    Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the Index at Item 14 (a) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                              Arthur Andersen LLP

Atlanta, Georgia
October 9, 2001

                              AVONDALE INCORPORATED

                           CONSOLIDATED BALANCE SHEETS

                                                                                             AUGUST 31,     AUGUST 30,
                                                                                                2001          2002
                                                                                            ------------   ------------
                                                                                             (IN THOUSANDS, EXCEPT PER
                                                                                                    SHARE DATA)
                                          ASSETS
Current assets
   Cash.................................................................................    $      2,969   $      2,859
   Accounts receivable, less allowance for doubtful accounts of $2,616 in 2001 and
      $2,199 in 2002....................................................................          46,573         43,305
   Inventories..........................................................................          99,671         86,946
   Prepaid expenses.....................................................................           1,409            385
   Income taxes refundable..............................................................           6,721          6,550
                                                                                            ------------   ------------
      Total current assets..............................................................         157,343        140,045
Assets held for sale....................................................................              --          3,645
Property, plant and equipment
   Land.................................................................................           8,400          6,634
   Buildings............................................................................          91,383         81,823
   Machinery and equipment..............................................................         566,279        526,897
                                                                                            ------------   ------------
                                                                                                 666,062        615,354
   Less accumulated depreciation........................................................        (379,228)      (369,728)
                                                                                            ------------   ------------
                                                                                                 286,834        245,626
Other assets............................................................................           5,516          5,146
Goodwill................................................................................           3,301          2,951
                                                                                            ------------   ------------
                                                                                            $    452,994   $    397,413
                                                                                            ============   ============
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Accounts payable.....................................................................    $     24,147   $     30,591
   Accrued compensation, benefits and related expenses..................................          10,194         10,369
   Accrued interest.....................................................................           4,595          4,576
   Other accrued expenses...............................................................          14,248         10,207
   Long-term debt due in one year.......................................................             500          2,523
                                                                                            ------------   ------------
   Total current liabilities............................................................          53,684         58,266
Long-term debt..........................................................................         229,650        167,477
Deferred income taxes and other long-term liabilities...................................          39,659         41,415
Commitments and contingencies
Shareholders' equity
   Preferred stock $.01 par value; 10,000 shares authorized.............................              --             --
   Common stock
   Class A, $.01 par value; 100,000 shares authorized; issued and outstanding -- 11,552
     shares in 2001 and 2002............................................................             115            115
   Class B, $.01 par value; 5,000 shares authorized; issued and outstanding -- 979
     shares in 2001 and 2002............................................................              10             10
  Capital in excess of par value........................................................          39,669         39,669
  Accumulated other comprehensive loss..................................................            (561)          (889)
  Retained earnings.....................................................................          90,768         91,350
                                                                                            ------------   ------------
    Total shareholders' equity..........................................................         130,001        130,255
                                                                                            ------------   ------------
                                                                                            $    452,994   $    397,413
                                                                                            ============   ============

       The accompanying notes are an integral part of these consolidated financial statements.

                              AVONDALE INCORPORATED

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                          FISCAL YEAR ENDED
                                                               --------------------------------------
                                                               AUGUST 25,    AUGUST 31,    AUGUST 30,
                                                                  2000          2001         2002
                                                               ----------    ----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..................................................    $  836,544    $  772,768   $   659,735
Operating costs and expenses
  Cost of goods sold.......................................       677,952       666,205       560,794
  Depreciation.............................................        42,250        45,681        44,956
  Selling and administrative expenses......................        38,474        32,989        28,289
  Facility restructuring charges...........................            --            --         7,000
                                                               ----------    ----------   -----------
   Operating income........................................        77,868        27,893        18,696
Interest expense, net......................................        20,249        20,396        18,449
Discount and expenses on sales of receivables..............         5,578         4,935         1,117
Other expenses (income), net...............................           458           765          (513)
                                                               ----------    ----------   -----------
   Income (loss) before income taxes.......................        51,583         1,797          (357)
Provision for (benefit of) income taxes....................        18,580           540          (227)
                                                               ----------    ----------   -----------
   Net income (loss).......................................    $   33,003    $    1,257   $      (130)
                                                               ==========    ==========   ===========
Per share data
   Net income (loss) -- basic..............................    $     2.61    $      .10   $      (.01)
                                                               ==========    ==========   ===========
   Net income (loss) -- diluted............................    $     2.57    $      .10   $      (.01)
                                                               ==========    ==========   ===========

       The accompanying notes are an integral part of these consolidated financial statements.

                              AVONDALE INCORPORATED

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                  COMMON STOCK                      ACCUMULATED
                                                     ISSUED          CAPITAL IN        OTHER                      TOTAL
                                               ------------------     EXCESS OF    COMPREHENSIVE   RETAINED    SHAREHOLDERS
                                               SHARES      AMOUNT     PAR VALUE         LOSS       EARNINGS      EQUITY
                                               ------      ------    ----------    -------------   ---------   ------------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance as previously reported at
  August 27, 1999...........................   12,677      $  127     $  39,835       $    --      $  65,034    $  104,996
  Adjustment of deferred income taxes.......       --          --            --            --          4,000         4,000
                                               ------      ------     ---------       -------      ---------    ----------
Balance at August 27, 1999..................   12,677         127        39,835            --         69,034       108,996
  Net income................................       --          --            --            --         33,003        33,003
  Cash dividends ($0.40 per share)..........       --          --            --            --         (5,062)       (5,062)
  Common stock issued.......................       22          --           349            --             --           349
  Purchase and retirement of treasury
   stock....................................     (155)         (2)         (488)           --         (2,291)       (2,781)
                                               ------      ------     ---------       -------      ---------    ----------
Balance at August 25, 2000..................   12,544         125        39,696            --         94,684       134,505
  Net income................................       --          --            --            --          1,257         1,257
  Cumulative effect of adoption of
   Statement No. 133, net of income taxes...       --          --            --           427             --           427
  Change in fair value of interest rate
   swaps, net of income taxes...............       --          --            --          (988)            --          (988)
  Cash dividends ($0.40 per share)..........       --          --            --            --         (5,015)       (5,015)
  Common stock issued.......................        1          --            20            --             --            20
  Purchase and retirement of treasury
   stock....................................      (14)         --           (47)           --           (158)         (205)
                                               ------      ------     ---------       -------      ---------    ----------
Balance at August 31, 2001..................   12,531         125        39,669          (561)        90,768       130,001
  Refund of prior year income taxes.........       --          --            --            --          4,471         4,471
  Net loss..................................       --          --            --            --           (130)         (130)
  Change in fair value of interest rate
   swaps, net of income taxes...............       --          --            --          (328)            --          (328)
     Cash dividends ($0.30 per share).......       --          --            --            --         (3,759)       (3,759)
                                               ------      ------     ---------       -------      ---------    ----------
Balance at August 30, 2002..................   12,531      $  125     $  39,669       $  (889)     $  91,350    $  130,255
                                               ======      ======     =========       =======      =========    ==========

       The accompanying notes are an integral part of these consolidated financial statements.

                              AVONDALE INCORPORATED

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  FISCAL YEAR ENDED
                                                                         --------------------------------------
                                                                          AUGUST 25,   AUGUST 31,    AUGUST 30,
                                                                             2000         2001          2002
                                                                         -----------  -----------   -----------
                                                                                     (IN THOUSANDS)
Operating activities
  Net income (loss)..................................................    $    33,003  $     1,257   $      (130)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities
   Depreciation and amortization.....................................         42,838       46,399        45,538
   Provision for deferred income taxes...............................          2,181        6,543         3,534
   Loss (gain) on sale of equipment and facility restructuring
     charges.........................................................            (99)         640         5,379
   Sales of accounts receivable, net.................................         (7,000)     (20,000)       12,390
  Changes in operating assets and liabilities
    Accounts receivable..............................................          2,417       27,958        (9,122)
    Inventories......................................................            594        6,294        12,725
    Other assets and liabilities, net................................         (9,908)      11,165        (1,198)
    Accounts payable and accrued expenses............................          4,736      (23,069)        2,559
    Income taxes payable.............................................         (1,035)      (9,096)           --
                                                                         -----------  -----------   -----------
      Net cash provided by operating activities......................         67,727       48,091        71,675
Investing activities
  Purchase of property, plant and equipment..........................        (30,477)     (91,139)      (13,086)
  Proceeds from sale of property, plant and equipment................          1,416          875           739
                                                                         -----------  -----------   -----------
      Net cash used in investing activities..........................        (29,061)     (90,264)      (12,347)
Financing activities
  Payments on long-term debt.........................................         (3,250)     (10,000)       (2,500)
  Advances (payments) on revolving line of credit, net...............        (36,100)      52,475       (77,650)
  Issuance of long-term debt.........................................          7,500           --        20,000
  Refund of prior year income taxes..................................             --           --         4,471
  Issuance of common stock...........................................            349           20            --
  Purchase and retirement of treasury stock..........................         (2,781)        (205)           --
  Dividends paid.....................................................         (5,062)      (5,015)       (3,759)
                                                                         -----------  -----------   -----------
      Net cash provided by (used in) financing activities............        (39,344)      37,275       (59,438)
                                                                         -----------  -----------   -----------
Decrease in cash.....................................................           (678)      (4,898)         (110)
Cash and cash equivalents at beginning of year.......................          8,545        7,867         2,969
                                                                         -----------  -----------   -----------
      Cash and cash equivalents at end of year.......................    $     7,867  $     2,969   $     2,859
                                                                         ===========  ===========   ===========

       The accompanying notes are an integral part of these consolidated financial statements.

                              AVONDALE INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 30, 2002

1.       BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the accounts of Avondale Incorporated and its wholly owned subsidiary, Avondale Mills, Inc. ("Avondale Mills") and, prior to its dissolution on August 30, 2002, Avondale Receivables Company, a special purpose subsidiary of Avondale Mills, (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated. Certain prior year financial statement amounts have been reclassified to conform to the current year's presentation. Unless otherwise stated, all references to years relate to the Company's fiscal year, which ends on the last Friday in August, rather than calendar years, and may contain 52 or 53 weeks.

         As described in Note 6, on August 30, 2002, Avondale Funding, LLC, a special purpose subsidiary of Avondale Mills, was established to replace Avondale Receivables Corporation, and to provide financing through the sale of accounts receivable generated by the Company. The Company accounts for its investment in Avondale Funding, LLC using the equity method of accounting.

         Avondale Incorporated is a holding company and has no operations, liabilities or assets other than those related to its investment in Avondale Mills, Inc.

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

INVENTORIES

         Inventories are stated at the lower of cost or market value. Except for certain supply inventories valued on an average cost basis, the cost of the Company's inventories is determined on a last-in, first-out ("LIFO") basis. Under LIFO, current material and conversion costs are charged to cost of goods sold while inventories are valued using costs incurred in the initial and subsequent fiscal years following election of the LIFO method. In periods of declining prices, LIFO values may exceed current replacement market values and require downward adjustment. Estimates, including the estimated costs to complete work in process inventories and the estimated realizable values of all inventories, are used in determining the lower of LIFO cost and market. During periods when current costs or inventory quantities fluctuate significantly, use of the LIFO method may produce cost of goods sold that differs significantly from that which would be produced under other inventory methods.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the related assets, which range from three to thirty years. Depreciation is calculated primarily using the straight-line method.

LONG-LIVED ASSETS

         The Company periodically reviews the values assigned to long-lived assets, such as property, plant and equipment and goodwill. The associated depreciation and amortization periods are reviewed on an annual basis.

Recoverability is measured based on the anticipated undiscounted cash flows from operations. Management believes that long-lived assets included in the accompanying balance sheets are appropriately valued.

ASSOCIATE BENEFIT PLANS

         The Company has a discretionary profit sharing plan covering substantially all associates. Annual contributions by the Company are made to the plan in amounts determined by the board of directors. In addition, the plan has 401(k) savings options that are available to all associates. The Company matches 25% of the first 3% of compensation contributed by each associate. The Company also has a deferred compensation plan for certain key personnel. The related expense for these profit sharing and deferred compensation plans is charged to operations currently and totaled $7.3 million and $0.1 million for fiscal 2000 and 2001, respectively. Due primarily to a decline in vested values under provisions of the deferred compensation plan, these plans yielded a net credit or reversal of expense of $0.8 million for fiscal 2002.

SELF-INSURANCE PROGRAMS

         The Company maintains self-insurance programs which provide workers' compensation benefits, long-term disability benefits for claims incurred prior to January 1, 2001, and medical and dental benefits for its associates. Workers' compensation insurance is purchased to provide coverage up to statutory limits, in excess of a self-insurance retention of $350,000 per occurrence. Long-term disability benefits for claims incurred subsequent to January 1, 2001 are covered by a purchased insurance policy.

         Self-insurance reserves for workers' compensation benefits are recorded based on actuarial estimates. Self-insurance reserves for long-term disability benefits relating to claims incurred prior to January 1, 2001 and medical and dental benefits are recorded based on the estimates of management taking into consideration claims payment experience and current conditions which may affect future experience. Actual experience may differ from those estimates.

OTHER ASSETS AND OTHER LONG-TERM LIABILITIES

         Other assets consist primarily of unamortized loan fees, goodwill, cash surrender value of life insurance, and deposits on machinery and equipment purchases. Loan fees are amortized on a straight line basis over the outstanding term of the related debt. Goodwill is amortized on a straight line basis over 20 years. Other long- term liabilities consist of accrued postretirement and workers' compensation benefits and deferred compensation for certain key management personnel.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying values of cash, accounts receivable, certain other assets, accounts payable and accrued expenses approximate reasonable estimates of their fair values at August 31, 2001 and August 30, 2002. See Notes 5 and 9 for disclosures related to the fair values of interest rate swap agreements and long-term debt.

EARNINGS PER SHARE

         Earnings per share is calculated by dividing the reported net income for the period by the appropriate weighted average number of shares of common stock outstanding. For Fiscal 2002, employee and director options are not considered due to their antidilutive effect. Share information is summarized as follows (in thousands):

                                                                   2000      2001     2002
                                                                  ------    ------   -----
Weighted average shares outstanding -- Basic.................     12,652    12,536   12,531
Effect of employee and director stock options................        174       128       --
                                                                  ------    ------   ------
Weighted average shares outstanding -- Diluted...............     12,826    12,664   12,531
                                                                  ======    ======   ======

STOCK BASED COMPENSATION

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee and director stock options and adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("FAS 123"). The Company grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant and, accordingly, recognizes no compensation expense for the stock option grants.

REVENUE RECOGNITION

         The Company records revenues principally when products are shipped to customers. Consistent with recognized practice in the textile industry, the Company also records revenues to a lesser extent throughout the year on a bill and hold basis (7%, 7% and 7% of total revenues in fiscal 2000, 2001 and 2002, respectively), invoicing goods that have been produced, packaged and made ready for shipment. These goods are effectively segregated from inventory which is available for sale, the risks of ownership of the goods have passed to the customer, and the remittance terms and collection experience on the related invoicing is consistent with all other sales by the Company.

         The credit status of each customer is approved and monitored by the Company. Sales to V.F. Corporation and its affiliates represented 15% of net sales for fiscal 2000, 17% of net sales for fiscal 2001 and 20% of net sales for fiscal 2002.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets". Statement No. 141 prohibits the pooling of interest method of accounting for business combinations initiated after June 2001. Statement No. 142 specifies that goodwill and some intangible assets will no longer be amortized but instead will be subject to testing for impairment on an annual basis, or as events occur that would reduce the fair value of such asset below its carrying value. The Company plans to adopt Statement No. 142 in the first quarter of fiscal 2003. Management does not believe the adoption of these statements will have a material effect on the consolidated financial statements of the Company.

         In June 2001, the Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations," which addresses accounting and reporting for asset retirement costs of long-lived assets resulting from legal obligations associated with acquisition, construction or development transactions. The Company plans to adopt Statement No. 143 in the first quarter of fiscal 2003. Management has determined the adoption of this statement will not have a material effect on the consolidated financial statements of the Company.

         In August 2001, the Financial Accounting Standards Board issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets," which clarifies accounting and reporting for assets held for sale, scheduled for abandonment or other disposal, and recognition of impairment loss related to the carrying value of long-lived assets. The Company plans to adopt Statement No. 144 in the first quarter of fiscal 2003. Management does not believe the adoption of this statement will have a material effect on the consolidated financial statements of the Company.

         In April 2002, the Financial Accounting Standards Board issued Statement No. 145, "Rescission of Statements No. 4, 44, and 64, Amendment of Statement No. 13, and Technical Corrections." Statement No. 145 provides that gains and losses from extinguishment of debt that do not meet the criteria for classification as extraordinary items in Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," should not be classified as extraordinary items. The Company plans to adopt Statement No. 145 during fiscal 2003. Management does not believe the adoption of this statement will have a material effect on the consolidated financial statements of the Company.

         In June 2002, the Financial Accounting Standards Board issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," addressing financial accounting and reporting for costs associated with exit or disposal activities, and requiring that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. In summary, Statement No. 146 requires that the liability be recognized and measured initially at its fair value in the period in which the liability is incurred, except for one-time termination benefits that meet certain requirements. The Company plans to adopt Statement No. 146 during fiscal 2003. Management does not believe the adoption of this statement will have a material effect on the consolidated financial statements of the Company.

2.       FACILITY RESTRUCTURING

         In response to the highly competitive market conditions and continued oversupply of open-end yarns, in January 2002, the Company completed the closing of two separate open-end yarn manufacturing facilities located in North Carolina. In connection with these closings, the Company recorded facility restructuring charges and other non-operating costs of approximately $5.8 million during fiscal 2002. Additionally, the Company implemented reductions in certain manufacturing overhead costs and selling, general and administrative expenses in September 2001. In conjunction with these actions and the two plant closings, the Company recorded expense of approximately $1.2 million related to the termination of approximately 70 associates holding manufacturing, marketing and administrative positions. At August 30, 2002, estimated costs of approximately $180,000 related to the facility restructuring remain outstanding, and are included in other accrued expenses in the consolidated balance sheets.

         At August 30, 2002, the two closed plant facilities, certain real estate properties and certain items of equipment have been identified as available for sale and are included at estimated net realizable values in assets held for sale in the consolidated balance sheets.

3.       SEGMENT INFORMATION

         The Company operates principally in three segments: apparel fabrics, yarns and other sales. Apparel fabrics manufactures and markets cotton and cotton-blend fabrics used in the manufacture of jeans, sportswear and workwear. Yarns manufactures and markets cotton and cotton-blend yarns to customers in the knitting and weaving industries. Other sales include the manufacturing and marketing of a variety of greige and specialty fabrics to apparel, home furnishings, industrial, military and recreational product manufacturers, and revenues from the Company's trucking operation. The unallocated amounts shown below reflect expenses, assets and capital expenditures for centralized transportation, warehouse and administrative services (in thousands).

                                                                     2000          2001          2002
                                                                 -----------   -----------    -----------
Revenues:
  Apparel fabrics............................................    $   616,436   $   604,168    $   524,766
  Yarn.......................................................        231,748       236,842        189,057
  Other......................................................         86,091        78,570         70,715
                                                                 -----------   -----------    -----------
                                                                     934,275       919,580        784,538
   Less intersegment sales...................................         97,731       146,812        124,803
                                                                 -----------   -----------    -----------
     Total...................................................    $   836,544   $   772,768    $   659,735
                                                                 ===========   ===========    ===========
Income (loss):
  Apparel fabrics............................................    $    85,887   $    46,953    $    39,976
  Yarn.......................................................          7,942          (357)        (4,313)
  Other......................................................         10,100         3,390          4,060
  Unallocated................................................        (26,061)      (22,093)       (21,027)
                                                                 -----------   -----------    -----------
     Total operating income..................................         77,868        27,893         18,696
  Interest expense...........................................         20,249        20,396         18,449
  Discounts and expenses on sales of receivables.............          5,578         4,935          1,117
  Other expenses (income), net...............................            458           765           (513)
                                                                 -----------   -----------    -----------
     Income (loss) before income taxes.......................    $    51,583   $     1,797    $      (357)
                                                                 ===========   ===========    ===========
Identifiable Assets:
  Apparel fabrics............................................    $   308,306   $   298,399    $   253,348
  Yarn.......................................................         73,658        92,972         75,018
  Other......................................................         27,653        23,022         17,728
  Unallocated................................................         29,091        38,601         50,721
                                                                 -----------   -----------    -----------
     Total...................................................    $   438,708   $   452,994    $   396,815
                                                                 ===========   ===========    ===========

Depreciation and Amortization:
  Apparel fabrics............................................    $    26,653   $    31,396    $    28,188
  Yarn.......................................................         10,162         8,968         11,019
  Other......................................................          3,924         3,937          3,597
  Unallocated................................................          2,099         2,098          2,734
                                                                 -----------   -----------    -----------
     Total...................................................    $    42,838   $    46,399    $    45,538
                                                                 ===========   ===========    ===========
Capital Expenditures:
  Apparel fabrics............................................    $    18,698   $    46,302    $     6,391
  Yarn.......................................................          8,377        41,855          4,820
  Other......................................................          2,564         1,994            344
  Unallocated................................................            838           988          1,531
                                                                 -----------   -----------    -----------
     Total...................................................    $    30,477   $    91,139    $    13,086
                                                                 ===========   ===========    ===========
Geographic Sales Information:
  United States..............................................    $   773,426   $   723,758    $   612,706
  All Other..................................................         63,118        49,010         47,029
                                                                 -----------   -----------    -----------
     Total...................................................    $   836,544   $   772,768    $   659,735
                                                                 ===========   ===========    ===========

4.       COMPREHENSIVE INCOME

         Comprehensive income includes unrealized gains and losses in the fair value of certain derivative instruments which qualify for hedge accounting. A reconciliation of net income to comprehensive income is as follows (in thousands):

                                                                                     2001        2002
                                                                                   ---------   --------
Net income (loss)...............................................................   $   1,257   $   (130)
Cumulative effect of adoption of Statement of Financial Accounting Standards
  No. 133, net of income taxes..................................................         427         --
Change in fair value of interest rate swaps, net of income taxes................        (988)      (328)
                                                                                   ---------   --------
Comprehensive income (loss).....................................................   $     696   $   (458)
                                                                                   =========   ========

5.       DERIVATIVES

         The Company has adopted Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which requires that derivative instruments be recorded in the balance sheet as either assets or liabilities measured at fair value, and that changes in the fair value of the derivative instruments be recorded as unrealized gains or losses in either net income or other comprehensive income depending on whether specific hedge accounting criteria are met.

         Upon adoption of Statement No. 133, the Company recorded the fair value of the interest rate swap agreements, approximately $427,000 net of income taxes, in other assets and accumulated other comprehensive income at the beginning of fiscal 2001. For the fiscal years ended August 31, 2001 and August 30, 2002, declines in fair value of approximately $988,000 and $327,000, respectively, net of income taxes, were recorded as unrealized losses in other comprehensive income.

6.       RECEIVABLES SECURITIZATION FACILITIES

         On August 30, 2002, the Company and its wholly owned, special purpose subsidiary, Avondale Funding, LLC ("Funding"), entered into an arrangement ("Receivables Securitization Facility") with General Electric Capital Corporation ("GECC"), and Redwood Receivables Corporation ("Redwood"), an issuer of commercial paper to provide financing of up to $90 million through the sale of undivided interests in certain trade receivables originated by the Company. The Receivables Securitization Facility extends until the earlier of 180 days before the specified final receivables purchase date, August 29, 2007, or certain specified termination events. The Receivables Securitization Facility replaced a previous securitization facility with Bank One, N.A. The Company has been engaged by Funding and Redwood to service the receivables.

         Funding is a separate legal entity with its own creditors who, in the event of Funding's liquidation, will be entitled to a claim on Funding's assets prior to any distribution to us.

         Pursuant to the Receivables Securitization Facility, the Company sells, or transfers as a contribution of capital, trade receivables, at a discount and without recourse, to Funding, whose sole business purpose is the acquisition and financing of the trade receivables. Funding sells an undivided interest in a specified portion of the trade receivables to Redwood to provide the funds required to purchase the trade receivables from the Company. Proceeds from the collection of the trade receivables are used by Funding to purchase additional trade receivables from the Company, repay Redwood in the event that sufficient additional trade receivables are not available to maintain Redwood's investment, or pay fees and expenses. In the event Redwood is unable to maintain its capital investment in the trade receivables, GECC has agreed to purchase Redwood's investment and continue the funding of the Receivables Securitization Facility until August 29, 2003, as such date may be extended for additional periods not to exceed 364 days from time to time upon written agreement of GECC and Redwood. If GECC is required to consolidate Redwood within its financial statements, GECC will assume the obligations of Redwood under and for the remaining term of the Receivables Securitization Facility.

         The discount rate on the Receivables purchased from the Company by Funding is based on the fair market value of the trade receivables. The discount rate on the undivided interest in the trade receivables purchased by Redwood from Funding is tied to Redwood's commercial paper rate plus a specified number of basis points. Funding is required to pay certain unused availability fees under the Receivables Securitization Facility.

         The Receivables Securitization Facility contains customary covenants, including requirements to maintain certain financial ratios, and includes provisions relating to cross defaults to other debt obligations of the Company.

         In accordance with the provisions of Financial Accounting Standards Board Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets," the Company includes in accounts receivable in its consolidated balance sheets the portion of trade receivables sold to Funding which have not been resold by Funding to the commercial paper issuer.

         At August 31, 2001 and August 30, 2002, the outstanding amount of investments by third parties under the agreements was $66 million and $74 million, respectively. Accounts receivable in the consolidated balance sheets have been reduced by approximately $67.2 million and $74.6 million at August 31, 2001 and August 30, 2002, respectively, representing the face amount of the outstanding receivables sold at those dates. During fiscal 2001 and 2002, the Company received approximately $748 million and $595 million, respectively, from sales of receivables under the facilities. The cost to service the receivables is remitted weekly and therefore no servicing asset or liability has been recorded.

         Under the securitization agreements, discounts of $5.6 million, $4.9 million and $1.1 million for fiscal years 2000, 2001, and 2002, respectively, have been included in discounts and expenses on sales of receivables in the consolidated statements of income.

         Under the securitization agreement in effect prior to August 30, 2002, the Company sold an undivided interest in a defined pool of receivables held by Avondale Receivables Company. The receivables were transferred to a trust at a discount, and the trust then sold variable funding certificates to lending institutions or other investors representing undivided ownership interests in a defined portion of the receivables. Such certificates did not represent obligations of, or interests in, and were not guaranteed or insured by, the Company. Proceeds from the issuance of the certificates were remitted to the Company.

         The Company retained a residual interest in the receivables under the previous securitization agreement in an amount equal to the excess of the receivables over the certificates sold. Such residual interest was included in accounts receivable in the consolidated balance sheets. The carrying value of the residual interest approximated fair value due to the short period of time required to collect the underlying receivables. All losses, credits or other adjustments relating to the receivables were applied as deductions to the Company's residual interest in the receivables. At August 31, 2001, an allowance of $4.6 million related to the receivables is included in other accrued expenses in the consolidated balance sheets.

         The previous securitization agreement required the Company to maintain sufficient levels of receivables to collateralize the outstanding certificates. The agreement also contained various covenants, representations and warranties customary to the operation of such securitization programs. The agreement did not include financial covenants but contained cross defaults to other debt obligations of the Company. The Company, as agent for the trust, was responsible for the collection and administrative processing of the receivables. No servicing asset or liability was recorded since the cost to service the receivables approximated the servicing income.

7.       INVENTORIES

         Components of inventories are as follows (in thousands):

                                                                                                  AUGUST 31,  AUGUST 30,
                                                                                                     2001       2002
                                                                                                  ----------  ----------
Finished goods................................................................................    $   33,955  $   27,013
Work in process...............................................................................        39,470      33,586
Raw materials.................................................................................        11,713       9,042
Dyes and chemicals............................................................................         5,058       6,163
                                                                                                  ----------  ----------
                                                                                                      90,196      75,804
Adjustment of carrying value to LIFO basis, net of market adjustment..........................         2,750       4,900
                                                                                                  ----------  ----------
                                                                                                      92,946      80,704
Supplies at average cost......................................................................         6,725       6,242
                                                                                                  ----------  ----------
                                                                                                  $   99,671  $   86,946
                                                                                                  ==========  ==========

8.       INCOME TAXES

         Provision for income taxes is composed of the following (in thousands):

                                                                                             2000        2001         2002
                                                                                          ----------  ----------   ----------
Current:
  Federal.............................................................................    $   16,116  $   (4,280)  $   (3,602)
  State...............................................................................           283      (1,723)        (159)
                                                                                          ----------  ----------   ----------
                                                                                              16,399      (6,003)      (3,761)
Deferred:
  Federal.............................................................................         1,888       5,662        3,079
  State...............................................................................           293         881          455
                                                                                          ----------  ----------   ----------
                                                                                               2,181       6,543        3,534
                                                                                          ----------  ----------   ----------
                                                                                          $   18,580  $      540   $     (227)
                                                                                          ==========  ==========   ==========

         The following table shows the reconciliation of federal income taxes at the statutory rate on income (loss) before income taxes to reported income tax expense (benefit) (in thousands):

                                                                                                2000        2001      2002
                                                                                             ----------  ---------  --------
Federal income taxes at statutory rate..................................................     $   18,055  $    629   $   (125)
State income taxes, net of federal tax effect...........................................            374      (548)       192
Other...................................................................................            151       459       (294)
                                                                                             ----------  --------   --------
                                                                                             $   18,580  $    540   $   (227)
                                                                                             ==========  ========   ========

         At August 30, 2002, income taxes refundable represent the estimated tax benefit on tax basis operating losses for fiscal 2001 and 2002. The Company expects to receive approximately $1.5 million of the refund in early fiscal 2003 and use the remaining amount to offset taxes due on fiscal 2003 earnings.

         The Company made income tax payments of $17.3 million and $6.1 million during fiscal 2000 and 2001. During fiscal 2002, the Company made no income tax payments, but received a refund of estimated fiscal 2001 income taxes paid of approximately $5.0 million.

         Deferred income taxes are provided for temporary differences in financial and income tax reporting. Significant components of the Company's year-end deferred tax liabilities and assets are as follows (in thousands):

                                                                      AUGUST 31,   AUGUST 30,
                                                                         2001         2002
                                                                      ----------   ----------
Deferred tax liabilities:
  Depreciation....................................................    $   28,523   $   28,404
  Inventory valuation.............................................         5,852        6,631
  Other...........................................................         2,529        2,098
                                                                      ----------   ----------
                                                                          36,904       37,133
Deferred tax assets:
  Employee benefit programs.......................................         9,036        6,308
  Receivable reserves.............................................         2,910        2,750
  Other...........................................................           891          474
                                                                      ----------   ----------
                                                                          12,837        9,532
                                                                      ----------   ----------
Net deferred tax liabilities......................................    $   24,067   $   27,601
                                                                      ==========   ==========

         A net benefit of $4.5 million, related to receipt of an income tax refund resulting from a settlement with the Internal Revenue Service Appeals Division in the fourth quarter of fiscal 2002, is included as an addition to retained earnings for fiscal 2002 on the consolidated statement of shareholders' equity. The claim for the refund was filed in fiscal 1997 utilizing tax basis deductions against fiscal 1994 taxable income, related to consideration paid in the repurchase of treasury stock. Given the technical nature of the claim and resulting uncertainty of recovery, recognition of the refund claim was deferred until successful resolution in fiscal 2002. Interest received in conjunction with the refund of approximately $1.7 million is included as a reduction in interest expense, net for fiscal 2002 on the consolidated statements of income.

         Following the successful settlement of the refund claim noted above, the Company reassessed the balance of certain deferred income taxes. Based on this evaluation, the Company determined that the estimates used to establish deferred taxes prior to fiscal 1998 were too conservative and resulted in an overstatement of deferred income tax liabilities. Accordingly, an adjustment of $4.0 million has been recorded as an addition to the balance of retained earnings at August 27, 1999 on the consolidated statements of shareholders equity.

9.       LONG-TERM DEBT

         Long-term debt consists of the following (in thousands):

                                                                                             AUGUST 31,     AUGUST 30,
                                                                                                2001           2002
                                                                                            -----------    -----------
Revolving credit facility, interest tied to banks' base rate or alternative rates,
  4.72% -- 7.75% in 2002, due January 2004..............................................    $   102,650    $    25,000
Equipment note, 5.35% in 2002, due in monthly installments of approximately $360
  beginning March 2003, with final payment of approximately $876 due August 2007........             --         20,000
Industrial revenue bonds, floating rate, 4.38% -- 5.7% in 2002..........................          2,500             --
Senior Subordinated Notes, 10.25%, due May 1, 2006......................................        125,000        125,000
                                                                                            -----------    -----------
                                                                                                230,150        170,000
Less current portion....................................................................           (500)        (2,523)
                                                                                            -----------    -----------
                                                                                            $   229,650    $   167,477
                                                                                            ===========    ===========

         The Company maintains a secured revolving credit facility with a group of banks, amended August 30, 2002 to revise certain financial covenants and adjust interest rate pricing, which provides aggregate borrowing availability of a maximum of $100 million through January 2004. Under the terms of this agreement, the Company can designate an interest rate tied to the Eurodollar rate (adjusted for any reserves) or the banks' base rate, or at alternative rates negotiated with the lead bank, for specified time periods. A commitment fee is payable quarterly on the average daily unused portion of the revolving credit commitment. The revolving credit facility is secured by substantially all of the Company's assets. Covenants of the credit agreement require the Company to maintain certain cash flow ratios and debt to equity ratios, and contain restrictions on payment of dividends. Under the most restrictive of these covenants, $11.6 million of retained earnings was available for payment of dividends at August 30, 2002.

         The Company uses interest rate swap agreements to effectively convert a portion of the borrowings outstanding under the revolving credit facility to a fixed rate, thus reducing the impact of interest rate changes on future income. These agreements involve the receipt of floating rate amounts in exchange for fixed rate interest payments over the lives of the agreements without an exchange of the underlying principal amounts. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The related amount payable to or receivable from counterparties is included in other liabilities or assets. At August 30, 2002, the Company had interest rate swap agreements with notional amounts aggregating $35 million providing an effective weighted average interest rate of 5.3%. See Note 5 for disclosures related to the fair market value of the interest rate swap agreements at August 30, 2002.

         The equipment note, a secured five-year installment loan, was executed on July 30, 2002 in the amount of $20.0 million. The equipment note is to be repaid in 53 monthly payments of approximately $360,000 commencing March 1, 2003 and a final payment of approximately $896,000 on August 1, 2007. Interest accrues on the unpaid principal balance of the equipment note at a rate established annually on August 1 based on the Eurodollar rate plus a specified number of basis points, and is paid monthly commencing September 1, 2002 through the final payment date. The Company may, at its one time option, elect a fixed interest rate for the remaining term of the equipment note based on the Federal Reserve "Interest Rate Swap" rate of interest, as quoted for the term closest to the remaining term of the equipment note, plus a specified number of basis points. The equipment note is secured by a senior lien on substantially all of the equipment of two plant locations, which had a carrying value of approximately $37.5 million at August 30, 2002. The equipment note contains customary covenants, including requirements to maintain certain financial covenants, and includes provisions relating to cross defaults to other debt obligations of the Company.

         During fiscal 2002, the Company repaid $2.5 million of industrial revenue bonds without penalty.

         The Company has $125 million of 10.25% Senior Subordinated Notes due 2006 outstanding which mature on May 1, 2006. The notes are unsecured and subordinated to all existing and future senior indebtedness of the Company. Interest on the notes is due on May 1 and November 1 of each year. At both August 31, 2001 and August 30, 2002, the market value of the notes was approximately $116 million. The Company does not anticipate settlement of the notes at fair value and currently expects the notes to remain outstanding through maturity.

         The Senior Subordinated Notes are redeemable at the Company's option, in whole or in part, at a scheduled redemption price of 103.417%, which declines in intervals to 100% in 2004 and thereafter.

         The indenture under which the Senior Subordinated Notes were issued contains, among other things, certain restrictive covenants which apply to Avondale Mills on issuance of additional debt, payment of dividends, retirement of capital stock or indebtedness, purchase of investments, sales or transfers of assets, certain consolidations or mergers and certain transactions with affiliates.

         At August 30, 2002, the Company was in compliance with the covenants of the revolving credit facility, receivables securitization facility, equipment note and subordinated note indenture.

         The carrying value of the Company's revolving credit facility, industrial revenue bonds and equipment note approximates fair value.

         Aggregate maturities of long-term debt are as follows (in thousands):

2003......................................................................     $     2,523
2004......................................................................          29,325
2005......................................................................           4,325
2006......................................................................         129,325
2007......................................................................           4,502
                                                                               -----------
                                                                               $   170,000
                                                                               ===========

         In connection with the Company's borrowings, no interest has been capitalized. The Company paid interest on revolving credit, long-term debt and interest rate swap agreements of approximately $19.3 million, $19.6 million and $18.8 million in fiscal 2000, 2001 and 2002, respectively.

10.      POSTRETIREMENT BENEFITS

         The estimated cost of postretirement benefits is recorded ratably over the service lives of the associates expected to receive such benefits. The Company provides certain life and medical insurance benefits granted in 1964 to a closed group of associates, the majority of whom have retired, who were in designated positions of management and met certain age requirements at the time of grant. Certain medical benefits are also provided to three closed groups of early retirees as a result of the acquisition of the textile business of Graniteville Company in fiscal 1996. In addition, current associates (and their covered dependents) that retire on or after age 55 with at least 15 years of service are eligible for continued medical coverage through age 65. Benefits are paid from the general assets of the company.

         Changes in the accumulated postretirement benefit obligation were as follows (in thousands):

                                                                   2001        2002
                                                                ---------   ----------
Beginning balance........................................       $   7,901   $    8,214
  Service cost...........................................              95          102
  Interest cost..........................................             576          590
  Amortization of prior service cost.....................             332          332
  Benefits paid..........................................            (486)      (1,185)
  Actuarial gain.........................................            (204)        (202)
                                                                ---------   ----------
Ending balance...........................................       $   8,214   $    7,851
                                                                =========   ==========

         Components of the accrued postretirement benefit obligation included in other long-term liabilities in the accompanying consolidated balance sheets were as follows (in thousands):

                                                               AUGUST 31,    AUGUST 30
                                                                  2001         2002
                                                               ----------   ----------
Accumulated post retirement benefit obligation..............   $   (7,623)  $   (7,667)
Unrecognized prior service cost.............................        1,992        1,660
Unrecognized net gain.......................................       (2,583)      (1,844)
                                                               ----------   ----------
Accrued postretirement benefit liability....................   $   (8,214)  $   (7,851)
                                                               ==========   ==========

         The Company recorded postretirement benefit costs based on actuarial calculations using a weighted average discount rate of 8% for fiscal 2000 and 2001 and 7% for fiscal 2002. Net postretirement benefit costs include the following components (in thousands):

                                                              2000        2001      2002
                                                           ----------  ---------  -------
Service cost...........................................    $      95   $     95   $    102
Interest cost..........................................          677        576        590
Net amortization.......................................          332        332        332
Recognized actuarial gain..............................          (43)      (204)      (202)
                                                           ---------   --------   --------
Net postretirement benefit cost........................    $   1,061   $    799   $    822
                                                           =========   ========   ========

         A weighted average annual rate of increase in the per capita cost of covered health care benefits of 6% was assumed for 2002, decreasing gradually to 5% in 2004 and thereafter. An increase of 1% in the assumed health care cost rate of increase would not have a significant impact on the accumulated post retirement benefit obligation or the aggregate net periodic postretirement benefit cost.

11.      COMMON STOCK

         Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 20 votes with respect to matters submitted to a vote of shareholders. Each share of the Class B Common Stock is convertible at any time, at the option of its holder, into one share of Class A Common Stock. The Class B Common Stock will convert automatically into Class A Common Stock, and thereby lose its special voting rights, if such Class B Common Stock is sold or otherwise transferred to any person or entity other than certain designated transferees.

         During fiscal 2000 and 2001, the Company repurchased approximately 155,000 and 14,000 shares of Class A Common Stock, respectively, for aggregate purchase prices of $2.8 million and $205,000, pursuant to offers to sell made by various shareholders. All shares repurchased have been canceled and reinstated as authorized but unissued shares of Class A Common Stock.

         The Company maintains an employee Stock Option Plan that allows for the grant of non-qualified and incentive stock options. Under this Stock Option Plan, options to purchase up to 1,081,250 shares of Class A Common Stock may be granted to full-time employees, including executive officers of the Company. Activity under the plan is summarized as follows (option shares in thousands):

                                                                 GRANT PRICE PER SHARE
                                                              --------------------------
                                                               $12.50   $18.00    $19.00
                                                              -------   ------    ------
Stock options outstanding at August 27, 1999..............       505      325        --
  Options granted.........................................        --       --       110
  Options redeemed........................................       (30)      --        --
                                                                ----     ----      ----
Stock options outstanding at August 25, 2000..............       475      325       110
  Options exercised.......................................        --       (1)       --
  Options forfeited.......................................        --      (68)       --
                                                                ----     ----      ----
Stock options outstanding at August 31, 2001..............       475      256       110
  Options exercised.......................................        --       --        --
  Options forfeited.......................................        --       (8)      (10)
                                                                ----     ----      ----
Stock options outstanding at August 30, 2002..............       475      248       100
                                                                ====     ====      ====
Average contractual life remaining in years...............       2.3      3.8       7.3
                                                                ====     ====      ====
Stock options exercisable at August 30, 2002..............       475      248        40
                                                                ====     ====      ====

         The exercise prices of the options granted approximated the fair market value of the Company's Common Stock on the dates of grant. Options forfeited by employees leaving the Company are reinstated as available for grant. All options granted vest ratably over five years and may be exercised for a period of ten years. At August 30, 2002, there were 132,000 stock options available for grant.

         The Company maintains a Stock Option Plan for Non-employee Directors, under which 100,000 shares of the Company's Class A Common Stock are reserved for issuance. Under the plan, each director will automatically be granted annually, on the fifth day following the annual shareholders meeting, a fully vested option to purchase 2,000 shares of Class A Common Stock, at an option price equal to the fair market value of such stock on the date the option is granted. Options granted are exercisable for a period of ten years, subject to certain limitations. During fiscal 2000, 12,000 non-qualified options were granted. During fiscal 2001 and 2002, 14,000 non-qualified options were granted in each year. The exercise price of each grant was $19.00, $19.00 and $16.50 per share, respectively. At August 30, 2002, 36,000 non-qualified options remain available for grant.

         Pro forma information regarding the effect on the Company's results of operations, assuming employee and non-employee director stock options had been accounted for under the fair value method of Financial Accounting Standards Board Statement No. 123, was calculated using the "minimum value" method which is permitted for companies with nonpublic equity. The following weighted average assumptions were used in these calculations for options granted in fiscal 2000, 2001 and 2002:

                                                           2000         2001        2002
                                                         -------      -------     -------
Risk free interest rate.............................         4.6%         4.8%        4.3%
Expected dividend yield.............................         1.8%         1.8%        2.4%
Expected lives......................................     8 years      8 years     8 years

         The total values of the options granted during fiscal 2000, 2001 and 2002 were computed as approximately $332,000, $53,000 and $30,000, respectively, which would be amortized over the vesting period of the options. If the Company had accounted for these plans in accordance with Statement No. 123, the reported net income (loss) and net income (loss) per share would be revised to the following pro forma amounts (in thousands, except per share data):

                                                             2000        2001       2002
                                                          ----------  ---------  -------
Net income (loss):
  As reported.........................................    $   33,003  $   1,257  $   (130)
  Pro forma...........................................        32,413      1,204      (169)
Net income (loss) per share:
  Basic
     As reported......................................    $     2.61  $     .10  $   (.01)
     Pro forma........................................          2.56        .10      (.01)
  Diluted
     As reported......................................    $     2.57  $     .10  $   (.01)
     Pro forma........................................          2.53        .10      (.01)

         Because the accounting provisions of Statement No. 123 only apply to options granted after December 1995, the pro forma compensation cost presented may not be representative of that to be expected in future years.

12.      COMMITMENTS AND CONTINGENCIES

         The Company is involved in certain environmental matters and claims. The Company has provided reserves to cover management's estimates of the costs of investigating, monitoring and remediating these and other environmental conditions. If more costly remediation measures are necessary than those believed to be probable based on current facts and circumstances, actual costs may exceed the reserves provided. However, based on the information currently available, management does not believe that the outcome of these matters will have a material adverse effect on its future results of operations or financial position.

         On January 13, 2000, a case was filed in the Circuit Court of Jefferson County, Alabama by Larry and Cynthia Locke and the owners of fourteen other residences in the Raintree subdivision of Lake Martin, against Russell Corporation, Alabama Power and the Company. The complaint alleges that the Company, among others, negligently and/or wantonly caused or permitted the discharge and disposal of sewage sludge and contaminants into the lake adjacent to the plaintiffs' property, which allegedly interfered with the plaintiffs' use of the property. As a result of these alleged actions, the plaintiffs claim that the value of their property has been diminished and that they suffered other damages. The complaint seeks compensatory and punitive damages in an undisclosed amount. After an initial series of actions, the case was stayed by the trial court pending resolution of an appeal in the case of Sullivan versus Russell Corporation, the Company, and others ("Sullivan case"), which also involved the Raintree subdivision. On January 12, 2001, the Alabama Supreme Court issued a final order in the Sullivan case rendering that case in favor of the defendants. Subsequent to the Alabama Supreme Court's actions with regard to the Sullivan case, plaintiff's counsel, which includes attorneys who acted as co-plaintiff's counsel on the Sullivan case, presented arguments in a hearing before the trial judge on May 4, 2001 based on a narrow legal theory that the nuisance claimed in this action is sufficiently different from the Sullivan case, and therefore, that this case should be allowed to proceed in spite of the fact that the Sullivan case was ultimately decided in favor of the defendants. The trial court allowed the case to proceed to the discovery phase. On April 25, 2002, the trial court held a hearing on summary judgment motions and, on May 22, 2002, entered judgment as a matter of law in the Company's favor on all counts except the narrow legal theory involving public nuisance tort. A trial on this single count is scheduled to begin in February 2003. The Company intends to vigorously defend this case and believes that it has a number of defenses available to it. While the outcome of this case cannot be predicted with certainty, based upon currently available information, the Company does not believe that it will have a material adverse effect on the Company's financial condition or results of operations.

         The Company is also a party to other litigation incidental to its business from time to time. The Company is not currently a party to any litigation that management, in consultation with legal counsel, believes, if determined adversely to the Company, would have a material adverse effect on the Company's financial condition or results of operations.

         The Company leases certain of its facilities and equipment, primarily a warehouse, several sales offices and computer equipment. Future minimum rental payments required under such leases that have lease terms in excess of one year are as follows (in thousands):

2003.......................................................     $   1,861
2004.......................................................         1,612
2005.......................................................         1,473
2006.......................................................           965
2007.......................................................           965
Thereafter.................................................           183
                                                                ---------
                                                                $   7,059
                                                                =========

         Rent expense for operating leases totaled $2.3 million, $2.6 million and $2.6 for fiscal 2000, 2001 and 2002, respectively.

         Commitments for future additions to plant and equipment were approximately $2.6 million at August 30, 2002. Commitments for the purchase of raw materials were approximately $63.0 million at August 30, 2002.

13.     CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

         The following consolidating financial information presents balance sheets, statements of income and statements of cash flow of the Company and its subsidiaries. Avondale Incorporated, the parent company, has fully and unconditionally guaranteed the 10.25% Senior Subordinated Notes due 2006 issued by the Company. The statements of the non-guarantor and wholly owned subsidiary of the Company, Avondale Graniteville Fabrics Inc., represent the operations of a manufacturing facility and warehouse operation dedicated to apparel fabrics production of the Company.

                              AVONDALE INCORPORATED

                          CONSOLIDATING BALANCE SHEETS
                                 AUGUST 30, 2002

                                                                        NON-GUARANTOR
                                                         GUARANTOR        AVONDALE
                                           AVONDALE      AVONDALE       GRANITEVILLE
                                         MILLS, INC.    INCORPORATED    FABRICS, INC.   ELIMINATIONS  CONSOLIDATED
                                         -----------    ------------    -------------   ------------  ------------

                                                                       (IN THOUSANDS)
                                                                           ASSETS
Current assets
  Cash...............................     $   2,859      $      --       $        --    $        --   $     2,859
  Accounts receivable, net...........        43,304             --                 1             --        43,305
  Inventories........................        83,311             --             3,635             --        86,946
  Prepaid expenses...................           385             --                --             --           385
  Income taxes refundable............         6,550             --                --             --         6,550
                                          ---------      ---------       -----------    -----------   -----------
    Total current assets.............       136,409             --             3,636             --       140,045
Assets held for sale.................         3,645             --                --             --         3,645
Property, plant and equipment Land...         6,438             --               196             --         6,634
  Buildings..........................        70,073             --            11,750             --        81,823
  Machinery and equipment............       489,675             --            37,222             --       526,897
                                          ---------      ---------       -----------    -----------   -----------
                                            566,186             --            49,168             --       615,354
  Less accumulated depreciation......      (348,200)            --           (21,528)            --      (369,728)
                                          ---------      ---------       -----------    -----------   -----------
    Net property plant and equipment.       217,986             --            27,640             --       245,626
Other assets.........................         5,146             --                --             --         5,146
Investment in subsidiaries...........         7,901        114,520                --       (122,421)           --
Goodwill.............................         2,951             --                --             --         2,951
                                          ---------      ---------       -----------    -----------   -----------
                                          $ 374,038      $ 114,520       $    31,276    $  (122,421)  $   397,413
                                          =========      =========       ===========    ===========   ===========

                                                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable...................     $  29,114      $      --       $     1,477    $        --   $    30,591
  Accrued compensation, benefits.....        10,249             --               120             --        10,369
  Accrued interest...................         4,576             --                --             --         4,576
  Other accrued expenses.............        10,206             --                 1             --        10,207
  Long term debt due in one year.....         2,523             --                --             --         2,523
                                          ---------                      -----------    -----------   -----------
    Total current liabilities........        56,668             --             1,598             --        58,266
Long term debt.......................       167,477             --                --             --       167,477
Deferred income taxes and other
  long term liabilities..............        41,415             --                --             --        41,415
Due to (from) affiliates.............        (6,042)       (15,735)           21,777             --            --
Shareholders' equity.................       114,520        130,255             7,901       (122,421)      130,255
                                          ---------      ---------       -----------    -----------   -----------
                                          $ 374,038      $ 114,520       $    31,276    $  (122,421)  $   397,413
                                          =========      =========       ===========    ===========   ===========

                              AVONDALE INCORPORATED

                       CONSOLIDATING STATEMENTS OF INCOME
                    FOR THE FISCAL YEAR ENDED AUGUST 30, 2002

                                                                                NON-GUARANTOR
                                                                   GUARANTOR      AVONDALE
                                                     AVONDALE      AVONDALE     GRANITEVILLE
                                                    MILLS, INC.  INCORPORATED   FABRICS, INC.   ELIMINATIONS   CONSOLIDATED
                                                    -----------  ------------   -------------   ------------   ------------
                                                                               (IN THOUSANDS)
Net sales, including intercompany transfers
  and charges.................................     $   659,735   $        101   $      97,121   $    (97,222)  $    659,735
Operating costs and expenses
  Cost of goods sold..........................         565,211             --          92,704        (97,121)       560,794
  Depreciation................................          40,839             --           4,117             --         44,956
  Selling and administrative expenses.........          28,390             --              --           (101)        28,289
  Facility restructuring expenses.............           7,000             --              --             --          7,000
                                                   -----------   ------------   -------------   ------------   ------------
   Operating income...........................          18,295            101             300             --         18,696
Interest expense, net.........................          18,449             --              --             --         18,449
Discount and expenses on sales of receivables.           1,117             --              --             --          1,117
Other, net....................................            (513)            --              --             --           (513)
                                                   -----------   ------------   -------------   ------------   ------------
   Income (loss) before income taxes..........            (758)           101             300             --           (357)
Provision for (benefit of) income taxes.......            (362)            35             100             --           (227)
Equity in income (loss) of subsidiaries.......             200           (196)             --             (4)            --
                                                   -----------   ------------   -------------   ------------   ------------
      Net income (loss).......................     $      (196)  $       (130)  $         200   $         (4)  $       (130)
                                                   ===========   ============   =============   ============   ============

                              AVONDALE INCORPORATED

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                    FOR THE FISCAL YEAR ENDED AUGUST 30, 2002

                                                                                    NON-GUARANTOR
                                                                       GUARANTOR      AVONDALE
                                                         AVONDALE      AVONDALE     GRANITEVILLE
                                                        MILLS, INC.  INCORPORATED    FABRICS INC.   ELIMINATIONS   CONSOLIDATED
                                                        -----------  ------------    ------------   ------------   ------------
                                                                                   (IN THOUSANDS)
Operating activities
Net income (loss)..................................    $      (196)  $      (130)   $         200   $         (4)  $       (130)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization....................         41,421            --            4,117             --         45,538
  Provision for deferred income taxes..............          3,534            --               --             --          3,534
  Loss on sale of equipment and facility
   restructuring charges...........................          5,379            --               --             --          5,379
  Sale of accounts receivable, net.................         12,390            --               --             --         12,390
  Changes in operating assets and liabilities:
   Accounts receivable.............................         (9,123)           --                1             --         (9,122)
   Inventories.....................................         11,192            --            1,533             --         12,725
   Other assets and liabilities, net...............          4,321           (66)          (5,453)            --         (1,198)
   Accounts payable and accrued expenses...........          2,863            --             (304)            --          2,559
  Dividends from subsidiary........................             --         3,759               --         (3,759)            --
  Equity in income (loss) of subsidiaries..........           (200)          196               --              4             --
                                                       -----------   -----------    -------------   ------------   ------------
    Net cash provided by operating activities......         71,581         3,759               94         (3,759)        71,675
Investing activities
  Purchase of property, plant and equipment........        (12,992)           --              (94)            --        (13,086)
  Proceeds from sale of property, plant and
   equipment.......................................            739            --               --             --            739
                                                       -----------   -----------    -------------   ------------   ------------
  Net cash used in investing activities............        (12,253)           --              (94)            --        (12,347)
Financing activities
  Payments on long term debt.......................         (2,500)           --               --             --         (2,500)
  Payments on revolving line of credit, net........        (77,650)           --               --             --        (77,650)
  Issuance of long term debt.......................         20,000            --               --             --         20,000
  Refund of prior year income taxes................          4,471            --               --             --          4,471
  Dividends paid...................................         (3,759)       (3,759)              --          3,759         (3,759)
                                                       -----------   -----------    -------------   ------------   ------------
    Net cash used in financing activities..........        (59,438)       (3,759)              --          3,759        (59,438)
                                                       -----------   -----------    -------------   ------------   ------------
Decrease in cash...................................           (110)           --               --             --           (110)
Cash at beginning of year..........................          2,969            --               --             --          2,969
                                                       -----------   -----------    -------------   ------------   ------------
Cash at end of year................................    $     2,859   $        --    $          --   $         --   $      2,859
                                                       ===========   ===========    =============   ============   ============

                              AVONDALE INCORPORATED

                    CONSOLIDATING BALANCE SHEETS (UNAUDITED)
                                 AUGUST 31, 2001

                                                                                NON-GUARANTOR
                                                                  GUARANTOR       AVONDALE
                                                    AVONDALE      AVONDALE      GRANITEVILLE
                                                   MILLS, INC.   INCORPORATED   FABRICS, INC.   ELIMINATIONS   CONSOLIDATED
                                                   -----------   ------------   -------------   ------------   ------------
                                                                               (IN THOUSANDS)
                                                                                   ASSETS
Current assets
  Cash...................................          $     2,969   $         --   $         --    $         --   $      2,969
  Accounts receivable, net...............               46,572             --              1              --         46,573
  Inventories............................               93,422             --          6,249              --         99,671
  Prepaid expenses.......................                1,409             --             --              --          1,409
  Income taxes refundable................                6,721             --             --              --          6,721
                                                   -----------   ------------   ------------    ------------   ------------
   Total current assets..................              151,093             --          6,250              --        157,343
Property, plant and equipment
  Land...................................                8,204             --            196              --          8,400
  Buildings..............................               79,633             --         11,750              --         91,383
  Machinery and equipment................              529,539             --         36,740              --        566,279
                                                   -----------   ------------   ------------    ------------   ------------
                                                       617,376             --         48,686              --        666,062
  Less accumulated depreciation..........             (361,795)            --        (17,433)             --       (379,228)
                                                   -----------   ------------   ------------    ------------   ------------
  Net property plant and equipment.......              255,581             --         31,253              --        286,834
Other assets.............................                5,516             --             --              --          5,516
Investment in subsidiaries...............                7,701        118,892             --        (126,593)            --
Goodwill.................................                3,301             --             --              --          3,301
                                                   -----------   ------------   ------------    ------------   ------------
                                                   $   423,192   $    118,892   $     37,503    $   (126,593)  $    452,994
                                                   ===========   ============   ============    ============   ============

                                                                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable.......................          $    22,958   $         --   $      1,189    $         --   $     24,147
  Accrued compensation, benefits.........               10,074             --            120              --         10,194
  Accrued interest.......................                4,595             --             --              --          4,595
  Other accrued expenses.................               14,238             --             10              --         14,248
  Long term debt due in one year.........                  500             --             --              --            500
                                                   -----------   ------------   ------------    ------------   ------------
   Total current liabilities.............               52,365             --          1,319              --         53,684
Long term debt...........................              229,650             --             --              --        229,650
Deferred income taxes and other long
  term liabilities.......................               39,659             --             --              --         39,659
Due to(from) affiliates..................              (17,374)       (11,109)        28,483              --             --
Shareholders' equity.....................              118,892        130,001          7,701        (126,593)       130,001
                                                   -----------   ------------   ------------    ------------   ------------
                                                   $   423,192   $    118,892   $     37,503    $   (126,593)  $    452,994
                                                   ===========   ============   ============    ============   ============

                              AVONDALE INCORPORATED

                 CONSOLIDATING STATEMENTS OF INCOME (UNAUDITED)
                    FOR THE FISCAL YEAR ENDED AUGUST 31, 2001

                                                                                NON-GUARANTOR
                                                                                  AVONDALE
                                                                  GUARANTOR     GRANITEVILLE
                                                    AVONDALE      AVONDALE        FABRICS,
                                                   MILLS, INC.   INCORPORATED        INC.       ELIMINATIONS   CONSOLIDATED
                                                   -----------   ------------   -------------   ------------   ------------
                                                                               (IN THOUSANDS)
Net sales, including intercompany
  transfers and charges.......................     $   772,768   $       107    $     109,500   $   (109,607)  $    772,768
Operating costs and expenses
  Cost of goods sold..........................         670,091            --          105,614       (109,500)       666,205
  Depreciation................................          41,475            --            4,206             --         45,681
  Selling and administrative
     expenses.................................          33,096            --               --           (107)        32,989
                                                   -----------   -----------    -------------   ------------   ------------
     Operating income (loss)..................          28,106           107             (320)            --         27,893
Interest expense, net.........................          20,396            --               --             --         20,396
Discount and expenses on sales of
  receivables.................................           4,935            --               --             --          4,935
Other, net....................................             765            --               --             --            765
                                                   -----------   -----------    -------------   ------------   ------------
  Income (loss) before income
     taxes....................................           2,010           107             (320)            --          1,797
Provision for (benefit of) income
  taxes.......................................             620            40             (120)            --            540
Equity in income (loss) of
  subsidiaries................................            (200)        1,190               --           (990)            --
                                                   -----------   -----------    -------------   ------------   ------------
     Net income (loss)........................     $     1,190   $     1,257    $        (200)  $       (990)  $      1,257
                                                   ===========   ===========    =============   ============   ============

                              AVONDALE INCORPORATED

               CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)
                    FOR THE FISCAL YEAR ENDED AUGUST 31, 2001

                                                                                     NON-GUARANTOR
                                                                       GUARANTOR       AVONDALE
                                                         AVONDALE      AVONDALE      GRANITEVILLE
                                                       MILLS, INC.   INCORPORATED    FABRICS, INC.   ELIMINATIONS   CONSOLIDATED
                                                       -----------   ------------    -------------   ------------   ------------
                                                                                   (IN THOUSANDS)
Operating activities
Net income (loss)..................................    $     1,190   $      1,257    $        (200)  $       (990)  $      1,257
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization....................         42,193             --            4,206             --         46,399
  Provision for deferred income taxes..............          6,543             --               --             --          6,543
  Loss on disposal of equipment....................            640             --               --             --            640
  Sale of accounts receivable, net.................        (20,000)            --               --             --        (20,000)
  Changes in operating assets and liabilities:
   Accounts receivable.............................         27,959             --               (1)            --         27,958
   Inventories.....................................         10,018             --           (3,724)            --          6,294
   Other assets and liabilities, net...............         11,097            118              (50)            --         11,165
   Accounts payable and accrued expenses...........        (23,385)            --              316             --        (23,069)
   Income taxes payable............................         (9,096)            --               --             --         (9,096)
  Dividends from subsidiary........................             --          5,015               --         (5,015)            --
  Equity in income (loss) of subsidiaries..........            200         (1,190)              --            990             --
                                                       -----------   ------------    -------------   ------------   ------------
    Net cash provided by operating activities......         47,359          5,200              547         (5,015)        48,091
Investing activities
  Purchase of property, plant and equipment........        (90,592)            --             (547)            --        (91,139)
  Proceeds from sale of property, plant and
   equipment.......................................            875             --               --             --            875
                                                       -----------   ------------    -------------   ------------   ------------
    Net cash used in investing activities..........        (89,717)            --             (547)            --        (90,264)
Financing activities
  Payments on long term debt.......................        (10,000)            --               --             --        (10,000)
  Advances on revolving line of credit, net........         52,475             --               --             --         52,475
  Issuance of common stock.........................             --             20               --             --             20
  Purchase and retirement of treasury stock........             --           (205)              --             --           (205)
  Dividends paid...................................         (5,015)        (5,015)              --          5,015         (5,015)
                                                       -----------   ------------    -------------   ------------   ------------
    Net cash provided by (used in) financing
     activities....................................         37,460         (5,200)              --          5,015         37,275
                                                       -----------   ------------    -------------   ------------   ------------
Decrease in cash...................................         (4,898)            --               --             --         (4,898)
Cash at beginning of year..........................          7,867             --               --             --          7,867
                                                       -----------   ------------    -------------   ------------   ------------
Cash at end of year................................    $     2,969   $         --    $          --   $         --   $      2,969
                                                       ===========   ============    =============   ============   ============

                              AVONDALE INCORPORATED

                 CONSOLIDATING STATEMENTS OF INCOME (UNAUDITED)
                    FOR THE FISCAL YEAR ENDED AUGUST 25, 2000

                                                                               NON-GUARANTOR
                                                                 GUARANTOR       AVONDALE
                                                   AVONDALE       AVONDALE     GRANITEVILLE
                                                  MILLS, INC.   INCORPORATED   FABRICS, INC.   ELIMINATIONS   CONSOLIDATED
                                                  -----------   ------------   -------------   ------------   ------------
                                                                               (IN THOUSANDS)
Net sales, including intercompany transfers
  and charges.................................    $   836,544   $         63   $     104,248   $   (104,311)  $    836,544
Operating costs and expenses
  Cost of goods sold..........................        682,357             --          99,805       (104,210)       677,952
  Depreciation................................         38,133             --           4,117             --         42,250
  Selling and administrative expenses.........         38,575             --              --           (101)        38,474
  Facility restructuring expenses.............             --             --              --             --             --
                                                  -----------   ------------   -------------   ------------   ------------
   Operating income...........................         77,479             63             326             --         77,868
Interest expense, net.........................         20,249             --              --             --         20,249
Discount and expenses on sales of receivables.          5,578             --              --             --          5,578
Other, net....................................            458             --              --             --            458
                                                  -----------   ------------   -------------   ------------   ------------
   Income before income taxes.................         51,194             63             326             --         51,583
Provision for income taxes....................         18,434             24             122             --         18,580
Equity in income of subsidiaries..............            204         32,964              --        (33,168)            --
                                                  -----------   ------------   -------------   ------------   ------------
   Net income.................................    $    32,964   $     33,003   $         204   $    (33,168)  $     33,003
                                                  ===========   ============   =============   ============   ============

                              AVONDALE INCORPORATED

               CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)
                    FOR THE FISCAL YEAR ENDED AUGUST 25, 2000

                                                                                        NON-GUARANTOR
                                                                                           AVONDALE
                                                                           GUARANTOR     GRANITEVILLE
                                                             AVONDALE       AVONDALE       FABRICS,
                                                            MILLS, INC.   INCORPORATED       INC.        ELIMINATIONS  CONSOLIDATED
                                                            -----------   ------------  --------------   ------------  ------------
                                                                                        (IN THOUSANDS)
Operating activities
Net income..............................................    $    32,964    $   33,003     $      204     $   (33,168)   $   33,003
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.........................         38,721            --          4,117              --        42,838
  Provision for deferred income taxes...................          2,181            --             --              --         2,181
  Gain on sale of equipment.............................            (99)           --             --              --           (99)
  Sale of accounts receivable, net......................         (7,000)           --             --              --        (7,000)
  Changes in operating assets and liabilities:
   Accounts receivable..................................          2,417            --             --              --         2,417
   Inventories..........................................            602            --             (8)             --           594
   Other assets and liabilities, net....................        (41,392)        2,393         29,091              --        (9,908)
   Accounts payable and accrued expenses................         37,940            --        (33,204)             --         4,736
   Income taxes payable.................................         (1,035)           --             --              --        (1,035)
  Dividends from subsidiary.............................             --         5,062             --          (5,062)           --
  Equity in income of subsidiaries......................           (204)      (32,964)            --          33,168            --
                                                            -----------    ----------     ----------     -----------    ----------
    Net cash provided by operating activities...........         65,095         7,494            200          (5,062)       67,727
Investing activities
  Purchase of property, plant and equipment.............        (30,277)           --           (200)             --       (30,477)
  Proceeds from sale of property, plant and equipment...          1,416            --             --              --         1,416
                                                            -----------    ----------     ----------     -----------    ----------
    Net cash used in investing activities...............        (28,861)           --           (200)             --       (29,061)
Financing activities
  Payments on long term debt............................         (3,250)           --             --              --        (3,250)
  Payments on revolving line of credit, net.............        (36,100)           --             --              --       (36,100)
  Issuance of long term debt............................          7,500            --             --              --         7,500
  Issuance of common stock..............................             --           349             --              --           349
  Purchase and retirement of treasury stock.............             --        (2,781)            --              --        (2,781)
  Dividends paid........................................         (5,062)       (5,062)            --           5,062        (5,062)
                                                            -----------    ----------     ----------     -----------    ----------
    Net cash used in financing activities...............        (36,912)       (7,494)            --           5,062       (39,344)
                                                            -----------    ----------     ----------     -----------    ----------
Decrease in cash........................................           (678)           --             --              --          (678)
Cash at beginning of year...............................          8,545            --             --              --         8,545
                                                            -----------    ----------     ----------     -----------    ----------
Cash at end of year.....................................    $     7,867    $       --     $       --     $        --    $    7,867
                                                            ===========    ==========     ==========     ===========    ==========

                                                                     SCHEDULE II

                              AVONDALE INCORPORATED

                    CONSOLIDATED FINANCIAL STATEMENT SCHEDULE
                VALUATION AND QUALIFYING ACCOUNTS (in thousands)

                                                                                                                        (B)
                                                                     BALANCE          CHARGED                         BALANCE
                                                                       AT            TO COSTS                         AT END
                                                                    BEGINNING           AND            (A)(C)           OF
                                           DESCRIPTION               PERIOD          EARNINGS        DEDUCTIONS       PERIOD
                                     -------------------------    --------------    -----------      ----------       -------
Year Ended August 25, 2000           Allowance for doubtful            7,650            900              (747)          7,803
                                     accounts
Year Ended August 31, 2001           Allowance for doubtful            7,803            699            (1,306)          7,196
                                     accounts
Year Ended August 31, 2001           Allowance for doubtful            7,196          1,442            (6,439)          2,199
                                     accounts

------------------

(A) Deductions represent customer account balances written off during the period.

(B) At August 25, 2000 and August 31, 2001, the balance at end of period includes $4,814 and $4,580, respectively, related to accounts receivable sold. These amounts are included in other accrued expenses in the Consolidated Balance Sheets.

(C) For the fiscal year ended August 30, 2002, deductions include $5,000 related to the write down of accounts receivable to net realizable value in conjunction with the sale of those receivables to Avondale Funding, LLC.

                              AVONDALE INCORPORATED

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                              AUGUST 30,          MAY 30,
                                                                                 2002              2003
                                                                             -----------        -----------
                                                                                                (UNAUDITED)
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                       ASSETS
Current Assets
  Cash.............................................................          $     2,859        $       138
  Accounts receivable, less allowance for doubtful
    accounts of $2,199 at Aug. 30, 2002 and $2,359 at May 30, 2003.               43,305             37,150
  Inventories......................................................               86,946             99,017
  Prepaid expenses.................................................                  385              1,312
  Income taxes refundable..........................................                6,550              4,949
                                                                             -----------        -----------
  Total current assets.............................................              140,045            142,566
Assets held for sale...............................................                3,645              2,577
Property, plant and equipment:
  Land.............................................................                6,634              6,484
  Buildings........................................................               81,823             80,639
  Machinery and equipment..........................................              526,897            517,372
                                                                             -----------        -----------
                                                                                 615,354            604,495
  Less accumulated depreciation....................................             (369,728)          (380,087)
                                                                             -----------        -----------
                                                                                 245,626            224,408
Other Assets.......................................................                5,146              5,466
Goodwill...........................................................                2,951              2,951
                                                                             -----------        -----------
                                                                             $   397,413        $   377,968
                                                                             ===========        ===========
                                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable.................................................          $    30,591        $    23,530
  Accrued compensation, benefits and related expenses..............               10,369             10,030
  Accrued interest.................................................                4,576              1,266
  Other accrued expenses...........................................               10,207             10,481
  Long-term debt due in one year...................................                2,523              4,325
                                                                             -----------        -----------
  Total current liabilities........................................               58,266             49,623

Long term debt.....................................................              167,477            162,568
Deferred income taxes and other long-term liabilities..............               41,415             40,080
Shareholders' equity:
  Preferred stock $.01 par value; 10,000 shares authorized.........                   --                 --
Common stock
  Class A, $.01 par value; 100,000 shares authorized, 11,401
    issued and outstanding.........................................                  115                114
  Class B, $.01 par value; 5,000 shares authorized, 979 issued and
    outstanding....................................................                   10                 10
Capital in excess of par value.....................................               39,669             39,194
Accumulated other comprehensive loss...............................                 (889)              (447)
Retained earnings..................................................               91,350             86,817
                                                                             -----------        -----------
  Total shareholders' equity.......................................              130,255            125,688
                                                                             -----------        -----------
                                                                             $   397,413        $   377,968
                                                                             ===========        ===========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              AVONDALE INCORPORATED

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                                             THIRTY-NINE WEEKS ENDED
                                                                                          -----------------------------
                                                                                           MAY 31,             MAY 30,
                                                                                            2002                2003
                                                                                          ---------           ---------
                                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales........................................................................         $ 475,163           $ 461,136

Operating costs and expenses
      Cost of goods sold.........................................................           406,810             388,491

      Depreciation...............................................................            33,995              32,120

      Selling and administrative expenses........................................            21,594              21,001

      Facility restructuring charges.............................................             7,000               2,450
                                                                                          ---------           ---------

           Operating income .....................................................             5,764              17,074

Interest expense, net............................................................            15,342              13,418
Discount and expenses on sales of receivables....................................             1,314               2,096
Other, net.......................................................................              (382)               (162)
                                                                                          ---------           ---------

      Income (loss) before income taxes..........................................           (10,510)              1,722

Provision for (benefit of) income taxes..........................................            (4,680)                665
                                                                                          ---------           ---------

           Net income (loss).....................................................         $  (5,830)          $   1,057
                                                                                          =========           =========

Per share data:
           Net income (loss)-basic...............................................         $    (.47)          $     .08
                                                                                          =========           =========

           Net income (loss)-diluted.............................................         $    (.47)          $     .08
                                                                                          =========           =========

           Dividends declared....................................................         $     .20           $     .30
                                                                                          =========           =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              AVONDALE INCORPORATED

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                   THIRTY-NINE WEEKS ENDED
                                                                                   -----------------------
                                                                                    MAY 31,        MAY 30,
                                                                                     2002           2003
                                                                                   --------       --------
                                                                                       (IN THOUSANDS)
Operating activities
       Net income (loss) .....................................................     $ (5,830)      $  1,057
       Adjustments to reconcile net income (loss) to net
            cash provided by operating activities:
              Depreciation and amortization ..................................       34,437         32,394
              Benefit of deferred income taxes ...............................       (1,807)          (934)
              Loss on disposal of equipment and facility restructuring charges        4,652          2,151
              Sale of accounts receivable, net ...............................        4,000        (15,516)
              Changes in operating assets and liabilities ....................        9,142           (714)
                                                                                   --------       --------

                  Net cash provided by operating activities...................       44,594         18,438

Investing activities
       Purchases of property, plant and equipment ............................       (9,674)       (13,102)
       Proceeds from sale of property, plant and equipment and
           assets held for sale ..............................................        1,100          1,116
                                                                                   --------       --------

                  Net cash used in investing activities ......................       (8,574)       (11,986)

Financing activities
       Net payments on revolving line of credit and long-term debt ...........      (33,250)        (3,106)
       Purchase and retirement of common stock ...............................           --         (2,315)
       Dividends paid ........................................................       (2,506)        (3,752)
                                                                                   --------       --------

                  Net cash used in financing activities ......................      (35,756)        (9,173)
                                                                                   --------       --------

Increase (decrease) in cash ..................................................          264         (2,721)

Cash at beginning of period ..................................................        2,969          2,859
                                                                                   --------       --------

Cash at end of period ........................................................     $  3,233       $    138
                                                                                   ========       ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                              AVONDALE INCORPORATED
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                  MAY 30, 2003

         1. Basis of Presentation: The accompanying unaudited condensed consolidated financial statements include the accounts of Avondale Incorporated and its wholly owned subsidiary, Avondale Mills, Inc. ("Avondale Mills") and, prior to its dissolution on August 30, 2002, Avondale Receivables Company, a special purpose subsidiary of Avondale Mills, (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated. Certain prior year financial statement amounts have been reclassified to conform to the current year's presentation. The August 30, 2002 balance sheet has been derived from the audited financial statements at that date. The accounting policies and basis of presentation followed by the Company are presented in Note 1 to the August 30, 2002 Audited Consolidated Financial Statements.

         On August 30, 2002, Avondale Funding LLC ("Funding"), a special purpose subsidiary of Avondale Mills, was established to replace Avondale Receivables Corporation and provide financing through the sale of accounts receivable generated by the Company. The Company accounts for its investment in Avondale Funding, LLC using the equity method of accounting.

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         These statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

         In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary for a fair presentation. Operating results for the thirty-nine weeks ended May 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending August 29, 2003.

         2. Inventories: Components of inventories are as follows (amounts in thousands):

                                                          AUG. 30,        MAY 30,
                                                            2002            2003
                                                          --------        -------
Finished goods.......................................     $27,013         $ 34,884
Work in process......................................      33,586           37,500
Raw materials........................................       9,042           11,129
Dyes and chemicals...................................       6,163            4,610
                                                          -------         --------
Inventories at FIFO..................................      75,804           88,123

Adjustment of carrying value to LIFO basis,
     net of market adjustment........................       4,900            4,250
                                                          -------         --------
                                                           80,704           92,373
Supplies at average cost.............................       6,242            6,644
                                                          -------         --------

                                                          $86,946         $ 99,017
                                                          =======         ========

                              AVONDALE INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED) (CONTINUED)
                                  MAY 30, 2003

         The Company's inventories at May 30, 2003 under the last-in, first-out
(LIFO) method and the related impact on the statement of income for the thirty-nine weeks then ended have been recorded using estimated quantities and costs as of August 29, 2003, the end of fiscal 2003. As a result, these interim amounts are subject to the final LIFO calculations for fiscal 2003.

         3. Earnings Per Share: Earnings per share is calculated by dividing the reported net income (loss) for the period by the appropriate weighted average number of shares of common stock outstanding, as shown below (amounts in thousands):

                                                               THIRTY-NINE WEEKS ENDED
                                                               -----------------------
                                                               MAY 31,           MAY 30,
                                                                2002              2003
                                                               -------           -------
Weighted average shares outstanding - basic.........           12,531            12,483
Effect of employee stock options....................               --                90
                                                               ------            ------
Weighted average shares outstanding - diluted.......           12,531            12,573
                                                               ======            ======

         4. Segment Information: Condensed segment information is as follows (amounts in thousands):

                                                               THIRTY-NINE WEEKS ENDED
                                                               -----------------------
                                                                MAY 31,        MAY 30,
                                                                 2002           2003
                                                               ---------      ---------
Revenues:
     Apparel fabrics .............................             $ 398,534      $ 393,709
     Yarns .......................................               137,052        131,936
     Other .......................................                51,575         50,974
                                                               ---------      ---------
                                                                 587,161        576,619
     Less intersegment sales .....................               111,998        115,483
                                                               ---------      ---------
            Total ................................             $ 475,163      $ 461,136
                                                               =========      =========

Income (loss):
     Apparel fabrics .............................             $  28,024      $  27,661
     Yarns .......................................                (5,868)         2,413
     Other .......................................                 2,616          3,775
     Facility restructuring charges ..............                (7,000)        (2,450)
     Unallocated .................................               (12,008)       (14,325)
                                                               ---------      ---------
            Total operating income ...............                 5,764         17,074
     Interest expense, net .......................                15,342         13,418
     Discount and expenses on sale of receivables                  1,314          2,096
     Other expense (income), net .................                  (382)          (162)
                                                               ---------      ---------
            Income (loss) before income taxes ....             $ (10,510)     $   1,722
                                                               =========      =========

                              AVONDALE INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED) (CONTINUED)
                                  MAY 30, 2003

         5. Comprehensive income (loss): Comprehensive income (loss) includes unrealized gains and losses in the fair value of certain derivative instruments which qualify for hedge accounting. A reconciliation of net income (loss) to comprehensive income (loss) is as follows (amounts in thousands):

                                                            THIRTY-NINE WEEKS ENDED
                                                            -----------------------
                                                            MAY 31,        MAY 30,
                                                             2002           2003
                                                            -------        -------
Net income (loss) ....................................      $(5,830)       $ 1,057
Change in fair value of interest rate swaps, net of
    income taxes .....................................         (194)           443
                                                            -------        -------
Comprehensive income (loss) ..........................      $(6,024)       $ 1,500
                                                            =======        =======

         6. New Accounting Pronouncements: The Company adopted the provisions of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, effective August 31, 2002, and ceased amortization of goodwill on that date. The Company completed the transitional goodwill impairment test as required by Statement No. 142 during the thirteen weeks ended November 29, 2002 and determined that no impairment of goodwill should be recorded. In accordance with the provisions of Statement No. 142, the adoption of this accounting policy is reflected prospectively. Had the Company accounted for goodwill in accordance with this policy in fiscal 2002, the net loss for the thirty-nine weeks ended May 31, 2002 would have been ($5.7) million or ($.45) per share-basic and ($.45) per share-diluted.

         Effective August 31, 2002, the Company adopted the provisions of Statements of Financial Accounting Standard No. 141 - Business Combinations, No. 143 - Accounting for Asset Retirement Obligations, No. 144 - Impairment or Disposal of Long-lived Assets, No. 145 - Rescission of Statements No. 4, 44, and 64, Amendment of Statement No. 13, and Technical Corrections, and No. 146 - Accounting for Costs Associated with Exit or Disposal Activities. The adoption of these Statements had no impact on the condensed consolidated financial statements.

         In December 2002, Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, established accounting and disclosure requirements pertaining to a change from the intrinsic value method to the fair value method of accounting for stock-based compensation, and revised disclosure requirements for companies continuing to apply the intrinsic value method. The Company adopted the provisions of this statement during the thirteen weeks ended May 30, 2003, electing to continue its use of the intrinsic value method. Accordingly, no stock-based compensation has been recorded, as all options granted under the existing plan have an exercise price equal to the market value of the underlying common stock on the date of grant. If the Company had elected to record stock-based compensation in accordance with the fair value method and provisions of Statement No. 123, reported net income and earnings per share would be revised to the following pro forma amounts (amounts in thousands, except per share data):

                              AVONDALE INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED)(CONTINUED)
                                  MAY 30, 2003

                                               THIRTY-NINE WEEKS ENDED
                                               -----------------------
                                                MAY 31,        MAY 30,
                                                 2002           2003
                                               ---------      ---------
Net income (loss) as reported................  $  (5,830)     $   1,057
Pro forma stock-based compensation, net of
    income taxes.............................        (28)           (28)
                                               ---------      ---------
Pro forma net income (loss)..................  $  (5,858)     $   1,029
                                               =========      =========

Per share data:
     Net income (loss)-basic as reported.....  $    (.47)     $     .08
                                               =========      =========

     Net income (loss)-basic pro forma.......  $    (.47)     $     .08
                                               =========      =========

     Net income (loss)-diluted as reported...  $    (.47)     $     .08
                                               =========      =========

     Net income (loss)-diluted pro forma.....  $    (.47)     $     .08
                                               =========      =========

         In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities", which requires the accounts of a variable interest entity to be included in the consolidated financial statements of a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the entity's residual returns, or both. Interpretation No. 46 also requires certain disclosures regarding a variable interest entity in which a company has a significant variable interest but is not required to include its accounts in the company's consolidated financial statements. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003 and in the first fiscal year or interim period beginning after June 15, 2003 for entities existing on or before January 31, 2003. Certain of the disclosure requirements apply to financial statements issued after January 31, 2003, regardless of the date on which the variable interest entity was created. The Company has evaluated the provisions of this interpretation and concluded that the interpretation will have no effect on the consolidated financial statements of the Company since Avondale Funding LLC is a qualified special purpose entity.

         In April 2003, the Financial Accounting Standards Board issued Statement No. 149, Amendments of Statement No. 133 on Derivative Instruments and Hedging Activities, which requires certain contracts to be treated as either derivatives or hybrid instruments, on a consistent basis. Statement No. 149 is effective for contracts and hedging transactions executed or modified after June 30, 2003. The Company is currently evaluating the impact of Statement 149 on its consolidated financial statements.

         In May 2003, the Financial Accounting Standards Board issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, which requires certain financial instruments that were previously presented on the consolidated balance sheets as equity or temporary equity to be presented as liabilities. Such instruments include mandatory redeemable preferred and common stock, and certain options and warrants. Statement No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003 and for the first interim period beginning after June 15, 2003. The Company is currently evaluating the impact of Statement 150 on its consolidated financial statements.

                              AVONDALE INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED) (CONTINUED)
                                  MAY 30, 2003

         7. Contingencies: The Company is involved in certain environmental matters and claims. The Company has provided reserves to cover management's estimates of the costs of investigating, monitoring and remediating these and other environmental conditions. If more costly remediation measures are necessary than those believed to be probable based on current facts and circumstances, actual costs may exceed the reserves provided. However, based on the information currently available, management does not believe that the outcome of these matters will have a material adverse effect on the Company's results of operations or financial condition.

         For discussion of certain legal proceedings to which the Company is a party, see Item 3 "Legal Proceedings" in the Company's Annual Report on Form 10-K for the fiscal year ended August 30, 2002. The Company is also a party to other litigation incidental to its business from time to time. The Company is not currently a party to any litigation that management, in consultation with legal counsel, believes would have a material adverse effect on the Company's financial condition or results of operations.

         8. Purchase and retirement of treasury stock: During the thirty-nine weeks ended May 30, 2003, the Company repurchased 150,000 shares of its Class A Common Stock for an aggregate purchase price of approximately $2.3 million, pursuant to offers to sell by the Avondale Mills, Inc. Associate Profit Sharing and Savings Plan.

         9. Facility restructuring: In response to the highly competitive market conditions and continued oversupply of open-end yarns, in January 2002, the Company completed the closing of two separate open-end yarn manufacturing facilities located in North Carolina. In connection with these closings, the Company recorded facility restructuring charges and other non-operating costs of approximately $5.8 million during fiscal 2002. Additionally, the Company implemented reductions in certain manufacturing overhead costs and selling, general and administrative expenses in September 2001. In conjunction with these actions and the two plant closings, the Company recorded expense of approximately $1.2 million related to the termination of approximately 70 associates holding manufacturing, marketing and administrative positions.

         In response to the deterioration of domestic and regional demand for heather and stock-dyed open-end yarns over the past several years, in May 2003, the Company completed the closing of an open-end yarn manufacturing facility located in Alabama. Continued operation of this facility could not be justified given the diminished volume and pricing for these products. Production of stock-dyed yarns for internal consumption by the apparel fabrics operation will be shifted to other manufacturing facilities within the Company. In connection with this action, the Company recorded facility restructuring charges and other non-operating costs of approximately $2.5 million during the thirty-nine weeks ended May 30, 2003.

         10. Long-term debt: On March 28, 2003, the Company completed a restructuring of its senior secured revolving credit facility with a group of lenders, which provides aggregate borrowing availability of a maximum of $62 million through March 27, 2006, or November 1, 2005 if the Company's 10.25% Senior Subordinated Notes have not been refinanced by that date. Borrowings under the revolving credit facility include revolving loans provided by the lenders and up to $10 million of revolving swing loans provided by Wachovia Bank, N. A. ("Wachovia"). With respect to revolving loans, the Company can designate an interest rate tied to the Eurodollar rate (adjusted for any reserves) plus a specified number of basis points or the base rate (which is the higher of Wachovia's prime rate or one-half of one percent over the overnight federal funds rate) plus a specified number of basis points. Interest accrues on revolving swing loans at the Company's option at either the base rate plus a specified number of basis points or at an interest rate to be mutually determined by the Company and Wachovia at the time such loan is made. A commitment fee is payable quarterly on the average daily unused portion of the revolving credit commitment. The revolving credit facility is secured by substantially all of the Company's assets. Covenants of the credit agreement, among other things, require the Company to maintain a minimum operating cash flow and certain financial ratios, and contain restrictions on payment of dividends. At May 30, 2003 the Company had borrowings of $23.0 million outstanding under the revolving credit facility.

         11. Subsequent events: On June 30, 2003, Avondale Mills issued at par $150 million of 10 1/4% Senior Subordinated Notes (the Notes) in a private placement to qualified institutional buyers. The Notes, which mature on July 1, 2013, are unsecured and subordinated to all existing and future senior indebtedness of the Company. Interest on the Notes is due semiannually, on January 1 and July 1, commencing January 1, 2004. Proceeds from the sale of the Notes will be used to redeem Avondale Mill's 10.25% Senior Subordinated Notes Due 2006, to repay indebtedness outstanding under the revolving credit facility and for general corporate purposes.

         The Company has entered into an agreement with Wachovia Securities, LLC, the original purchaser of the Notes, to use reasonable best efforts to file a registration statement with the Securities and Exchange Commission within 90 days after June 30, 2003, with respect to an offer to exchange the unregistered notes for freely tradable notes that have substantially identical terms. In the event of a registration default, the annual interest rate on the Notes will increase by .25%.

         The Notes contain a redemption feature allowing the Company, at any time prior to July 1, 2006, to redeem up to an aggregate of $52.5 million of the principal amount of the Notes with the proceeds of one or more public equity offerings, at a redemption price of 110.25% plus accrued interest to the redemption date, provided that at least $97.5 million aggregate principal amount of the Notes remains outstanding after such redemption. On or after July 1, 2008, the Notes are redeemable at the Company's option, in whole or in part, at a redemption price of 105.125%, which declines in intervals to 100% in 2011 and thereafter.

         The indenture under which the Notes were issued contains, among other things, certain restrictive covenants applicable to issuance of additional debt, payment of dividends, retirement of capital stock or indebtedness, purchase of investments, sales or transfers of assets, certain consolidations or mergers and certain transactions with affiliates.

         12. Consolidating guarantor and non-guarantor financial information:
The following consolidating financial information presents balance sheets, statements of income and statements of cash flow of the Company and its subsidiaries. Avondale Incorporated, the parent company and sole shareholder of Avondale Mills, has fully and unconditionally guaranteed the Notes. Avondale Mills Graniteville Fabrics, Inc., a wholly owned subsidiary of Avondale Mills and non-guarantor of the Notes, operates a denim manufacturing facility and warehouse operation located in South Carolina.

                              AVONDALE INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED)(CONTINUED)
                                  MAY 30, 2003

                              AVONDALE INCORPORATED
                          CONSOLIDATING BALANCE SHEETS
                                  MAY 30, 2003

                                                                                 Non-Guarantor
                                                                                  Avondale
                                                                                    Mills
                                                                 Guarantor      Graniteville
                                                 Avondale        Avondale         Fabrics,
                                               Mills, Inc.     Incorporated         Inc.          Eliminations   Consolidated
                                               -----------     ------------     --------------    ------------   ------------
                                                                           (AMOUNTS IN THOUSANDS)
                                                           ASSETS

Current Assets
     Cash...................................   $     138        $        -        $       -       $        -      $     138
     Accounts receivable....................      37,148                 -                2                -         37,150
     Inventories............................      95,445                 -            3,572                -         99,017
     Prepaid expenses.......................       1,312                 -                -                -          1,312
     Income taxes refundable................       4,949                 -                -                -          4,949
                                               ---------        ----------        ---------       ----------      ---------
         Total current assets...............     138,992                 -            3,574                -        142,566
Assets held for sale........................       2,577                                                              2,577
Property, plant and equipment
      Land..................................       6,288                 -              196                -          6,484
      Buildings.............................      68,889                 -           11,750                -         80,639
      Machinery and equipment...............     479,660                 -           37,712                -        517,372
                                               ---------        ----------        ---------       ----------      ---------
                                                 554,837                 -           49,658                -        604,495
      Less accumulated depreciation.........    (355,561)                -          (24,526)               -       (380,087)
                                               ---------        ----------        ---------       ----------      ---------
                                                 199,276                 -           25,132                -        224,408
Other assets................................       5,466                 -                -                -          5,466
Investment in subsidiaries..................       8,380           115,768                -         (124,148)             -
Goodwill....................................       2,951                 -                -                -          2,951
                                               ---------        ----------        ---------       ----------      ---------
                                               $ 357,642        $  115,768        $  28,706       $ (124,148)     $ 377,968
                                               =========        ==========        =========       ==========      =========

                                            LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
      Accounts payable......................   $  22,528        $        -        $   1,002       $        -      $  23,530
      Accrued compensation, benefits........       9,823                 -              207                -         10,030
      Accrued interest......................       1,266                 -                0                -          1,266
      Other accrued expenses................      10,480                 -                1                -         10,481
      Long- term debt due in one year.......       4,325                 -                -                -          4,325
                                               ---------        ----------        ---------       ----------      ---------
         Total current liabilities..........      48,422                 -            1,210                -         49,632
Long-term debt..............................     162,568                 -                -                -        162,568
Deferred income taxes
   and other long term liabilities .........      40,080                 -                -                -         40,080
Due to (from) subsidiaries..................      (9,196)           (9,920)          19,116                -              -
Shareholders' equity........................     115,768           125,688            8,380         (124,148)       125,688
                                               ---------        ----------        ---------       ----------      ---------
                                               $ 357,642        $  115,768        $  28,706       $ (124,148)     $ 377,968
                                               =========        ==========        =========       ==========      =========

                              AVONDALE INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED)(CONTINUED)

                              AVONDALE INCORPORATED
                          CONSOLIDATING BALANCE SHEETS
                                 AUGUST 30, 2002

                                                                                Non-Guarantor
                                                                               Avondale Mills
                                                                 Guarantor      Graniteville
                                                 Avondale        Avondale         Fabrics,
                                               Mills, Inc.     Incorporated         Inc.         Eliminations    Consolidated
                                               -----------     ------------    --------------    ------------    ------------
                                                                           (AMOUNTS IN THOUSANDS)
                                                            ASSETS

Current Assets
     Cash...................................   $   2,859       $         -         $      -       $        -      $   2,859
     Accounts receivable....................      43,304                 -                1                -         43,305
     Inventories............................      83,311                 -            3,635                -         86,946
     Prepaid expenses.......................         385                 -                -                -            385
     Income taxes refundable................       6,550                 -                -                -          6,550
                                               ---------       -----------         --------       ----------      ---------
         Total current assets...............     136,409                 -            3,635                -        140,045
Assets held for sale........................       3,645                                                              3,645
Property, plant and equipment
      Land..................................       6,438                 -              196                -          6,634
      Buildings.............................      70,073                 -           11,750                -         81,823
      Machinery and equipment...............     489,675                 -           37,222                -        526,897
                                               ---------       -----------         --------       ----------      ---------
                                                 566,186                 -           49,168                -        615,354
      Less accumulated depreciation.........    (348,200)                -          (21,528)               -       (369,728)
                                               ---------       -----------         --------       ----------      ---------
                                                 217,986                 -           27,640                -        245,626
Other assets................................       5,146                 -                -                -          5,146
Investment in subsidiaries..................       7,901           114,520                -         (122,421)             -
Goodwill....................................       2,951                 -                -                -          2,951
                                               ---------       -----------         --------       ----------      ---------
                                               $ 374,038       $   114,520         $ 31,276       $ (122,421)     $ 397,413
                                               =========       ===========         ========       ==========      =========

                                             LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
      Accounts payable......................   $  29,114       $         -         $  1,477       $        -      $  30,591
      Accrued compensation, benefits........      10,249                 -              120                -         10,369
      Accrued interest......................       4,576                 -                -                -          4,576
      Other accrued expenses................      10,206                 -                1                -         10,207
      Long-term debt due in one year........       2,523                 -                -                -          2,523
                                               ---------       -----------         --------       ----------      ---------
         Total current liabilities..........      56,668                 -            1,598                -         58,266
Long-term debt..............................     167,477                 -                -                -        167,477
Deferred income taxes
   and other long term liabilities .........      41,415                 -                -                -         41,415
Due to (from) subsidiaries..................      (6,042)          (15,735)          21,777                -              -
Shareholders' equity........................     114,520           130,255            7,901         (122,421)       130,255
                                               ---------       -----------         --------       ----------      ---------
                                               $ 374,038       $   114,520         $ 31,276       $ (122,421)     $ 397,413
                                               =========       ===========         ========       ==========      =========

                              AVONDALE INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED) (CONTINUED)
                                  MAY 30, 2003

                              AVONDALE INCORPORATED
                       CONSOLIDATING STATEMENTS OF INCOME
                  FOR THE THIRTY-NINE WEEKS ENDED MAY 30, 2003

                                                                               Non-Guarantor
                                                                                 Avondale
                                                                                   Mills
                                                                 Guarantor     Graniteville
                                                 Avondale        Avondale        Fabrics,
                                                Mills, Inc.     Incorporated       Inc.         Eliminations     Consolidated
                                                -----------     ------------   -------------    ------------     ------------
                                                                           (AMOUNTS IN THOUSANDS)
 Net sales, including intercompany
     transfers and charges .................    $   461,136       $     92        $ 69,363       $  (69,455)     $  461,136
 Operating costs and expenses
   Cost of goods sold ......................        392,315              -          65,539          (69,363)        388,491
   Depreciation ............................         29,069              -           3,051                           32,120
   Selling and administrative expenses .....         21,093              -               -              (92)         21,001
   Facility restructuring charges ..........          2,450              -               -                -           2,450
                                                -----------       --------        --------       ----------      ----------
     Operating income ......................         16,209             92             773                -          17,074
 Interest expense, net .....................         13,418              -               -                -          13,418
 Discount and expenses on sales
     of receivables ........................          2,096              -               -                -           2,096
 Other, net ................................           (162)             -               -                -            (162)
                                                -----------       --------        --------       ----------      ----------
     Income before income taxes ............            857             92             773                -           1,722
 Provision for income taxes ................            335             35             295                -             665
 Equity in earnings of subsidiary ..........            478          1,000               -           (1,478)              -
                                                -----------       --------        --------       ----------      ----------
     Net income.............................    $     1,000       $  1,057        $    478       $   (1,478)     $    1,057
                                                ===========       ========        ========       ==========      ==========

                             AVONDALE INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED) (CONTINUED)
                                  MAY 30, 2003

                              AVONDALE INCORPORATED
                       CONSOLIDATING STATEMENTS OF INCOME
                  FOR THE THIRTY-NINE WEEKS ENDED MAY 31, 2002

                                                                        Non-Guarantor
                                                                           Avondale
                                                                            Mills
                                                           Guarantor     Graniteville
                                             Avondale       Avondale       Fabrics,
                                           Mills, Inc.    Incorporated       Inc.        Eliminations    Consolidated
                                           -----------    ------------  -------------    ------------    ------------
                                                                            (AMOUNTS IN THOUSANDS)
Net sales, including intercompany
    transfers and charges ...............   $ 475,163      $      76      $  69,509        $ (69,585)     $ 475,163
Operating costs and expenses
  Cost of goods sold ....................     409,837             --         66,482          (69,509)       406,810
  Depreciation ..........................      30,906             --          3,089                          33,995
  Selling and administrative expenses ...      21,670             --             --              (76)        21,594
  Facility restructuring charges ........       7,000             --             --               --          7,000
                                            ---------      ---------      ---------        ---------      ---------
    Operating income (loss)                     5,750             76            (62)              --          5,764
Interest expense, net ...................      15,342             --             --               --         15,342
Discount and expenses on sales
    of receivables ......................       1,314             --             --               --          1,314
Other, net ..............................        (382)            --             --               --           (382)
                                            ---------      ---------      ---------        ---------      ---------
    Income (loss) before income taxes ...     (10,524)            76            (62)              --        (10,510)
Provision for (benefit of) income taxes..      (4,685)            29            (24)                         (4,680)
Equity in loss of subsidiary ............         (38)        (5,877)            --            5,915             --
                                            ---------      ---------      ---------        ---------      ---------
    Net loss ............................   $  (5,877)     $  (5,830)     $     (38)       $   5,915      $  (5,830)
                                            =========      =========      =========        =========      =========

                              AVONDALE INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED) (CONTINUED)
                                  MAY 30, 2003

                              AVONDALE INCORPORATED
                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                  FOR THE THIRTY-NINE WEEKS ENDED MAY 30, 2003

                                                                              Non-Guarantor
                                                                                 Avondale
                                                                                  Mills
                                                                 Guarantor     Graniteville
                                                   Avondale      Avondale        Fabrics,
                                                 Mills, Inc.   Incorporated        Inc.        Eliminations  Consolidated
                                                 -----------   -------------  --------------   ------------  ------------
                                                                          (AMOUNTS IN THOUSANDS)
Operating activities
Net income ...................................     $  1,000      $  1,057        $    478        $ (1,478)     $  1,057
Adjustments to reconcile net income
  to net cash provided by operating
  activities:
   Depreciation and amortization .............       29,343            --           3,051              --        32,394
   Benefit of deferred income taxes ..........         (934)           --              --              --          (934)
   Loss on disposal of equipment and
      facility restructuring charges .........        2,151            --              --              --         2,151
   Sale of accounts receivable, net ..........      (15,516)           --              --              --       (15,516)
   Changes in operating assets and liabilities          557         2,258          (3,529)             --          (714)
   Dividends from subsidiary .................           --         3,752              --          (3,752)           --
   Equity in earnings of subsidiary ..........         (478)       (1,000)             --           1,478            --
                                                   --------      --------        --------        --------      --------
      Net cash provided by operating
       activities ............................       16,123         6,067              --          (3,752)       18,438

Investing activities
     Purchase of property, plant and equipment      (13,102)           --              --              --       (13,102)
     Proceeds from sale of property, plant
      and equipment ..........................        1,116            --              --              --         1,116
                                                   --------      --------        --------        --------      --------
      Net cash used in investing activities         (11,986)           --              --              --       (11,986)
Financing activities
      Net payments on revolving line of
        credit and long term debt ............       (3,106)           --              --              --        (3,106)
     Purchase and retirement of treasury stock           --        (2,315)             --              --        (2,315)
     Dividends paid ..........................       (3,752)       (3,752)             --           3,752        (3,752)
                                                   --------      --------        --------        --------      --------
      Net cash used in financing activities          (6,858)       (6,067)             --           3,752        (9,173)
                                                   --------      --------        --------        --------      --------
Decrease in cash .............................       (2,721)           --              --              --        (2,721)
Cash at beginning of period ..................        2,859            --              --              --         2,859
                                                   --------      --------        --------        --------      --------
Cash at end of period ........................     $    138      $     --        $     --        $     --      $    138
                                                   ========      ========        ========        ========      ========

                              AVONDALE INCORPORATED
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED) (CONTINUED)
                                  MAY 30, 2003

                              AVONDALE INCORPORATED
                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                  FOR THE THIRTY-NINE WEEKS ENDED MAY 31, 2002

                                                                                 Non-Guarantor
                                                                                    Avondale
                                                                                     Mills
                                                                   Guarantor      Graniteville
                                                     Avondale      Avondale         Fabrics,
                                                    Mills, Inc.  Incorporated         Inc.        Eliminations     Consolidated
                                                    -----------  ------------    -------------    ------------     -------------
                                                                             (AMOUNTS IN THOUSANDS)
Operating activities
Net loss .......................................     $ (5,877)     $ (5,830)        $    (38)       $  5,915        $ (5,830)
Adjustments to reconcile net loss
  to net cash provided by operating activities:
   Depreciation and amortization ...............       31,348            --            3,089              --          34,437
   Benefit of deferred income taxes ............       (1,807)           --               --              --          (1,807)
   Loss on disposal of equipment and
      facility restructuring charges ...........        4,652            --               --              --           4,652
   Sale of accounts receivable, net ............        4,000            --               --              --           4,000
   Changes in operating assets and liabilities..       12,240           (47)          (3,051)             --           9,142
   Dividends from subsidiary ...................           --         2,506               --          (2,506)             --
   Equity in loss of subsidiary ................           38         5,877               --          (5,915)             --
                                                     --------      --------         --------        --------        --------
       Net cash provided by operating activities       44,594         2,506               --          (2,506)         44,594

Investing activities
     Purchase of property, plant and equipment..       (9,674)           --               --              --          (9,674)
     Proceeds from sale of property, plant
      and equipment ............................        1,100            --               --              --           1,100
                                                     --------      --------         --------        --------        --------
       Net cash used in investing activities ...       (8,574)           --               --              --          (8,574)
Financing activities
     Net payments on revolving line of
        credit and long term debt ..............      (33,250)           --               --              --         (33,250)
    Dividends paid .............................       (2,506)       (2,506)              --           2,506          (2,506)
                                                     --------      --------         --------        --------        --------
       Net cash used in financing activities ...      (35,756)       (2,506)              --           2,506         (35,756)
                                                     --------      --------         --------        --------        --------
Increase in cash ...............................          264            --               --              --             264
Cash at beginning of period ....................        2,969            --               --              --           2,969
                                                     --------      --------         --------        --------        --------
Cash at end of period ..........................     $  3,233      $     --         $     --        $     --        $  3,233
                                                     ========      ========         ========        ========        ========

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AVONDALE MILLS, INC. OR AVONDALE INCORPORATED SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVONDALE MILLS, INC.

                                  $150,000,000

                                OFFER TO EXCHANGE

                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2013
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                       FOR

                             ANY AND ALL OUTSTANDING
                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2013
         THAT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                         , 2003

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Avondale Mills, Inc.'s rights and obligations with respect to indemnification of its controlling persons, directors and officers are governed by the following provisions from its bylaws and applicable state law:

                  Sections 10-2B-8.51 and 10-2B-8.56, Code of Alabama 1975 (the "Code"), allow indemnification by a corporation, under certain circumstances, of any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed claims, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trustee, employee benefit plan or other enterprise; provided, that such person acted in good faith and in a manner he reasonably believed to be, in the case of conduct in his or her official capacity with the corporation, in its best interests, and, in all other cases, in or not opposed to its best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation also has the power under Section 10-2B-8.57 of the Code to purchase and maintain indemnity insurance against such threatened, pending or completed claim, action suit or proceeding on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

                  Article IV of the Bylaws of the Company provides that the Company shall indemnify any current or former director or officer of the Company and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Company to the fullest extent permitted by the Alabama Business Corporation Act against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he is a party by reason of his being or having been a director, officer or employee of the Company or his serving, at the Company's request, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Articles of Incorporation of the Company are silent as to indemnification, however the charter does contain provisions limiting the monetary liability of directors under certain circumstances. The provision reads:

                  "A director of the corporation shall not be liable to the corporation or its shareholders for money damages for any action taken, or failure to take action, as a director, except for (i) the amount of a financial benefit received by such director to which such director is not entitled; (ii) an intentional infliction of harm by such director on the corporation or its shareholders; (iii) a violation of Section 10-2B-8.33 of the Alabama Business Corporation Act or any successor provision to such section; (iv) an intentional violation by such director of criminal law; or (v) a breach of such director's duty of loyalty to the corporation or its shareholders. If the Alabama Business Corporation Act, or any successor statute thereto, is hereafter amended to authorize the further elimination or limitation of the liability of a director of a corporation, then the liability of a director of the corporation, in addition to the limitations on liability provided herein, shall be limited to the fullest extent permitted by the Alabama Business Corporation Act, as amended, or any successor statute thereto. Any repeal or modification of this Article 7 by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or modification."

         Avondale Incorporated's rights and obligations with respect to indemnification of its controlling persons, directors and officers are governed by the following provisions from its charter, bylaws and applicable state law:

                  Avondale Incorporated's Restated and Amended Articles of Incorporation eliminate, to the fullest extent permitted by applicable law, the personal liability of directors to Avondale Incorporated or its shareholders for monetary damages for breach of duty of care or any other duty owed to Avondale Incorporated as a director. The Georgia Business Corporation Code currently provides that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of Avondale Incorporated, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit.

                  Under Article VI of Avondale Incorporated's Bylaws, Avondale Incorporated is required to indemnify its directors, officers, employees and agents or pay any judgment, settlement, penalty or fine, and against expenses (including attorney's fees and expenses), incurred in connection with any action, suit or proceedings brought against such person because he was a director, officer, employee or agent of Avondale Incorporated, without regard to any limitations in the Georgia Business Corporation Code; provided, however, that Avondale Incorporated shall have no obligation to indemnify any such person in connection with any such proceeding if such person is adjudged liable to Avondale Incorporated or is subjected to injunctive relief in favor of Avondale Incorporated (a) for any appropriation, in violation of such person's duties, of any business opportunity of Avondale Incorporated, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which such person received an improper personal benefit. Avondale Incorporated's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits

EXHIBIT
 NUMBER                             DESCRIPTION OF EXHIBIT
  3.1    --       Restated and Amended Articles of Incorporation of Avondale
                  Incorporated (incorporated by reference to Exhibit 3.1 to
                  Avondale Incorporated's Registration Statement on Form S-4,
                  File No. 333-5455-01).

  3.2    --       Amended and restated bylaws of Avondale Incorporated, adopted as of January 17, 2000 (incorporated by reference to Exhibit
                  3.3 to Avondale Incorporated's Quarterly Report on Form 10-Q
                  for the period ended February 25, 2000, File No. 333-5455-01).

  4.2    --       Indenture for the 10.25% Senior Subordinated Notes due 2006
                  among Avondale Incorporated, Avondale Mills, Inc. and The Bank
                  of New York, as Trustee (incorporated by reference to Exhibit
                  4.1 to Avondale Incorporated's Registration Statement on Form
                  S-4, File No. 333-5455-01).

  4.3*   --       Indenture for the 10 1/4% Senior Subordinated Notes due 2013
                  among Avondale Mills, Inc., Avondale Incorporated and Wachovia
                  Bank, National Association, as Trustee.

  4.4*   --       Form of new 10 1/4% Senior Subordinated Notes due 2013.

  4.5*   --       Registration Rights Agreement, dated as of June 30, 2003,
                  among Avondale Mills, Inc., Avondale Incorporated and Wachovia
                  Securities, LLC.

  4.9    --       Second Amended and Restated Credit Agreement, dated as of
                  September 28, 2000, among Avondale Mills, Inc., various listed banks and Wachovia Bank, N.A., as agent. (incorporated by
                  reference to Exhibit 4.9 to Avondale Incorporated's 2000
                  Annual Report on Form 10-K, File No. 33-68412).

  5.1*   --       Opinion of King & Spalding LLP.

  5.2*   --       Opinion of Bradley Arant Rose & White LLP

 10.1    --       Receivables Purchase Agreement, dated April 29, 1996, among
                  Avondale Mills, Inc., as Servicer, and Avondale Receivables
                  Company (incorporated by reference to Exhibit 10.1 to Avondale
                  Incorporated's Registration Statement on Form S-4, File No.
                  333-5455-01).

 10.2    --       Pooling and Servicing Agreement, dated April 29, 1996, among
                  Avondale Receivables Company, Avondale Mills, Inc. and
                  Manufacturers and Traders Trust Company (incorporated by
                  reference to Exhibit 10.2 to Avondale Incorporated's
                  Registration Statement on Form S-4, File No. 333-5455-01).

 10.3    --       Amendment No. 1 to Pooling and Service Agreement and
                  Receivables Purchase Agreement; Dated November 21, 1997, among
                  Avondale Receivables Company, Avondale Mills, Inc., And
                  Manufacturers and Traders Trust Company. (Incorporated by
                  reference to Exhibit 10.3 to Avondale Incorporated's 1998
                  Annual Report on Form 10-K, File No. 33-68412).

 10.4    --       Amended and Restated Series 1996-1 Supplement to the Pooling
                  and Servicing Agreement, Dated November 21, 1997, among
                  Avondale Receivables Company, Avondale Mills, Inc. And
                  Manufacturers and Traders Trust Company. (Incorporated by
                  reference to Exhibit 10.4 to Avondale Incorporated's 1998
                  Annual Report on Form 10-K, File No. 33-68412).

 10.5    --       Amended and Restated Certificate Purchase Agreement, dated
                  November 21, 1997, among Avondale Receivables Company,
                  Avondale Mills, Inc., the purchasers described therein And
                  First National Bank of Chicago, as Agent. (Incorporated by
                  reference to Exhibit 10.5 to Avondale Incorporated's 1998
                  Annual Report on Form 10-K, File No. 33-68412).

 10.6    --       Registration Rights Agreement, dated April 29, 1996 between
                  Avondale Incorporated and the Persons listed therein
                  (incorporated by reference to Exhibit 10.8 to Avondale
                  Incorporated's Registration Statement on Form S-4, File No.
                  333-5455-01).

 10.7    --       Shareholders Agreement, dated April 29, 1996 among Avondale
                  Incorporated, the Investors listed therein, the Shareholders listed therein and Clipper Capital Partners, L.P., in its
                  capacity as Purchaser Representative under the Agreement
                  (incorporated by reference to Exhibit 10.9 to Avondale
                  Incorporated's Registration Statement on Form S-4, File No.
                  333-5455-01).

 10.10   --       Avondale Incorporated Stock Option Plan (incorporated by
                  reference to Exhibit 10.12 to Avondale Incorporated's
                  Registration Statement on Form S-4, File No. 333-5455-01).

 10.11   --       Avondale Mills, Inc. Associate Profit Sharing and Savings Plan
                  (incorporated by Reference to Exhibit 10.13 to Avondale
                  Incorporated's Registration Statement on Form S-4, File No.
                  333-5455-01).

 10.12   --       Avondale Mills, Inc. Fiscal 2002 Management Incentive Plan for
                  G. Stephen Felker (Incorporated by reference to Exhibit 10.12 to Avondale Incorporated's 2002 Annual Report on Form 10-K,
                  File No. 33-68412).

 10.13   --       Avondale Mills, Inc. Fiscal 2002 Management Incentive Plan for
                  Jack R. Altherr, Jr. (Incorporated by reference to Exhibit
                  10.13 to Avondale Incorporated's 2002 Annual Report on Form
                  10-K, File No. 33-68412).

 10.14   --       Avondale Mills, Inc. Fiscal 2002 Management Incentive Plan for
                  T. Wayne Spraggins (Incorporated by reference to Exhibit 10.14 to Avondale Incorporated's 2002 Annual Report on Form 10-K,
                  File No. 33-68412).

 10.15   --       Avondale Mills, Inc. Fiscal 2002 Management Incentive Plan for
                  Keith Hull (Incorporated by reference to Exhibit 10.15 to
                  Avondale Incorporated's 2002 Annual Report on Form 10-K, File
                  No. 33-68412).

 10.16   --       Avondale Mills, Inc. Fiscal 2002 Management Incentive Plan for
                  Craig Crockard (Incorporated by reference to Exhibit 10.16 to
                  Avondale Incorporated's 2002 Annual Report on Form 10-K, File
                  No. 33-68412).

 10.17   --       Phantom Unit Awards to G. Stephen Felker (incorporated by
                  reference to Exhibit 10.19 To Avondale Incorporated's
                  Registration Statement on Form S-4, File No. 333-5455-01)
                  (Incorporated by reference to Exhibit 10.17 to Avondale
                  Incorporated's 2002 Annual Report on Form 10-K, File No.
                  33-68412).

 10.18   --       Phantom Unit Awards to Jack R. Altherr, Jr. (incorporated by reference to Exhibit 10.21 to Avondale Incorporated's
                  Registration Statement on Form S-4, File No. 333-5455-01).

 10.19   --       Phantom Unit Awards to T. Wayne Spraggins (incorporated by reference to Exhibit 10.23 to Avondale Incorporated's
                  Registration Statement on Form S-4, File No. 333-5455-01).

 10.20   --       Phantom Unit Awards to Keith M. Hull (incorporated by
                  reference to Exhibit 10.19 to Avondale Incorporated's 1996
                  Annual Report on Form 10-K, File No. 33-68412).

 10.21   --       Supply Agreement dated March 31, 1996 between the Company and
                  B.F. Goodrich (incorporated by reference to Exhibit 10.24 to
                  Avondale Incorporated's Registration Statement on Form S-4,
                  File No. 33-5455-01).

 10.22   --       Avondale Incorporated Stock Option Plan for Non-Employee
                  Directors, Dated April 10, 1997 (incorporated by reference to
                  Exhibit 10.23 to Avondale Incorporated's 1997 Annual Report on
                  Form 10-K, File No. 33-68412).

 10.23   --       Omnibus Amendment No. 1 to Amended and Reinstated Series
                  1996-1 Supplement to Pooling and Servicing Agreement, and
                  Amended and Reinstated Certificate Purchase Agreements, dated
                  April 25, 2000, among Avondale Receivables Company, Avondale
                  Mills, Inc. and various banks (incorporated by reference to
                  Exhibit 10.23 to Avondale Incorporated's 2001 Annual Report on
                  Form 10-K, File No. 33-68412).

 10.24   --       First Amendment to Second Amended and Reinstated Credit
                  Agreement, dated as of August 30, 2001, among Avondale Mills,
                  Inc., various banks and Wachovia Bank, N.A., as agent
                  (incorporated by reference to Exhibit 10.24 to Avondale
                  Incorporated's 2001 Annual Report on Form 10-K, File No.
                  33-68412).

 10.25   --       Amendment No. 6 to Letter of Credit Agreement, dated August
                  30, 2001, between and among Avondale Incorporated, Avondale
                  Mills, Inc. and SunTrust Bank related to Development Authority of Walton County Industrial Development Revenue Bonds
                  (incorporated by reference to Exhibit 10.25 to Avondale
                  Incorporated's 2001 Annual Report on Form 10-K, File No.
                  33-68412).

 10.26   --       Consent and First Amendment between Avondale Mills, Inc. and
                  B.F. Goodrich, Partial Assignment and Assumption of Supply
                  Agreement between Avondale Mills, Inc., B.F. Goodrich and
                  Noveon, Inc. (formerly B.F. Goodrich PMD Group) and Amendment and Partial Assignment of Supply Agreement, between Avondale
                  Mills, Inc., B.F. Goodrich and C.H. Patrick & Co. (formerly
                  CHP Acquisition Group, Inc.), all dated February 28, 2001
                  (incorporated by reference to Exhibit 10.26 to Avondale
                  Incorporated's 2001 Annual Report on

                  Form 10-K, File No. 33-68412).

 10.27   --       Second Amendment to Second Amended and Restated Credit
                  Agreement, dated as of February 6, 2002, among Avondale Mills,
                  Inc., various listed banks and Wachovia Bank, N.A., as agent
                  (incorporated by reference to Exhibit 10.27 to Avondale
                  Incorporated's quarterly report on Form 10-Q for the period ended March 1, 2002, File No. 33-68412)

 10.28   --       Third Amendment to Second Amended and Restated Credit
                  Agreement, dated as of March 1, 2002, among Avondale Mills,
                  Inc., various listed banks and Wachovia Bank, N.A. as agent
                  (incorporated by reference to Exhibit 10.28 to Avondale
                  Incorporated's quarterly report on Form 10-Q for the period ended March 1, 2002, File No. 33-68412)

 10.29   --       Fourth Amendment to Second Amended and Restated Credit
                  Agreement and First Amendment to Security Agreement dated, as of May 24, 2002, among Avondale Mills, Inc. and various listed banks and Wachovia Bank, N.A. , as agent (incorporated by
                  reference to Exhibit 10.29 to Avondale Incorporated's
                  quarterly report on Form 10-Q for the period ended May 31,
                  2002, File No. 33-68412)

 10.30   --       Master Security Agreement and related documents, dated July
                  30, 2002, among Avondale Mills, Inc. and The CIT
                  Group/Equipment Financing, Inc. (Incorporated by reference to
                  Exhibit 10.30 to Avondale Incorporated's 2002 Annual Report on
                  Form 10-K, File No. 33-68412).

 10.31   --       Intercreditor Agreement, dated July 30, 2002 among Avondale
                  Mills, Inc. The CIT Group/Equipment Financing, Inc. and
                  various listed banks and Wachovia Bank, N.A., as agent
                  (Incorporated by reference to Exhibit 10.31 to Avondale
                  Incorporated's 2002 Annual Report on Form 10-K, File No.
                  33-68412).

 10.32   --       Sale and Contribution Agreement, dated as of August 30, 2002, among Avondale Mills, Inc., Avondale Incorporated and Avondale
                  Funding, LLC. (Incorporated by reference to Exhibit 10.32 to
                  Avondale Incorporated's 2002 Annual Report on Form 10-K,
                  File No. 33-68412).

 10.33   --       Receivables Purchase and Servicing Agreement, dated as of
                  August 30, 2002, by and among Avondale Funding, LLC, Redwood
                  Receivables Corporation, Avondale Mills, Inc., and General
                  Electric Capital Corporation (Incorporated by reference to
                  Exhibit 10.33 to Avondale Incorporated's 2002 Annual Report on
                  Form 10-K, File No. 33-68412).

 10.34   --       Annex X to Sale and Contribution Agreement and Receivables
                  Purchase and Servicing Agreement, each dated as of August 30,
                  2002. (Incorporated by reference to Exhibit 10.34 to Avondale
                  Incorporated's 2002 Annual Report on Form 10-K, File No. 33-
                  68412).

 10.35   --       Receivables Purchase Termination and Reassignment Agreement,
                  dated August 30, 2002, among Manufacturers and Traders Trust
                  Company, Avondale Receivables Master Trust, Avondale
                  Receivables Company, Avondale Mills, Inc., Falcon Asset
                  Securitization Corporation, and Bank One, N.A. (Incorporated
                  by reference to Exhibit 10.35 to Avondale Incorporated's 2002
                  Annual Report on Form 10-K, File No. 33-68412).

 10.36   --       Blocked Account Agreement, dated August 30, 2002, among
                  Wachovia Bank, N.A., Avondale Mills, Inc., Avondale Funding,
                  LLC and General Electric Capital Corporation (Incorporated by
                  reference to Exhibit 10.36 to Avondale Incorporated's 2002
                  Annual Report on Form 10-K, File No. 33-68412).

 10.37   --       Intercreditor Agreement, dated August 30, 2002, among General
                  Electric Capital Corporation, Wachovia Bank, N.A., Avondale
                  Funding, LLC and Avondale Mills, Inc. (incorporated by
                  reference to Exhibit 10.37 to Avondale Incorporated's 2002
                  Annual Report on Form 10-K, File No. 33-68412).

 10.38   --       Fifth Amendment to Second Amended and Restated Credit
                  Agreement, dated August 30, 2002 among Avondale Mills, Inc. , various listed banks and Wachovia Bank, N.A., as agent
                  (Incorporated by reference to Exhibit 10.38 to Avondale
                  Incorporated's 2002 Annual Report on Form 10-K, File No.
                  33-68412).

 10.39   --       Borrow Pledge Agreement, dated August 30, 2002 between
                  Avondale Mills, Inc. various listed banks and Wachovia Bank,
                  N.A., as agent (incorporated by reference to Exhibit 10.37 to
                  Avondale Incorporated's 2002 Annual Report on Form 10-K, File
                  No. 33-68412).

 10.40   --       Third Amended and Restated Credit Agreement dated, as of March
                  28, 2003, among Avondale Mills, Inc., various listed banks and
                  Wachovia Bank, N.A., as agent (incorporated by reference to
                  Exhibit 10.40 to Avondale Incorporated's quarterly report on
                  Form 10-Q for the period ended May 31, 2003, File No.
                  33-68412).

 10.41   --       Amendment No. 1 to Receivables Purchase and Servicing
                  Agreement, and Sale and Contribution Agreement, dated as of
                  March 28, 2003, by and among Avondale Funding, LLC, Redwood
                  Receivables Corporation, Avondale Mills, Inc., and General
                  Electric Capital

                  Corporation (incorporated by reference to Exhibit 10.41 to Avondale Incorporated's quarterly report on Form 10-Q for the period ended May 31, 2003, File No. 33-68412).

 10.42   --       Amendment No. 2 to Receivables Purchase and Servicing
                  Agreement, dated as of August 30, 2002, by and among Avondale
                  Mills, Inc. and General Electric Capital Corporation dated
                  July 3, 2003.

 10.43   --       Letter Agreement related to the Blocked Account Agreement, dated August 30, 2002, by and among Avondale Mills, Inc.,
                  Avondale Funding, LLC, General Electric Capital Corporation
                  and Wachovia Bank, National Association, dated July 3, 2003.

 12.1*   --       Computation of Ratio of Earnings to Fixed Charges.

 23.1    --       Consent of King & Spalding LLP (included as part of Exhibit
                  5.1).

 23.2**  --       Consent of Crisp Hughes Evans LLP.

 23.3    --       Consent of Bradley Arant Rose & White LLP (included as part of Exhibit 5.2).

 24.1    --       Power of Attorney (included in signature pages).

 25.1*   --       Statement of Eligibility of Trustee on Form T-1.

 99.1    --       Charter of the Audit Committee of the Board of Directors,
                  adopted effective July 13, 2000 (incorporated by reference to
                  Exhibit 5.1 to Avondale Incorporated's 2000 Annual Report on
                  Form 10-K, File No. 33-68412).

 99.2*   --       Form of Letter of Transmittal for old 10 1/4% Senior
                  Subordinated Notes due 2013.

 99.3*   --       Form of Notice of Guaranteed Delivery for old 10 1/4% Senior
                  Subordinated Notes due 2013.

 99.4*   --       Form of Instructions to Registered Holders and/or DTC
                  Participant from Beneficial Owner.

 99.5*   --       Form of Letter to Registered Holders.


------------------

*   Previously Filed.
**  Filed herewith.

ITEM 22.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Georgia, on the 16th day of September, 2003.


                                          AVONDALE MILLS, INC.

                                          By: /s/  G. Stephen Felker
                                              ----------------------------------
                                          Name: G. Stephen Felker
                                          Title: Chairman of the Board,
                                                 Chief Executive Officer
                                                 and President

                                          AVONDALE INCORPORATED

                                          By: /s/  G. Stephen Felker
                                              ----------------------------------
                                          Name: G. Stephen Felker
                                          Title: Chairman of the Board,
                                                 Chief Executive Officer
                                                 and President





         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 16th day of September, 2003.


        SIGNATURE                                 TITLE


            *                   Chairman of the Board, Chief Executive Officer,
--------------------------    President and Director of Avondale Mills, Inc. and
G. Stephen Felker                            Avondale Incorporated
                                         (Principal Executive Officer)



/s/ Jack R. Altherr, Jr.       Vice Chairman, Chief Financial Officer and
--------------------------    Director of Avondale Mills, Inc. and Avondale
Jack R. Altherr, Jr.                          Incorporated
                                      (Principal Financial Officer)

        SIGNATURE                                 TITLE
        ---------                                 -----

            *                     Vice President, Controller and Secretary of
--------------------------      Avondale Mills, Inc. and Avondale Incorporated
Michael D. Boyd                         (Principal Accounting Officer)

            *                    Director of Avondale Mills, Inc. and Avondale
--------------------------                       Incorporated
Dale J. Boden

            *                    Director of Avondale Mills, Inc. and Avondale
--------------------------                       Incorporated
Kenneth H. Callaway

            *                    Director of Avondale Mills, Inc. and Avondale
--------------------------                       Incorporated
Robert B. Calhoun

            *                    Director of Avondale Mills, Inc. and Avondale
--------------------------                       Incorporated
Harry C. Howard

            *                    Director of Avondale Mills, Inc. and Avondale
--------------------------                       Incorporated
C. Linden Longino, Jr.

            *                    Director of Avondale Mills, Inc. and Avondale
--------------------------                       Incorporated
James A. Rubright

            *                    Director of Avondale Mills, Inc. and Avondale
--------------------------                       Incorporated
John P. Stevens

*By: /s/ Jack R. Altherr
     ---------------------
     Jack R. Altherr
     Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                DESCRIPTION OF EXHIBIT
                  --------------------------------------------------------------
   3.1            Restated and Amended Articles of Incorporation of Avondale
                  Incorporated (incorporated by reference to Exhibit 3.1 to
                  Avondale Incorporated's Registration Statement on Form S-4,
                  File No. 333-5455-01).

   3.2   --       Amended and restated bylaws of Avondale Incorporated, adopted as of January 17, 2000 (incorporated by reference to Exhibit
                  3.3 to Avondale Incorporated's Quarterly Report on Form 10-Q
                  for the period ended February 25, 2000, File No. 333-5455-01).

   4.2   --       Indenture for the 10.25% Senior Subordinated Notes due 2006
                  among Avondale Incorporated, Avondale Mills, Inc. and The Bank
                  of New York, as Trustee (incorporated by reference to Exhibit
                  4.1 to Avondale Incorporated's Registration Statement on Form
                  S-4, File No. 333-5455-01).

   4.3*   --      Indenture for the 10 1/4% Senior Subordinated Notes due 2013
                  among Avondale Mills, Inc., Avondale Incorporated and Wachovia
                  Bank, National Association, as Trustee.

   4.4*   --      Form of new 10 1/4% Senior Subordinated Notes due 2013.

   4.5*   --      Registration Rights Agreement, dated as of June 30, 2003,
                  among Avondale Mills, Inc., Avondale Incorporated and Wachovia
                  Securities, LLC.

   4.9   --       Second Amended and Restated Credit Agreement, dated as of
                  September 28, 2000, among Avondale Mills, Inc., various listed banks and Wachovia Bank, N.A., as agent. (incorporated by
                  reference to Exhibit 4.9 to Avondale Incorporated's 2000
                  Annual Report on Form 10-K, File No. 33-68412).

   5.1*   --      Opinion of King & Spalding LLP.

   5.2*   --      Opinion of Bradley Arant Rose & White LLP.

  10.1            Receivables Purchase Agreement, dated April 29, 1996, among
                  Avondale Mills, Inc., as Servicer, and Avondale Receivables
                  Company (incorporated by reference to Exhibit 10.1 to Avondale
                  Incorporated's Registration Statement on Form S-4, File No.
                  333-5455-01).

  10.2   --       Pooling and Servicing Agreement, dated April 29, 1996, among
                  Avondale Receivables Company, Avondale Mills, Inc. and
                  Manufacturers and Traders Trust Company (incorporated by
                  reference to Exhibit 10.2 to Avondale Incorporated's
                  Registration Statement on Form S-4, File No. 333-5455-01).

  10.3   --       Amendment No. 1 to Pooling and Service Agreement and
                  Receivables Purchase Agreement; Dated November 21, 1997, among
                  Avondale Receivables Company, Avondale Mills, Inc., And
                  Manufacturers and Traders Trust Company. (Incorporated by
                  reference to Exhibit 10.3 to Avondale Incorporated's 1998
                  Annual Report on Form 10-K, File No. 33-68412).

  10.4   --       Amended and Restated Series 1996-1 Supplement to the Pooling
                  and Servicing Agreement, Dated November 21, 1997, among
                  Avondale Receivables Company, Avondale Mills, Inc. And
                  Manufacturers and Traders Trust Company. (Incorporated by
                  reference to Exhibit 10.4 to Avondale Incorporated's 1998
                  Annual Report on Form 10-K, File No. 33-68412).

  10.5   --       Amended and Restated Certificate Purchase Agreement, dated
                  November 21, 1997, among Avondale Receivables Company,
                  Avondale Mills, Inc., the purchasers described therein And
                  First National Bank of Chicago, as Agent. (Incorporated by
                  reference to Exhibit 10.5 to Avondale Incorporated's 1998
                  Annual Report on Form 10-K, File No. 33-68412).

  10.6   --       Registration Rights Agreement, dated April 29, 1996 between
                  Avondale Incorporated and the Persons listed therein
                  (incorporated by reference to Exhibit 10.8 to Avondale
                  Incorporated's Registration Statement on Form S-4, File No.
                  333-5455-01).

  10.7   --       Shareholders Agreement, dated April 29, 1996 among Avondale
                  Incorporated, the Investors listed therein, the Shareholders listed therein and Clipper Capital Partners, L.P., in its
                  capacity as Purchaser Representative under the Agreement
                  (incorporated by reference to Exhibit 10.9 to Avondale
                  Incorporated's Registration Statement on Form S-4, File No.
                  333-5455-01).

 10.10   --       Avondale Incorporated Stock Option Plan (incorporated by
                  reference to Exhibit 10.12 to Avondale Incorporated's
                  Registration Statement on Form S-4, File No. 333-5455-01).

 10.11   --       Avondale Mills, Inc. Associate Profit Sharing and Savings Plan
                  (incorporated by Reference to Exhibit 10.13 to Avondale
                  Incorporated's Registration Statement on Form S-4, File No.
                  333-5455-01).

 10.12   --       Avondale Mills, Inc. Fiscal 2002 Management Incentive Plan for
                  G. Stephen Felker (Incorporated by reference to Exhibit 10.12 to Avondale Incorporated's 2002 Annual Report on Form 10-K,
                  File No. 33-68412).

 10.13   --       Avondale Mills, Inc. Fiscal 2002 Management Incentive Plan for
                  Jack R. Altherr, Jr. (Incorporated by reference to Exhibit
                  10.13 to Avondale Incorporated's 2002 Annual Report on Form
                  10-K, File No. 33-68412).

 10.14   --       Avondale Mills, Inc. Fiscal 2002 Management Incentive Plan for
                  T. Wayne Spraggins (Incorporated by reference to Exhibit 10.14 to Avondale Incorporated's 2002 Annual Report on Form 10-K,
                  File No. 33-68412).

 10.15   --       Avondale Mills, Inc. Fiscal 2002 Management Incentive Plan for
                  Keith Hull (Incorporated by reference to Exhibit 10.15 to
                  Avondale Incorporated's 2002 Annual Report on Form 10-K, File
                  No. 33-68412).

 10.16   --       Avondale Mills, Inc. Fiscal 2002 Management Incentive Plan for
                  Craig Crockard (Incorporated by reference to Exhibit 10.16 to
                  Avondale Incorporated's 2002 Annual Report on Form 10-K, File
                  No. 33-68412).

 10.17   --       Phantom Unit Awards to G. Stephen Felker (incorporated by
                  reference to Exhibit 10.19 To Avondale Incorporated's
                  Registration Statement on Form S-4, File No. 333-5455-01)
                  (Incorporated by reference to Exhibit 10.17 to Avondale
                  Incorporated's 2002 Annual Report on Form 10-K, File No.
                  33-68412).

 10.18   --       Phantom Unit Awards to Jack R. Altherr, Jr. (incorporated by reference to Exhibit 10.21 to Avondale Incorporated's
                  Registration Statement on Form S-4, File No. 333-5455-01).

 10.19   --       Phantom Unit Awards to T. Wayne Spraggins (incorporated by reference to Exhibit 10.23 to Avondale Incorporated's
                  Registration Statement on Form S-4, File No. 333-5455-01).

 10.20   --       Phantom Unit Awards to Keith M. Hull (incorporated by
                  reference to Exhibit 10.19 to Avondale Incorporated's 1996
                  Annual Report on Form 10-K, File No. 33-68412).

 10.21   --       Supply Agreement dated March 31, 1996 between the Company and
                  B.F. Goodrich (incorporated by reference to Exhibit 10.24 to
                  Avondale Incorporated's Registration Statement on Form S-4,
                  File No. 33-5455-01).

 10.22            Avondale Incorporated Stock Option Plan for Non-Employee
                  Directors, Dated April 10, 1997 (incorporated by reference to
                  Exhibit 10.23 to Avondale Incorporated's 1997 Annual Report on
                  Form 10-K, File No. 33-68412).

 10.23   --       Omnibus Amendment No. 1 to Amended and Reinstated Series
                  1996-1 Supplement to Pooling and Servicing Agreement, and
                  Amended and Reinstated Certificate Purchase Agreements, dated
                  April 25, 2000, among Avondale Receivables Company, Avondale
                  Mills, Inc. and various banks (incorporated by reference to
                  Exhibit 10.23 to Avondale Incorporated's 2001 Annual Report on
                  Form 10-K, File No. 33-68412).

 10.24   --       First Amendment to Second Amended and Reinstated Credit
                  Agreement, dated as of August 30, 2001, among Avondale Mills,
                  Inc., various banks and Wachovia Bank, N.A., as agent
                  (incorporated by reference to Exhibit 10.24 to Avondale
                  Incorporated's 2001 Annual Report

                  on Form 10-K, File No. 33-68412).

 10.25   --       Amendment No. 6 to Letter of Credit Agreement, dated August
                  30, 2001, between and among Avondale Incorporated, Avondale
                  Mills, Inc. and SunTrust Bank related to Development Authority of Walton County Industrial Development Revenue Bonds
                  (incorporated by reference to Exhibit 10.25 to Avondale
                  Incorporated's 2001 Annual Report on Form 10-K, File No.
                  33-68412).

 10.26   --       Consent and First Amendment between Avondale Mills, Inc. and
                  B.F. Goodrich, Partial Assignment and Assumption of Supply
                  Agreement between Avondale Mills, Inc., B.F. Goodrich and
                  Noveon, Inc. (formerly B.F. Goodrich PMD Group) and Amendment and Partial Assignment of Supply Agreement, between Avondale
                  Mills, Inc., B.F. Goodrich and C.H. Patrick & Co. (formerly
                  CHP Acquisition Group, Inc.), all dated February 28, 2001
                  (incorporated by reference to Exhibit 10.26 to Avondale
                  Incorporated's 2001 Annual Report on Form 10-K, File No.
                  33-68412).

 10.27   --       Second Amendment to Second Amended and Restated Credit
                  Agreement, dated as of February 6, 2002, among Avondale Mills,
                  Inc., various listed banks and Wachovia Bank, N.A., as agent
                  (incorporated by reference to Exhibit 10.27 to Avondale
                  Incorporated's quarterly report on Form 10-Q for the period ended March 1, 2002, File No. 33-68412)

 10.28   --       Third Amendment to Second Amended and Restated Credit
                  Agreement, dated as of March 1, 2002, among Avondale Mills,
                  Inc., various listed banks and Wachovia Bank, N.A. as agent
                  (incorporated by reference to Exhibit 10.28 to Avondale
                  Incorporated's quarterly report on Form 10-Q for the period ended March 1, 2002, File No. 33-68412)

 10.29   --       Fourth Amendment to Second Amended and Restated Credit
                  Agreement and First Amendment to Security Agreement dated, as of May 24, 2002, among Avondale Mills, Inc. and various listed banks and Wachovia Bank, N.A. , as agent (incorporated by
                  reference to Exhibit 10.29 to Avondale Incorporated's
                  quarterly report on Form 10-Q for the period ended May 31,
                  2002, File No. 33-68412)

 10.30   --       Master Security Agreement and related documents, dated July
                  30, 2002, among Avondale Mills, Inc. and The CIT
                  Group/Equipment Financing, Inc. (Incorporated by reference to
                  Exhibit 10.30 to Avondale Incorporated's 2002 Annual Report on
                  Form 10-K, File No. 33-68412).

 10.31   --       Intercreditor Agreement, dated July 30, 2002 among Avondale
                  Mills, Inc. The CIT Group/Equipment Financing, Inc. and
                  various listed banks and Wachovia Bank, N.A., as agent
                  (Incorporated by reference to Exhibit 10.31 to Avondale
                  Incorporated's 2002 Annual Report on Form 10-K, File No.
                  33-68412).

 10.32   --       Sale and Contribution Agreement, dated as of August 30, 2002, among Avondale Mills, Inc., Avondale Incorporated and Avondale
                  Funding, LLC. (Incorporated by reference to Exhibit 10.32 to
                  Avondale Incorporated's 2002 Annual Report on Form 10-K, File
                  No. 33-68412).

 10.33   --       Receivables Purchase and Servicing Agreement, dated as of
                  August 30, 2002, by and among Avondale Funding, LLC, Redwood
                  Receivables Corporation, Avondale Mills, Inc., and General
                  Electric Capital Corporation (Incorporated by reference to
                  Exhibit 10.33 to Avondale Incorporated's 2002 Annual Report on
                  Form 10-K, File No. 33-68412).

 10.34   --       Annex X to Sale and Contribution Agreement and Receivables
                  Purchase and Servicing Agreement, each dated as of August 30,
                  2002. (Incorporated by reference to Exhibit 10.34 to Avondale
                  Incorporated's 2002 Annual Report on Form 10-K, File No.
                  33-68412).

 10.35   --       Receivables Purchase Termination and Reassignment Agreement,
                  dated August 30, 2002, among Manufacturers and Traders Trust
                  Company, Avondale Receivables Master Trust, Avondale
                  Receivables Company, Avondale Mills, Inc., Falcon Asset
                  Securitization Corporation, and Bank One, N.A. (Incorporated
                  by reference to Exhibit 10.35 to Avondale Incorporated's 2002
                  Annual Report on Form 10-K, File No. 33-68412).

 10.36   --       Blocked Account Agreement, dated August 30, 2002, among
                  Wachovia Bank, N.A., Avondale Mills, Inc., Avondale Funding,
                  LLC and General Electric Capital Corporation (Incorporated by
                  reference to Exhibit 10.36 to Avondale Incorporated's 2002
                  Annual Report on Form 10-K,


                  File No. 33-68412).

 10.37   --       Intercreditor Agreement, dated August 30, 2002, among General
                  Electric Capital Corporation, Wachovia Bank, N.A., Avondale
                  Funding, LLC and Avondale Mills, Inc. (incorporated by
                  reference to Exhibit 10.37 to Avondale Incorporated's 2002
                  Annual Report on Form 10-K, File No. 33-68412).

 10.38   --       Fifth Amendment to Second Amended and Restated Credit
                  Agreement, dated August 30, 2002 among Avondale Mills, Inc. , various listed banks and Wachovia Bank, N.A., as agent
                  (Incorporated by reference to Exhibit 10.38 to Avondale
                  Incorporated's 2002 Annual Report on Form 10-K, File No.
                  33-68412).

 10.39   --       Borrow Pledge Agreement, dated August 30, 2002 between
                  Avondale Mills, Inc. various listed banks and Wachovia Bank,
                  N.A., as agent (incorporated by reference to Exhibit 10.37 to
                  Avondale Incorporated's 2002 Annual Report on Form 10-K, File
                  No. 33-68412).

 10.40    --      Third Amended and Restated Credit Agreement dated, as of March
                  28, 2003, among Avondale Mills, Inc., various listed banks and
                  Wachovia Bank, N.A., as agent (incorporated by reference to
                  Exhibit 10.40 to Avondale Incorporated's quarterly report on
                  Form 10-Q for the period ended May 31, 2003, File No.
                  33-68412).

 10.41    --      Amendment No. 1 to Receivables Purchase and Servicing
                  Agreement, and Sale and Contribution Agreement, dated as of
                  March 28, 2003, by and among Avondale Funding, LLC, Redwood
                  Receivables Corporation, Avondale Mills, Inc., and General
                  Electric Capital Corporation (incorporated by reference to
                  Exhibit 10.41 to Avondale Incorporated's quarterly report on
                  Form 10-Q for the period ended May 31, 2003, File No.
                  33-68412).

 10.42   --       Amendment No. 2 to Receivables Purchase and Servicing
                  Agreement, dated as of August 30, 2002, by and among Avondale
                  Mills, Inc. and General Electric Capital Corporation dated
                  July 3, 2003.

 10.43   --       Letter Agreement related to the Blocked Account Agreement, dated August 30, 2002, by and among Avondale Mills, Inc.,
                  Avondale Funding, LLC, General Electric Capital Corporation
                  and Wachovia Bank, National Association, dated July 3, 2003.

  12.1*  --       Computation of Ratio of Earnings to Fixed Charges.

  23.1   --       Consent of King & Spalding LLP (included as part of Exhibit
                  5.1).

  23.2** --       Consent of Crisp Hughes Evans LLP.

  23.3   --       Consent of Bradley Arant Rose & White LLP (included as part of Exhibit 5.2).

  24.1   --       Power of Attorney (included in signature pages).

  25.1*  --       Statement of Eligibility of Trustee on Form T-1.

  99.1   --       Charter of the Audit Committee of the Board of Directors,
                  adopted effective July 13, 2000 (incorporated by reference to
                  Exhibit 5.1 to Avondale Incorporated's 2000 Annual Report on
                  Form 10-K, File No. 33-68412).

  99.2*  --       Form of Letter of Transmittal for old 10 1/4% Senior
                  Subordinated Notes due 2013.

  99.3*  --       Form of Notice of Guaranteed Delivery for old 10 1/4% Senior
                  Subordinated Notes due 2013.

  99.4*  --       Form of Instructions to Registered Holders and/or DTC
                  Participant from Beneficial Owner.

  99.5*  --       Form of Letter to Registered Holders.

----------------------



*   Previously Filed.
**  Filed herewith.